UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant   ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to §240.14a-12

VITAL SIGNS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐  No fee required.

  ☑  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common stock, no par value, of Vital Signs, Inc. (“Vital Signs common stock”)

(2)	Aggregate number of securities to which transaction applies:

•	13,298,615 shares of Vital Signs common stock and

•

566,712 shares of Vital Signs common stock, representing shares of Vital Signs common stock issuable upon exercise of options outstanding as of September 15, 2008 having a per share exercise price less than $74.50

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.00003930 by the sum of:

•	the product of (i) 13,298,615 outstanding shares of Vital Signs common stock and (ii) the merger consideration of $74.50 per share in cash; and

•

the product of (i) 566,712 shares of Vital Signs common stock, representing shares of Vital Signs common stock issuable upon exercise of options outstanding as of September 15, 2008 having a per share exercise price less than $74.50 and (ii) $29.68, representing the excess of $74.50 over the weighted-average exercise price per share of such options.

(4)	Proposed maximum aggregate value of transaction: $1,007,566,829.66

(5)	Total fee paid: $39,597.38

☑  Fee paid previously with preliminary materials:

$39,597.38

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

VITAL SIGNS, INC.
20 Campus Road
Totowa, New Jersey 07512

September 26, 2008

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Vital Signs, Inc. (the “Company” or “Vital Signs”), which will be held at the offices of our counsel, Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey on Wednesday, October 29, 2008, beginning at 10:00 A.M., local time.

On July 23, 2008, the board of directors of Vital Signs adopted, and Vital Signs entered into, a merger agreement with General Electric Company, a New York corporation (“GE”), and its wholly owned subsidiary, Tonic Acquisition Corp. If the merger is completed, Vital Signs will become a wholly owned subsidiary of GE, and you will be entitled to receive $74.50 in cash, without interest, for each share of Vital Signs common stock that you own on the effective date of the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

At the special meeting, you will be asked to approve the merger agreement. After careful consideration, our board unanimously adopted the merger agreement and determined that the merger and the merger agreement are fair to the Company and its shareholders, advisable and in the best interests of the Company and its shareholders. Our board unanimously recommends that you vote “FOR” the approval of the merger agreement.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. I encourage you to read the entire proxy statement carefully. You may also obtain additional information about Vital Signs from documents filed with the U.S. Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon at the special meeting. Failing to vote on the merger agreement will have no effect on the approval of the merger agreement, assuming that a quorum is present.

On July 23, 2008, holders of 4,972,070 shares of our common stock, representing approximately 37% of our outstanding shares as of that date, excluding currently exercisable options held by such shareholders as well as shares held in the Company’s 401(k) plan on behalf of such shareholders, agreed with GE, pursuant to a shareholder agreement, to approve the merger agreement. On August 21, 2008, I transferred 400,000 of those shares to the Vance Wall Foundation, a private charitable foundation, in accordance with the provisions of the shareholder agreement. Carol Vance Wall, in her capacity as the president of the Vance Wall Foundation, intends to vote such shares in favor of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible, or follow the instructions provided for submitting a proxy by telephone or the Internet. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and your continued support of Vital Signs.

Sincerely,

TERRY D. WALL President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosures in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated September 26, 2008 and is first being mailed to shareholders on or about September 29, 2008.

VITAL SIGNS, INC.
20 Campus Road
Totowa, New Jersey 07512

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 29, 2008

To the Shareholders of Vital Signs, Inc.:

A special meeting of shareholders of Vital Signs, Inc., a New Jersey corporation, will be held at the offices of our counsel, Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey, on Wednesday, October 29, 2008, beginning at 10:00 A.M., local time, for the following purposes:

(1)	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of July 23, 2008, by and among General Electric Company, Tonic Acquisition Corp and Vital Signs, Inc.

(2)	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record of our common stock as of the close of business on September 15, 2008 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting.

You are cordially invited to attend the meeting in person.

Your vote is important, regardless of the number of shares of our common stock you own. The merger cannot be completed unless the merger agreement is approved by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote thereon, assuming a quorum is present. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy, or follow the instructions provided for submitting a proxy by telephone or the Internet, and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you are a shareholder of record and attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the approval of the merger agreement and in accordance with the recommendation of the board on any other matters properly brought before the meeting for a vote.

YOU MAY SUBMIT A PROXY FOR YOUR SHARES ELECTRONICALLY ON THE INTERNET, BY TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD.

By Order of the Board of Directors,

Jay Sturm,
Secretary

Totowa, New Jersey
September 26, 2008

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. GIVING YOUR PROXY NOW WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

SUMMARY OF PRINCIPAL TERMS

The following summary briefly describes the principal terms of the acquisition of Vital Signs, Inc. (“Vital Signs”) by General Electric Company (“GE”) through the merger of Tonic Acquisition Corp (“Merger Sub”), a wholly owned subsidiary of GE, with and into Vital Signs. While this summary describes the principal terms of the merger, the proxy statement contains a more detailed description of these terms. We encourage you to read this summary together with the enclosed proxy statement before voting. We have included in this summary section references to the proxy statement to direct you to a more complete description of the topics described in this summary.

•

GE is a diversified technology, media and financial services company whose products and services include aircraft engines, power generation, financial services, medical imaging, television programming and plastics. GE Healthcare, a division of GE, offers a broad range of products and services designed to improve productivity in healthcare and enhance patient care by enabling healthcare providers to better diagnose and treat cancer, heart disease, neurological diseases and other conditions. Headquartered in the United Kingdom, GE Healthcare is a $15 billion unit of GE. Merger Sub is a wholly owned subsidiary of GE formed for the purpose of participating in the merger. Please read “SUMMARY—The Companies” beginning on page 1.

•	If the merger is completed:

•	we will be wholly-owned by GE;

•	you will be entitled to receive a cash payment of $74.50, without interest and less applicable taxes, for each share of our common stock that you hold;

•	you will no longer participate in our growth or in any synergies resulting from the merger; and

•	we will no longer be a public company, and our common stock will no longer be quoted on The NASDAQ Global Select Market.

Please read “QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER” beginning on page i, “THE MERGER—Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page 17 and “THE MERGER—Delisting and Deregistration of Vital Signs Common Stock” beginning on page 24.

•

For the merger to occur, the merger agreement must be approved by the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares entitled to vote thereon, assuming a quorum is present. As a result of an agreement among GE and our chief executive officer, Terry D. Wall, his wife, his adult children, his brother, his sister and the trustees of certain family trusts (each a “Wall Family Shareholder” and collectively, the “Wall Family Shareholders”), holders of approximately 37% of Vital Signs’ outstanding common stock have agreed to vote in favor of the merger agreement. Please read “THE SPECIAL MEETING—Vote Required” beginning on page 11 and “THE SHAREHOLDER AGREEMENT” beginning on page 47.

•

If the merger agreement is terminated, under certain circumstances, we will be required to pay a termination fee to GE in the amount of $30 million. Please read “PROPOSAL 1—THE MERGER AGREEMENT—Termination Fee” beginning on page 44.

•

For U.S. federal income tax purposes, you will generally be treated as if you sold your common stock for the cash received in the merger. You will recognize taxable gain or loss equal to the difference between the amount of cash received and your adjusted tax basis in the shares of our common stock exchanged. Please read “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” beginning on page 29.

S-1

A NOTE REGARDING VOTING

You may ensure that your shares are voted by completing and returning the enclosed proxy card, by submitting a proxy by telephone or the Internet, or by voting in person at the special meeting. Whether or not you plan to attend the meeting, please take the time to submit a proxy.

Your shares may be voted by one of the following methods:

•	by traditional paper proxy card;

•	by submitting a proxy on the telephone;

•	by submitting a proxy via the Internet; or

•	in person at the special meeting.

Please take a moment to read the instructions, choose the way to submit a proxy that you find most convenient and submit your proxy as soon as possible.

Submitting a Proxy Card. If the enclosed proxy card is properly executed and returned, the shares of common stock represented thereby will be voted in the manner specified therein. If not otherwise specified, the shares of common stock represented by executed proxy cards will be voted “FOR” approval of the merger agreement.

Any shareholder who has submitted a proxy may revoke it by written notice addressed to and received by the General Counsel of Vital Signs or by submitting a later dated proxy card with respect to the same shares at any time before the proxy is voted (or by submitting a later dated proxy by telephone or the Internet at any time prior to the deadline for submitting a proxy by telephone or via the Internet) or by attending the special meeting and voting in person. Merely attending the special meeting, without voting, will not revoke a previously submitted proxy.

Submitting a Proxy by Telephone or via the Internet. If you are a shareholder of record (that is, if your stock is registered with Vital Signs in your own name), you may submit a proxy by telephone, or through the Internet, by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program that allows you to submit a proxy by telephone or the Internet. If so, the voting form your nominee sent you will provide instructions for submitting your proxy by telephone or via the Internet. The last dated proxy you submit (by any means) will supersede any previously submitted proxy. Also, if you submit a proxy by telephone or the Internet, and later decide to attend the special meeting, you may revoke your previously submitted proxy and vote in person at the meeting.

The deadline for submitting a proxy by telephone or through the Internet as a shareholder of record is 11:59 P.M., EST, on October 28, 2008. For shareholders whose shares are registered in the name of a broker or other nominee, please consult the instructions provided by your broker for information about the deadline for submitting a proxy by telephone or through the Internet.

Voting in Person. If you attend the special meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Attendance at the special meeting will not, by itself, result in the revocation of a previously submitted proxy. Even if you are planning to attend the special meeting, we encourage you to submit your proxy in advance to ensure the representation of your shares at the special meeting.

The presence, in person or by proxy, of the holders of record of a majority of the issued and outstanding shares of our common stock is necessary to constitute a quorum at the meeting. Votes of shareholders of record who are present at the meeting in person or by proxy, as well as abstentions, are counted as present or represented at the meeting for purposes of determining whether a quorum exists.

If you hold your shares of Vital Signs common stock through a broker, bank or other representative, generally the broker or your representative may only vote the Vital Signs stock that it holds for you in accordance with your instructions. Your broker or representative will not have discretionary authority with respect to your vote on the merger agreement. If you have instructed a broker, banker or other representative to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your vote.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	29
U.S. Holders	30
Non-U.S. Holders	30

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the special meeting. You should still carefully read this entire proxy statement, including each of the annexes. In this proxy statement, the terms “Vital Signs,” “Company,” “we,” “our,” “ours,” and “us” refer to Vital Signs, Inc. and its subsidiaries, the term “GE” refers to General Electric Company, and the term “Merger Sub” refers to Tonic Acquisition Corp.

The Special Meeting

Q.	Who is soliciting my proxy?
A.	This proxy is being solicited by our board.
Q.	What matters will be voted on at the special meeting?
A.	You will be asked to vote on the following proposals:
• to approve the merger agreement; and
• to act on other matters and transact such other business as may properly come before the meeting.
Q.	How does Vital Signs’ board of directors recommend that I vote on the proposals?
A.	Our board recommends that you vote in favor of the proposal to approve the merger agreement.
Q.	What vote is required for Vital Signs’ shareholders to approve the merger agreement?

A.

In order to approve the merger agreement, the agreement must be approved by the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares entitled to vote thereon, assuming that a quorum is present. On July 23, 2008, holders of 4,972,070 shares of our common stock, representing approximately 37% of our outstanding shares as of that date, excluding currently exercisable options held by such shareholders as well as shares held in the Company’s 401(k) plan on behalf of such shareholders, agreed with GE, pursuant to a shareholder agreement, to approve the merger agreement. On August 21, 2008, Terry Wall transferred 400,000 of those shares to the Vance Wall Foundation, a private charitable foundation, in accordance with the provisions of the shareholder agreement. Carol Vance Wall, in her capacity as the president of the Vance Wall Foundation, intends to vote such shares in favor of the merger agreement. Our current directors and executive officers, including Terry Wall, own approximately 19.5% of Vital Signs’ outstanding common stock.

Q.	Who is entitled to vote at the special meeting?
A.

Holders of record of our common stock as of the close of business on September 15, 2008, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, 13,298,615 shares of our common stock, held by approximately 225 holders of record, were outstanding and entitled to vote. You may vote all shares you owned as of the record date. You are entitled to one vote per share.

Q.	What should I do now?

A.

After carefully reading and considering the information contained in this proxy statement, including the annexes hereto, please vote your shares by returning the enclosed proxy card. Alternatively, you may follow the instructions on the proxy card to submit your proxy by telephone or via the Internet. You may also attend the special meeting and vote in person. Please do NOT enclose or return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A.	Your broker will only be permitted to vote your shares on the approval of the merger agreement if you instruct your broker how to vote. You should follow the procedures provided

-i-

by your broker regarding the voting of your shares. If you do not instruct your broker to vote your shares on the approval of the merger agreement, your shares will not be voted.

Q.	How are votes counted?

A.

For the proposal to approve the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will not count as votes cast on the proposal to approve the merger agreement, but abstentions will count for the purpose of determining whether a quorum is present. Thus, assuming a quorum is present, abstentions and broker non-votes will have no effect on the outcome of the voting with respect to the merger agreement.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the approval of the merger agreement and in accordance with the recommendations of our board on any other matters properly brought before the meeting for a vote.

Q.	When should I send in my proxy card?
A.	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.
Q.	What does it mean if I get more than one proxy or vote instruction card?
A.

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please complete and return all of the proxy and vote instruction cards you receive (or submit your proxy by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q.	May I change my vote after I have mailed my signed proxy card?
A.

Yes. You may revoke your proxy and change your vote at any time before your proxy card is voted at the special meeting. You may do this in one of three ways. First, you may send a written, dated notice to Jay Sturm, the Company’s General Counsel, stating that you would like to revoke your proxy. Second, you may complete, date and submit a new proxy card (or you may submit a later dated proxy by telephone or via the Internet). Third, you may attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

Q.	May I vote in person?
A.

Yes. You may attend the special meeting and vote your shares of common stock in person. If you hold shares in “street name,” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the special meeting.

The Merger

Q.	What is the proposed transaction?
A.

The proposed transaction is the acquisition of Vital Signs by GE, pursuant to an agreement and plan of merger, dated as of July 23, 2008, by and among us, GE and its wholly owned subsidiary, Merger Sub. In the merger, Merger Sub will merge with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of GE.

Q.	If the merger is completed, what will I be entitled to receive for my shares of Vital Signs common stock and when will I receive it?
A.

Upon completion of the merger, you will be entitled to receive $74.50 in cash, without interest, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will be entitled to receive $7,450 in cash, without interest, in exchange for your Vital Signs shares.

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After the merger closes, GE will arrange for a letter of transmittal to be sent to each of our shareholders. The merger consideration will be paid to each shareholder once that shareholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation to the paying agent identified in the letter of transmittal.

Q.	If the merger is completed, what will happen to options to purchase Vital Signs common stock?
A.

Upon consummation of the merger, all options to acquire shares of our common stock not exercised prior to the merger will be cancelled and, to the extent you hold options, you will be entitled to receive a cash payment equal to the amount by which $74.50 exceeds the exercise price for each share of our common stock underlying your options.

Q.	Am I entitled to dissenters’ rights?
A.	No. Under New Jersey law, the Company’s shareholders do not have dissenters’ (or appraisal) rights.
Q.	Why is the Vital Signs board recommending the merger?
A.

Our board believes that the merger and the merger agreement are fair to Vital Signs and its shareholders, advisable and in the best interests of Vital Signs and its shareholders. Our board unanimously recommends that you vote “FOR” the approval of the merger agreement. To review our board’s reasons for recommending the merger, see the section entitled “THE MERGER—Reasons for the Merger and Recommendation of Our Board of Directors” on pages 17 through 19 of this proxy statement.

Q.	Will the merger be a taxable transaction to me?
A.

If you are a U.S. holder of Vital Signs common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of Vital Signs common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. See the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” on pages 29 through 31 of this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your tax advisor on how specific tax consequences of the merger, including the federal, state, local and/or non-U.S. tax consequences, apply to you.

Q.	When is the merger expected to be completed?

A.

We are working towards completing the merger as soon as possible. We currently expect to complete the merger as soon as all of the conditions to the merger are satisfied or waived, including shareholder approval of the merger agreement at the special meeting, expiration or termination of the waiting period under U.S. antitrust law and receipt of all applicable foreign antitrust approvals. We and GE filed pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, on August 11, 2008 and August 12, 2008, respectively. The waiting period under the HSR Act expired on September 11, 2008. We and GE have also made antitrust filings in Austria, Brazil, Germany, Bulgaria and Italy. We expect to receive all necessary foreign regulatory approvals during the fourth calendar quarter of this year.

Q.	Should I send in my Vital Signs stock certificates now?
A.

No. Shortly after the merger is completed, you will receive a letter of transmittal from the paying agent with written instructions for exchanging your Vital Signs stock certificates. You must return your Vital Signs stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after the paying agent receives your Vital Signs stock

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certificates and any completed documents required in the instructions. PLEASE DO NOT SEND YOUR VITAL SIGNS STOCK CERTIFICATES NOW.
Q.	What will happen to our directors if the merger agreement is approved?
A.

If the merger agreement is approved by our shareholders and the merger is completed, our directors will no longer be directors of the surviving corporation after the consummation of the merger. Our current directors will serve only until the merger is completed.

Q.	What should I do if I have questions?
A.

If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact The Altman Group, our proxy solicitor, toll-free at 866-530-8631.

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SUMMARY

This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read carefully this entire proxy statement and the annexes to this proxy statement.

The Companies

VITAL SIGNS, INC.
20 Campus Road
Totowa, New Jersey 07512
(973) 790-1330

Vital Signs, Inc., a corporation organized under the laws of the State of New Jersey, designs, manufactures, and markets primarily single-patient-use medical products for the anesthesia and respiratory/critical care markets. Vital Signs also provides devices and services for the diagnosis and treatment of obstructive sleep apnea. Our common stock is quoted on The NASDAQ Global Select Market under the symbol “VITL.”

GENERAL ELECTRIC COMPANY
TONIC ACQUISITION CORP
3135 Easton Turnpike
Fairfield, Connecticut 06828
(203) 373-2211

General Electric Company, a corporation organized under the laws of the State of New York, is a diversified technology, media and financial services company whose products and services include aircraft engines, power generation, financial services, medical imaging, television programming and plastics.

GE Healthcare, a division of GE, offers a broad range of products and services designed to improve productivity in healthcare and enhance patient care by enabling healthcare providers to better diagnose and treat cancer, heart disease, neurological diseases and other conditions.

Tonic Acquisition Corp, a corporation organized under the laws of the State of New Jersey, is a wholly owned subsidiary of GE and was formed exclusively for the purpose of effecting the merger. This is the only business of Merger Sub.

The Merger (page 13)

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into Vital Signs, and each holder of shares of our common stock will be entitled to receive, upon surrender of his or her stock certificate(s), $74.50 in cash, without interest, for each share of our common stock held immediately prior to the merger. As a result of the merger, we will cease to be a publicly traded company and will become a wholly owned subsidiary of GE.

The merger agreement is attached as Annex A to this proxy statement. Please read it carefully.

The Special Meeting (page 11)

The special meeting will be held on Wednesday, October 29, 2008, starting at 10:00 A.M., local time at the offices of our counsel, Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey. At the special meeting, you will be asked to consider and vote upon a proposal to approve the merger agreement and transact such other business as may properly come before the meeting.

Record Date (page 11)

If you owned shares of our common stock at the close of business on September 15, 2008, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on September 15, 2008, there were 13,298,615 shares of our common stock outstanding and entitled to be voted at the special meeting.

Vote Required (page 11)

Approval of the merger agreement requires the affirmative vote of a majority of the votes cast at the special meeting by the holders of shares entitled to vote thereon.

Voting (page 12)

You may grant a proxy by completing and returning the enclosed proxy card. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Submitting Proxies Via the Internet or by Telephone (page 12)

Shareholders of record and many shareholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone.

Revocability of Proxies (page 13)

You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	giving written notice of revocation to Jay Sturm, General Counsel of Vital Signs;

•	submitting another properly completed proxy by telephone, the Internet or mail bearing a later date; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in street name, you should follow the instructions of your broker or nominee regarding revocation of proxies.

Shareholder Agreement (pages 11 and 47)

At GE’s request, our chief executive officer, Terry D. Wall, his wife, his adult children, his brother, his sister and the trustees of certain family trusts (each a “Wall Family Shareholder” and collectively, the “Wall Family Shareholders”) entered into a shareholder agreement dated as of July 23, 2008, a copy of which is attached as Annex B to this proxy statement. Pursuant to the shareholder agreement, each Wall Family Shareholder has agreed, among other things:

•	to vote his, her or its shares in favor of the merger, the approval of the merger agreement and the other transactions contemplated by the merger agreement;

•

to vote his, her or its shares against (i) a merger agreement with another party and certain other alternative transactions, which the shareholder agreement refers to as alternative transactions, and (ii) any amendment of our certificate of incorporation or bylaws or other proposal or transaction involving us or our subsidiaries that would in any manner impede, frustrate, prevent or nullify the merger, the merger agreement or any of the other transactions contemplated by the merger agreement or change in any manner the voting rights of any class of our common stock; and

•	to not directly or indirectly take any action to facilitate an alternative transaction.

As of July 23, 2008, the individuals and trusts signing the shareholder agreement owned 4,972,070 shares of our common stock, representing approximately 37% of our outstanding shares as of that date, excluding currently exercisable options as well as shares held in our 401(k) plan.

The shareholder agreement restricts the Wall Family Shareholders’ ability to transfer their shares, except that Terry Wall and his wife, Carol Vance Wall, are permitted to transfer, without restriction, up to 400,000 shares of our common stock to the Vance Wall Foundation, a private charitable foundation, during the term of the shareholder agreement. Terry Wall transferred 400,000 shares to the Vance Wall Foundation on August 21, 2008. Carol Vance Wall, in her capacity as the president of the Vance Wall Foundation, intends to vote such shares in favor of the merger agreement.

The shareholder agreement terminates upon the earliest of:

•	the consummation of the merger;

•	the termination of the merger agreement in accordance with its terms; or

•	the amendment or modification of the merger agreement in such a manner that the per share consideration is reduced below $74.50 or is changed to a form other than cash.

Recommendation of Our Board of Directors (page 17)

After careful consideration, our board has determined that the merger agreement and the merger are advisable, fair to and in the best interests of Vital Signs and its shareholders. Accordingly, our board has unanimously adopted the merger agreement and unanimously recommends that you vote “FOR” the approval of the merger agreement. For a description of the factors considered by our board of directors in reaching its decision to approve the merger agreement and recommend its adoption, see “THE MERGER—Reasons for the Merger and Recommendation of Our Board of Directors” on pages 17 through 19.

Opinion of JPMorgan Securities Inc. (page 19)

In connection with the merger, J.P. Morgan Securities Inc. (“JPMorgan”), financial advisor to Vital Signs, delivered a written opinion, dated July 23, 2008, to our board as to the fairness (as of the date of such opinion), from a financial point of view, of the merger consideration to the holders of our common stock. The full text of JPMorgan’s written opinion is attached as Annex C to this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. JPMorgan’s opinion was provided to our board in connection with its evaluation of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matters relating to the merger. For a description of the factors considered by JPMorgan in evaluating the fairness of the merger consideration, see “THE MERGER—Opinion of JPMorgan Securities Inc.” on pages 19 through 23.

JPMorgan’s opinion is addressed to the Company’s board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration of $74.50 in cash per share to be received by holders of the Company’s common stock and does not address any other aspect of the merger. The opinion does not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to the Company or the Company’s underlying business decision to effect the merger. The opinion does not constitute a recommendation to any shareholder as to how to vote or act with respect to the merger.

Conditions to the Merger (page 41)

Our and GE’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	our shareholders must have approved the merger agreement;

•

the waiting period applicable to consummation of the merger under the Hart Scott Rodino Antitrust Improvements Act must have expired or been terminated and the applicable filings, approvals or expiration or termination of any applicable waiting periods under applicable foreign antitrust or trade regulation laws must have been made, obtained, expired or terminated; and

•	the absence of any order, executive order, stay, decree, judgment or injunction (preliminary or permanent), statute, law, rule or regulation enacted, issued, promulgated, enforced, obtained or entered by a governmental entity making the merger illegal or otherwise prohibiting consummation of the merger.

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of GE and Merger Sub in the merger agreement must be true and correct as of the closing date of the merger (or as of a particular date, in the case of representations and warranties that are made as of a particular date) except where the failure to be true and correct, without giving effect to any materiality qualifications, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of GE or Merger Sub to consummate the transactions contemplated by the merger agreement; and

•	GE and Merger Sub must have performed, in all material respects, all obligations required to be performed by them under the merger agreement.

In addition, the obligations of GE and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

•

our representations and warranties (i) regarding our capitalization must be true and correct except for immaterial numerical inaccuracies, (ii) regarding the absence of a Company Material Adverse Effect since September 30, 2007 must be true and correct, (iii) regarding our authority to enter into the merger agreement, our required filings and consents and the absence of conflicts must be true and correct in all material respects and (iv) regarding all other matters must be true and correct as of the closing date of the merger (or as of a particular date, in the case of representations and warranties that are made as of a particular date) except to the extent the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a “Company Material Adverse Effect” (as defined in the merger agreement);

•	we must have performed, in all material respects, all obligations required to be performed by us under the merger agreement;

•	the absence of any instituted, pending or threatened action, investigation, litigation or proceeding by a governmental entity which seeks to:

•	restrain, enjoin, prevent, prohibit or make illegal the consummation of the merger;

•

impose limitations on the ability of GE or its affiliates to vote, transfer, receive dividends with respect to or otherwise exercise full ownership rights with respect to the stock of Vital Signs after the merger is complete;

•

restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, GE’s or any of its affiliates’ ownership or operation of all or any material portion of our and our subsidiaries’ businesses and assets, taken as a whole; or

•

as a result of the transactions contemplated by the merger agreement, compel GE or any of its affiliates to dispose of or hold separate any material portion of our or our subsidiaries’ businesses or assets, taken as a whole, or of GE and its subsidiaries, taken as a whole;

•	there must not have occurred any Company Material Adverse Effect since July 23, 2008; and

•

with respect to our reports filed with the U.S. Securities and Exchange Commission after July 23, 2008, our chief executive officer and our chief financial officer must have provided all necessary certifications required under the Sarbanes-Oxley Act of 2002 in the form required under the Sarbanes-Oxley Act of 2002 and as previously filed by us.

Termination (page 42)

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by the mutual written consent of us, GE and Merger Sub;

•	by either us or GE, if:

•

the merger has not been consummated by January 23, 2009 (the “Outside Date”), provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of the failure of the merger to occur on or before January 23, 2009; provided further that the Outside Date shall be extended to July 23, 2009 if the merger has not been consummated by January 23, 2009 because the waiting period applicable to consummation of the merger under the HSR Act has not expired or been terminated or the applicable filings, approvals or expiration or termination of any applicable waiting periods under applicable foreign antitrust or trade regulation laws have not been made, obtained or expired, or terminated, and we elect to extend the Outside Date to July 23, 2009; provided further that if the merger shall not be consummated by the Outside Date (or by July 23, 2009 if extended as provided above) because we fail to perform, in all material respects, our obligations under the merger agreement, and such failure is first disclosed by us to GE or first identified by GE to us, less than ninety days prior to January 23, 2009 (or less than ninety days prior to July 23, 2009 if the Outside Date is extended as provided above), then the Outside Date may be extended ninety days from such disclosure if we elect to do so;

•

we become subject to any final and nonappealable order, executive order, stay, decree, judgment or injunction, or regulation that would have the effect of making the merger illegal or otherwise prohibiting consummation of the merger, unless such governmental action was primarily due to a breach or failure of the party seeking to terminate the merger agreement to perform any of its representations, warranties, or agreements under the merger agreement; or

•	the required vote of our shareholders to approve the merger agreement is not obtained at the meeting of our shareholders where such vote is taken;

•	by GE, if:

•

our board had not included in this proxy statement its recommendation (set forth on page 19) that our shareholders vote in favor of approval of the merger agreement, or our board withdraws or modifies that recommendation in a manner adverse to GE;

•	our board approves or recommends to our shareholders an acquisition proposal by any party other than GE;

•

our board fails to reject and recommend against any such acquisition proposal within ten business days of the making of such proposal (including by taking no position with respect to acceptance of a tender offer or exchange offer by our shareholders);

•

in response to an acquisition proposal or announcement of an intention to make an acquisition proposal that is in the public domain, our board fails to publicly reconfirm its recommendation that our shareholders vote in favor of approval of the merger agreement within five business days after receipt of a written request from GE that it do so;

•

we breach our obligations under the merger agreement to prepare, file and take certain other actions with respect to this proxy statement or we breach our obligation to call and hold as promptly as possible our special meeting of shareholders, in each case in such a manner as would reasonably be expected to delay the date of our special meeting of shareholders, provided that we fail to cure the breach after notice;

•	we enter into an acquisition agreement with a party other than GE;

•

we breach any representation or warranty in the merger agreement or any representation or warranty becomes untrue, subject to limited exceptions, unless such breach or failure to perform is curable by the Outside Date through our reasonable best efforts and we continue to exercise diligently such reasonable efforts;

•

we breach or fail to perform any of our obligations in the merger agreement in a material respect, unless such breach or failure to perform is curable by the Outside Date through our reasonable best efforts and we continue to exercise diligently such reasonable best efforts; or

•

any order, executive order, stay, decree, judgment or injunction or statute, law, rule or regulation has been enacted, issued, promulgated, enforced, obtained or entered by a governmental entity of competent jurisdiction, becomes final and nonappealable and has the effect of granting or implementing any of the following types of relief:

•

imposing limitations on the ability of GE or its affiliates to vote, transfer, receive dividends with respect to or otherwise exercise full rights of ownership with respect to the stock of Vital Signs after the merger is complete;

•

restraining, enjoining, preventing, prohibiting or making illegal, or imposing material limitations on, GE’s or any of its affiliates’ ownership or operation of all or any material portion of our and our subsidiaries’ businesses and assets, taken as a whole; or

•

as a result of the transactions contemplated by the merger agreement, compelling GE or any of its affiliates to dispose of or hold separate any material portion of our or our subsidiaries’ businesses or assets, taken as a whole, or of GE and its subsidiaries’ businesses or assets, taken as a whole; or

•	by us, if:

•

prior to the approval of the merger agreement by our shareholders, we enter into an alternative acquisition agreement providing for a superior proposal, provided that we have not breached the no solicitation provisions of the merger agreement and if we concurrently pay to GE the termination fee described below;

•

GE or Merger Sub breach any representation or warranty in the merger agreement or any representation or warranty becomes untrue, subject to limited exceptions, unless such breach is curable by the Outside Date through their reasonable best efforts and they continue to exercise diligently such reasonable best efforts; or

•

GE or Merger Sub breach or fail to perform any of their obligations in the merger agreement in a material respect, unless such breach or failure to perform is curable by the Outside Date through their reasonable best efforts and they continue to exercise diligently such reasonable best efforts.

Termination Fee (page 44)

In general, all fees and expenses incurred by a party to the merger agreement will be paid by the party incurring such fees and expenses. However, if the merger agreement is terminated in certain circumstances described below, we will be required to pay to GE a termination fee of $30 million in cash.

The merger agreement obligates us to pay a termination fee to GE of $30 million in cash, if:

•	the merger agreement is terminated by us or GE and the following conditions are satisfied:

•

a third party has made an acquisition proposal directly to our shareholders or publicly announced its intention to make an acquisition proposal or an acquisition proposal shall have otherwise become publicly known and, in each such case, such acquisition proposal is not withdrawn prior to such termination;

•

the merger has not been consummated by the Outside Date (and at the time of such termination the vote of our shareholders to approve the merger agreement has not been held) or the required vote of our shareholders to approve the merger agreement was not obtained at the meeting of our shareholders where such vote was taken; and

•

we enter into a definitive agreement with respect to any acquisition proposal (defined for the purpose of this particular provision of the merger agreement to require a greater threshold than the threshold applicable to the non-solicitation provison of the merger agreement) or consummate such an acquisition proposal within 12 months after termination of the merger agreement; or

•	the merger agreement is terminated by GE under any of the following circumstances:

•

a third party has made an acquisition proposal directly to our shareholders or publicly announced its intention to make an acquisition proposal or an acquisition proposal shall have otherwise become publicly known, and, in each such case, such acquisition proposal is not withdrawn prior to such termination, and we have breached or failed to perform in any material respect any covenant or agreement set forth in the merger agreement, unless such breach or failure is curable by the Outside Date through the Company’s reasonable best efforts and the Company continues to exercise diligently such reasonable best efforts, and we enter into a definitive agreement with respect to any acquisition proposal (defined for the purpose of this particular provision of the merger agreement to require a greater threshold than the threshold applicable to the non-solicitation provision of the merger agreement) or consummate such an acquisition proposal within 12 months after termination of the merger agreement;

•

a third party has made an acquisition proposal directly to our shareholders or publicly announced its intention to make an acquisition proposal or an acquisition proposal shall have otherwise become publicly known, and, in each such case, such acquisition proposal is not withdrawn prior to such termination, and we breach our obligations under the merger agreement to prepare, file and take certain other actions with respect to this proxy statement or we breach our obligation to call and hold as promptly as possible our special meeting of shareholders to obtain our shareholders’ approval of the merger agreement and effect the transactions contemplated by the merger agreement, provided that we do not cure such breach within 14 days following our receipt of written notice of the breach from GE, and we enter into a definitive agreement with respect to any acquisition proposal (defined for the purpose of this particular provision of the merger agreement to require a greater threshold than the threshold applicable to the non-solicitation provision of the merger agreement) or consummate such an acquisition proposal within 12 months after termination of the merger agreement;

•

our board had not included in this proxy statement its recommendation that our shareholders vote in favor of approval of the merger agreement, or our board withdraws or modifies that recommendation in a manner adverse to GE;

•	our board approves or recommends to our shareholders an acquisition proposal by any party other than GE;

•

our board fails to reject and recommend against any such acquisition proposal within ten business days of the making of the proposal (including by taking no position with respect to acceptance of a tender offer or exchange offer by our shareholders);

•

in response to an acquisition proposal or announcement of an intention to make an acquisition proposal that is in the public domain, our board fails to publicly reconfirm its recommendation that our shareholders vote in favor of approval of the merger agreement within five business days after receipt of a written request from GE that it do so;

•	we enter into an acquisition agreement with a party other than GE; or

•

the merger agreement is terminated by us prior to our shareholders’ approval of the merger agreement and we have entered into an alternative acquisition agreement providing for a superior proposal pursuant to and in compliance with the no solicitation provisions of the merger agreement.

Regulatory Matters (page 28)

Under the provisions of the HSR Act, we and GE may not complete the merger until we have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and GE filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on August 11, 2008 and August 12, 2008, respectively, and the applicable waiting period expired on September 11, 2008.

We and GE made a competition filing in Brazil on August 29, 2008 and in Austria, Bulgaria, Germany and Italy on September 1, 2008.

Except as noted above with respect to the required filings under the HSR Act and competition filings in foreign jurisdictions, and the filing of a certificate of merger with the Department of the Treasury of the State of New Jersey at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Material U.S. Federal Income Tax Consequences (page 29)

If the merger is completed, the exchange of common stock by our shareholders for the cash merger consideration will be treated as a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended. Because of the complexities of the tax laws, we advise you to consult your own personal tax advisors concerning the applicable federal, state, local, foreign and other tax consequences of the merger.

Stock Options (page 32)

The merger agreement provides that at the effective time of the merger, each option to purchase shares of our common stock, including those options held by our directors and executive officers, will terminate in exchange for a payment, without interest, equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which $74.50 exceeds the exercise price of the option.

We have agreed to terminate, at or before the effective time of the merger, our 2003 Investment Plan, 2002 Incentive Plan and any other stock option plans, employee stock purchase plans or other equity-related plans we may have in effect.

Interests of Certain Persons in the Merger (page 24)

Our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our shareholders. The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $74.50 in cash, without interest, for each share of our common stock held immediately prior to the merger. The merger agreement also provides that at the effective time of the merger, each option to purchase shares of our common stock, including those options held by our directors and executive officers, will terminate in exchange for a payment equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which $74.50 exceeds the exercise price of the option. Also, our chief executive officer, Terry D. Wall, has entered into a consulting and advisory services agreement with Merger Sub that will become effective upon consummation of the merger. Other executive officers have received offer letters pertaining to their compensation for periods after the merger is consummated. Our directors and officers will continue to be indemnified for acts or omissions occurring at or prior to the effective time of the merger and will have the benefit of liability insurance for a period of not less than six years after completion of the merger.

No Solicitation (page 38)

We have agreed that we will not solicit, initiate, cause, knowingly encourage or knowingly facilitate any inquiry or any proposal or offer that is, or would reasonably be expected to lead to, an acquisition proposal by any party other than GE or to participate in discussions or furnish information for the purpose of knowingly encouraging or knowingly facilitating an acquisition proposal. However, prior to the approval of the merger agreement by our shareholders, if we determine that an unsolicited written acquisition proposal constitutes or would be reasonably likely to result in a superior proposal and we give GE two business days’ prior written notice of our intention to do so, we may provide information to and engage in discussions and negotiations with the person making such proposal if our board determines in good faith that the failure to do so would be inconsistent with its fiduciary duties, provided that such person has entered into a confidentiality agreement no less restrictive of such other person than our confidentiality agreement with GE, and which does not include any provision calling for an exclusive right to negotiate with us or precluding compliance by us with the merger agreement.

We have agreed to keep GE informed of the status and the material terms and conditions of any such proposal. In addition, prior to the approval of the merger agreement by our shareholders, if our board determines in good faith that the failure to do so would be inconsistent with its fiduciary duties, we may, through our outside counsel, contact and engage in discussions with any person or group who has made an unsolicited written acquisition proposal solely for the purpose of clarifying such proposal and any material terms thereof and the conditions to consummation so as to enable our board to determine whether there is a reasonable possibility that such acquisition proposal could lead to a superior proposal provided that we inform GE in advance of our intentions to do so.

Furthermore, our board may not withhold, withdraw or modify (or propose publicly to withhold, withdraw or modify) in a manner adverse to GE its recommendation of the merger to our shareholders or approve or recommend (or propose publicly to approve or recommend) or cause or permit us or our subsidiaries to enter into an alternative acquisition agreement, or approve or recommend (or propose publicly to approve or recommend) an acquisition proposal. However, our board may withhold, withdraw or modify its recommendation of the merger to our shareholders if our board determines in good faith, after considering applicable New Jersey law and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary obligations under New Jersey law. In addition, if we receive a written proposal that was not principally caused by a breach of our obligation not to solicit acquisition proposals and that the board determines in good faith constitutes a superior proposal, we may, at any time before our shareholders approve the merger agreement, enter into an alternative acquisition agreement and concurrently with entering into such alternative acquisition agreement, terminate the merger agreement pursuant to its terms if:

•

our board provides four business days’ prior written notice to GE that it is prepared to enter into an alternative acquisition agreement with respect to such superior proposal and terminate the merger agreement; and

•

during the four business day notice period described above, we and our representatives have been reasonably available to GE and its representatives to negotiate any adjustments to the terms of the merger agreement proposed by GE as would enable GE to proceed with the transactions contemplated by the merger agreement and, at the end of such period, after taking into account any such adjusted terms, our board again in good faith makes the determination that the third party’s proposal constitutes a superior proposal.

In addition, in the event of any such termination of the merger agreement, we must pay a $30 million termination fee to GE concurrently with and as a condition of such termination.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the merger and other information relating to the merger. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation,

•	the satisfaction of the conditions to consummate the merger, including the approval of the merger agreement by our shareholders;

•	receipt of necessary approvals under applicable antitrust laws and from other relevant regulatory authorities;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our customer relationships, operating results and business generally, including the ability to retain key employees;

and other risks detailed in our current filings with the U.S. Securities and Exchange Commission, including our most recent filings on Forms 10-Q and 10-K. See “WHERE YOU CAN FIND MORE INFORMATION” on page 51 of this proxy statement. You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a shareholder of Vital Signs, as part of the solicitation of proxies by our board for use at the special meeting of shareholders.

Date, Time, Place and Purpose of the Special Meeting

The special meeting will be held at the offices of our counsel, Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey, on Wednesday, October 29, 2008, at 10:00 A.M., local time. The purpose of the special meeting is:

•	To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of July 23, 2008, by and among GE, Merger Sub and Vital Signs.

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Recommendation of Our Board of Directors

Our board has, by unanimous vote, determined that the merger agreement and the merger are advisable, fair to and in the best interests of Vital Signs and its shareholders, and has adopted the merger agreement. Our board unanimously recommends that our shareholders vote “FOR” approval of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of shares of our common stock as of the close of business on September 15, 2008, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

On the record date, there were 13,298,615 shares of our common stock outstanding held by approximately 225 shareholders of record. Holders of a majority of the shares of our common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum.

Vote Required

Approval of the merger agreement requires the affirmative vote of a majority of the votes cast by the holders of shares of our common stock outstanding on the record date and entitled to vote thereon.

Each holder of a share of our common stock is entitled to one vote per share.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock, referred to as broker non-votes, will not be counted as votes cast or shares voting and, assuming a quorum is present, will not affect the outcome of the vote regarding the proposal to approve the merger agreement.

Shareholder Agreement

At GE’s request, the Company’s chief executive officer, Terry D. Wall, his wife, his adult children, his brother, his sister and the trustees of certain family trusts (each a “Wall Family Shareholder” and collectively, the “Wall Family Shareholders”) entered into a shareholder agreement dated as of July 23, 2008, a copy of which is attached as Annex B to this proxy statement. Pursuant to the shareholder agreement, each Wall Family Shareholder has agreed, among other things:

•	to vote his, her or its shares in favor of the merger, the approval of the merger agreement and the other transactions contemplated by the merger agreement;

•

to vote his, her or its shares against (i) a merger agreement with another party and certain other alternative transactions, which the shareholder agreement refers to as alternative transactions, and (ii) any amendment of our certificate of incorporation or bylaws or other proposal or transaction involving us or our subsidiaries that would in any manner impede, frustrate, prevent or nullify the merger, the merger agreement or any of the other transactions contemplated by the merger agreement or change in any manner the voting rights of any class of our common stock; and

•	to not directly or indirectly take any action to facilitate an alternative transaction.

The shareholder agreement automatically terminates upon the earliest to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms or (iii) any amendment or other modification of the merger agreement that reduces the amount of the merger consideration below $74.50 per share or provides that the merger consideration shall be payable otherwise than in cash.

The shareholder agreement restricts the Wall Family Shareholders’ ability to transfer their shares, except that Terry Wall and his wife, Carol Vance Wall, are permitted to transfer, without restriction, up to 400,000 shares to the Vance Wall Foundation, a private charitable foundation, during the term of the shareholder agreement. Terry Wall transferred 400,000 shares to the Vance Wall Foundation on August 21, 2008. Carol Vance Wall, in her capacity as the president of the Vance Wall Foundation, intends to vote such shares in favor of the merger agreement.

Voting

Shareholders may vote their shares by attending the special meeting and voting their shares of our common stock in person, by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage-prepaid envelope or by submitting proxies by means of the Internet or telephone as described below. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a shareholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” approval of the merger agreement.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact The Altman Group, our proxy solicitor, toll-free at 866-530-8631.

Shareholders who hold their shares of Vital Signs common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a legal proxy from the record holder to vote their shares at the special meeting.

Submitting Proxies Via the Internet or by Telephone

Shareholders of record and many shareholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a shareholder of record or your shares are held in “street name” by your broker. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which options are available and the procedures to be followed.

In addition to submitting the enclosed proxy card by mail, Vital Signs’ shareholders of record may submit their proxies:

•	via the Internet, by visiting a website established for that purpose at www.voteproxy.com and following the instructions on the website; or

•	by telephone, by calling the toll-free number 1-800-776-9437 on a touch-tone telephone and following the recorded instructions.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of revocation to Jay Sturm, General Counsel to Vital Signs;

•	submitting another properly completed proxy by telephone, the Internet or mail bearing a later date; or

•	voting in person at the special meeting.

If your shares of our common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay the costs of this proxy solicitation, including all expenses of filing, printing and mailing this proxy statement.

We have retained The Altman Group to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $8,000 plus expenses relating to the solicitation.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under New Jersey law, business transacted at the special meeting is limited to matters specifically designated in the notice of special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. We are not aware of any such other matters as of the date of this proxy statement.

In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting. Any adjournment or postponement may be made without notice by an announcement made at the special meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the meeting for matters incidental to the conduct of the meeting, such persons will have the authority to vote in their discretion on such matters.

THE MERGER

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Our board of directors on several occasions over the past several years has discussed various strategic alternatives for Vital Signs. Terry Wall (our Chief Executive Officer) is responsible on an ongoing basis for developing, pursuing and presenting to the board strategic priorities for our business that reflect evolution in the markets in which we operate with a view to maximizing long term shareholder value.

In that regard, during the summer of 2007, we explored the possibility of expanding our footprint in ventilation by growing our Breas subsidiary through an acquisition. We had extensive negotiations with one prospective seller and made several offers to purchase the seller’s company. By late November, we determined that that transaction was not feasible but that GE Healthcare, a division of GE, might have an interest in acquiring Breas. As a result, we contacted GE and had a brief telephone conversation to discuss the possibility of a sale of Breas to GE.

Through follow-up telephone calls in December 2007 and January 2008 between John Easom (our Executive Vice President - Global Business Development & International Operations) and Geoffrey Martha, a Business Development Director with GE Healthcare, Mr. Martha communicated to us that GE would be interested in discussing the possibility of purchasing our entire company. In order to enable those discussions to proceed in a meaningful manner, on January 21, 2008, GE and Vital Signs entered into a confidentiality agreement regarding an unspecified “potential transaction.”

On February 6, 2008, Terry Wall and John Easom met with Joseph Hogan, then President and Chief Executive Officer of GE Healthcare, and Michael Jones, Executive Vice President, Business Development of GE Healthcare, in New York City. Messrs. Hogan and Jones reiterated GE’s interest in pursuing a purchase of our entire business and expressed a desire to learn about the fundamentals of our business. On the following day, Omar Ishrak, President and Chief Executive Officer of GE Healthcare’s Clinical Systems business, and Mr. Martha visited Vital Signs’ headquarters in Totowa, New Jersey and met with Messrs. Wall and Easom to discuss our company’s products and operations.

Over the course of the next month a series of telephone conversations took place between executives at GE and Vital Signs in which GE sought to obtain sufficient information to enable GE to submit an initial indication of interest.

On March 12, 2008, Joseph Hogan called Terry Wall and presented GE’s non-binding and informal verbal indication of interest in acquiring Vital Signs involving a per share price range of $64.00 to $66.00. On March 13, 2008, Mr. Wall convened a meeting of our board of directors at which he described the recent discussions with GE and advised our board of GE’s preliminary price range. While both management and our board was of the view that the price range did not provide our shareholders with full value for their shares, the board determined to defer any formal response to GE until JPMorgan had an opportunity to analyze GE’s proposal. Mr. Wall met with Mr. Hogan in New York City on March 26, 2008 to discuss GE’s proposal in further detail.

Following Mr. Wall’s meeting with Mr. Hogan, members of Vital Signs’ management met with representatives of JPMorgan to provide detailed financial, strategic and operational information, including current forecasts, to permit JPMorgan to continue its analysis. On April 3, 2008, at a meeting of our board of directors, JPMorgan representatives made a detailed presentation analyzing the then-current state of the markets and offering a review of the strategic alternatives identified by management as well as a review of GE’s proposal and suggestions regarding next steps. The strategic alternatives our board considered consisted of maintaining the status quo, pursuing previously discussed strategic acquisitions, recapitalizing or pursuing a sale of the business. Senior management expressed their views of the various alternatives. At the end of this meeting, our board directed management to inform GE that it was willing to continue discussions regarding a possible transaction with GE, but not within the price range proposed by GE.

While GE initially did not offer a price that was attractive to us, our board believed that by providing GE with greater insight into our business and potential, GE could be convinced to increase its offer. As a result, we arranged a meeting to demonstrate why GE’s price range did not properly value our company. On April 14, 2008, our officers made a management presentation at the headquarters of GE Healthcare Clinical Systems in Wauwatosa, Wisconsin. We were represented at that meeting by Terry Wall, John Easom and Alex Chanin (currently our Chief Operating Officer), as well as by representatives of JPMorgan. GE was represented at that meeting by Omar Ishrak, Michael Jones, Geoff Martha and other senior managers of the Clinical Systems business of GE Healthcare as well as by a representative of Goldman Sachs, GE’s financial advisor. During that meeting, we provided background information regarding various aspects of our business. After the session in Wisconsin, representatives of JPMorgan and representatives of GE conducted a number of telephonic discussions in April and May regarding pricing and valuation of a potential transaction.

Terry Wall, John Easom and Omar Ishrak met in Shenzhen, China on April 19, 2008 to discuss potential synergies, opportunities and the possibility of a transaction.

Our management continued to work with representatives of JPMorgan to assess the situation. During this period, a transaction with GE was only one of several alternatives that management was considering. Thus, during these discussions, and then again at a board meeting held on May 6, 2008, our board, management and advisors discussed and compared the proposed GE transaction with scenarios in which Vital Signs would pursue other alternatives including a strategic acquisition with other acquisition candidates.

Mr. Martha of GE met with our senior management on May 8 and 9, 2008 about our business and the parties’ general expectations regarding valuation, but did not engage in further price discussions.

During May 2008, representatives of GE, Goldman Sachs and JPMorgan engaged in various conversations during which GE indicated that it might be prepared to raise its price. However, GE representatives indicated that they did not believe that GE would be prepared to consider a price in the high $70’s range suggested by certain members of Vital Signs’ management. During a conversation with Mr. Jones of GE, Jeffrey Stute of JPMorgan indicated that it was his impression that GE would need to approach $75.00 per share in order to be considered. Mr. Jones stated that he perceived that price to be outside GE’s range. He also made it clear that if GE were to raise its price at all, it would only do so if Vital Signs were to assure GE that it would negotiate with GE on an exclusive basis.

In late May 2008, the Chairman and Chief Executive Officer of GE, Jeffrey R. Immelt, invited Terry Wall to attend a one-on-one meeting in New York City to explore whether the parties could reach tentative agreement on a purchase price. On June 3, 2008, at a telephonic meeting attended by representatives of JPMorgan and our counsel, Lowenstein Sandler PC, our board gave Mr. Wall guidance on the price discussions he should conduct with Mr. Immelt, setting a goal of approximately $75.00 per share. Our board advised Mr. Wall that if GE were willing to reach that target and were willing to negotiate the balance of the deal on an expedited basis, the board would authorize the negotiation of a transaction with GE on an exclusive basis, provided that if a merger agreement were signed and a bidder were to approach Vital Signs after the announcement of the transaction, Vital Signs would have the flexibility to negotiate with such a bidder under appropriate circumstances. Mr. Wall attended the meeting with Mr. Immelt on June 5, 2008, discussed generally the possibility of a transaction with GE and engaged Mr. Immelt in price discussions. After some discussion, during which Mr. Wall pressed for a price of $75 or higher, Mr. Immelt eventually indicated that he would be prepared to recommend increasing the price GE would pay to $74.50, assuming that confirmatory due diligence did not uncover any material issues and assuming that the parties could agree upon the terms of a definitive merger agreement. The price proposed by Mr. Immelt was within the range our board previously indicated it would require in order to pursue discussions with GE and represented a substantial premium to the then current market price of our common stock (our common stock closed at $57.86 per share on The NASDAQ Global Select Market on June 4, 2008). Mr. Immelt indicated that GE was prepared to conduct its due diligence on an expedited basis and stated that GE’s willingness to increase its proposed price to $74.50 was conditional on Vital Signs’ willingness to negotiate with GE on an exclusive basis.

Our board (with representatives of JPMorgan and Lowenstein Sandler participating) met telephonically on June 6, 2008, as did GE’s board. Both boards authorized management of their respective companies to proceed with the negotiation of a definitive merger agreement providing for a cash purchase price of $74.50 per share. Our board authorized management to respond to legitimate due diligence requests made by GE and, in order to satisfy GE’s condition for engaging in further discussions, instructed management and our advisors to refrain from contacting any other company to ascertain whether it would be interested in acquiring Vital Signs during the course of the negotiations with GE.

On June 6, 2008, after our boards met, representatives of JPMorgan and GE discussed the process that the parties were expecting to follow. They noted that the principals of both parties had agreed to try to minimize the duration of the due diligence and negotiation period. JPMorgan notified GE that in light of the exclusivity limitations imposed by GE, Vital Signs’ board would insist on maintaining appropriate flexibility to consider an alternative proposal if one were to materialize after a merger agreement was signed.

GE subsequently provided a request for information and reviewed material provided by Vital Signs. In addition, in mid-June, GE conducted several days of due diligence with members of our management.

GE’s counsel, Allen & Overy LLP, circulated initial drafts of a definitive merger agreement and shareholder agreement to Vital Signs and its advisors on June 12, 2008. The draft definitive merger agreement provided for the merger of a wholly-owned subsidiary of GE into Vital Signs and the conversion of all outstanding shares of Vital Signs common stock and stock options into cash. The draft shareholder agreement provided for Mr. Wall, his wife, other members of his family and the trustees of certain Wall family trusts to agree to vote their shares of Vital Signs common stock in favor of the proposed merger and, unless the merger agreement were terminated or the shareholder agreement otherwise terminated, against any other competing transaction.

Over the course of the next several weeks, our management, as well as representatives of JPMorgan and Lowenstein Sandler, engaged in face to face as well as telephonic negotiations with representatives of GE as well as Allen & Overy LLP over the terms of the merger agreement as well as the shareholder agreement. Among the issues discussed were the definition of “Material Adverse Effect,” the scope of the representations and warranties, the closing conditions proposed by GE as well as certain provisions limiting Vital Signs’ ability to solicit competing proposals prior to the shareholder meeting.

Our counsel, investment bankers and management discussed the revised drafts on June 23, 2008. They acknowledged that the drafts presented “deal completion risk” to Vital Signs - that is, the risk that an announced deal would not be consummated, resulting in significant damage to Vital Signs both in the capital markets and in the operation of our business. They also concluded that further negotiations were required to confirm that GE’s desire to limit its deal protection risks would not adversely affect the flexibility that Vital Signs sought to maintain to enable it to consider an alternative proposal if one were to materialize after the merger agreement was signed.

As a result of subsequent negotiations, GE agreed to certain concessions that increased certainty of closing (such as the definition of “Material Adverse Effect”) for Vital Signs and relaxed some of the elements of deal protection for GE (such as the provisions limiting Vital Signs’ ability to solicit competing proposals prior to the shareholder meeting and the size of the termination fee). Negotiations continued throughout the first few weeks of July principally regarding other closing conditions and other elements of deal protection proposed by GE but also including the terms of employment and consulting arrangements that GE indicated it wished to establish with certain members of our management after closing.

On July 3, 2008, Lowenstein Sandler circulated drafts of our disclosure schedules, supplementing the disclosures made in our representations and warranties. These schedules resulted in several additional due diligence inquiries being made by GE. GE advised Vital Signs that before the final open issues were negotiated, GE wanted to make sure that its diligence inquiries were completed and that it had focused on any areas of exposure that may have been disclosed during the due diligence process.

On or about July 14, 2008, the parties signaled to each other that they had substantially completed their analysis and reporting with respect to diligence issues and that the open issues regarding employment and consulting terms for management were in the process of being resolved. On July 15, 2008, Michael Jones, Geoff Martha and Elizabeth Newell (General Counsel, Strategic Transactions of GE Healthcare) of GE, Jeff Stute of JPMorgan and representatives of Allen & Overy LLP and Lowenstein Sandler participated in a telephone conversation in which each of the open points was discussed and a potential compromise proposed, but final resolution was not reached. Later in the week, our management advised GE that before it made a final commitment on certain of the remaining open issues, a subsequent board meeting would be conducted at which the views of board members would be solicited.

On July 17, 2008, GE announced that Joseph Hogan had resigned and would be replaced as the chief executive officer of GE Healthcare by John Dineen, who was not known to our management prior to this announcement. Messrs. Martha, Ishrak and Hogan separately contacted Terry Wall to assure him that Mr. Hogan’s resignation would not affect GE’s interest in pursuing the transaction in any respect.

On July 20, 2008, our board met by telephone. In addition to each of our board members, representatives of Lowenstein Sandler and JPMorgan participated in the meeting. Our counsel reviewed the course of the negotiations and focused the board on the substantive issues outstanding, including certain matters relating to closing conditions and Vital Signs’ pre-closing covenants. Our board concluded that under the circumstances, it would be appropriate to assume certain risks identified at the meeting, provided that GE agreed to certain compromise positions proposed by Vital Signs.

On July 21, 2008, draft copies of the merger agreement, shareholder agreement, disclosure schedules and Terry Wall’s consulting agreement, together with explanatory memoranda, were delivered to each member of our board. Thereafter, our counsel and GE’s counsel worked together to finalize the agreements for execution, including the provisions insisted upon by our board.

On July 23, 2008, our board met to consider the revised terms of the merger agreement. At this board meeting, JPMorgan reviewed with the board its financial analysis of the merger consideration and rendered an oral opinion, which opinion was later confirmed by delivery of a written opinion, dated July 23, 2008, to the effect that, as of that date and based on and subject to the matters described in its opinion, the merger consideration was fair, from a financial point of view, to our shareholders. Management reviewed with our board Vital Signs’ financial performance for the quarter ended June 30, 2008, the financial condition of Vital Signs and other matters, including a potential acquisition that management was considering if we were to remain independent. Representatives of Lowenstein Sandler reviewed the board’s fiduciary duties and certain significant provisions contained in the revised merger agreement and shareholder agreement, including the modifications negotiated after the final drafts were circulated to the board. Lowenstein Sandler also reviewed with our board the terms of the consulting agreement negotiated by Terry Wall and GE, the terms of offer letters to be provided by GE to certain of our executive officers and the indemnification and insurance provisions of the merger agreement that apply to our board. Following a detailed discussion, the board unanimously approved the merger and authorized the execution of the merger agreement.

Following the board meeting, we, GE and GE’s merger subsidiary executed the merger agreement, GE and certain of our shareholders executed the shareholder agreement, Terry Wall and GE’s merger subsidiary executed the consulting agreement and, prior to the opening of the U.S. financial markets on July 24, 2008, we and GE issued a joint press release announcing the transaction.

Reasons for the Merger and Recommendation of Our Board of Directors

In the course of reaching its decision to adopt the merger agreement, our board consulted with senior management and our financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

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the value of the consideration to be received by our shareholders pursuant to the merger agreement, as well as the fact that shareholders will receive the consideration in cash, which provides certainty of value to our shareholders;

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the fact that the $74.50 per share to be paid as the consideration in the merger represents a 28.4% premium over Vital Signs’ closing stock price on the day prior to the announcement of the transaction;

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the board’s assessment of the challenges facing Vital Signs if it were to remain a stand-alone company, including the prospects of competing with other companies with greater resources, better global distribution capabilities and broader product offerings, thereby positioning such competitors to be better able to capitalize on the growth opportunities in the airway management products market;

•

the fact that GE was viewed as a strategic participant in respiratory and airway management products with substantially greater resources and a commitment to provide Vital Signs’ existing customers with strong product support and solutions;

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historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions;

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the internal estimates of our future financial performance, as well as the potential impact on such future financial performance if the challenges and risks to our business identified were in fact realized;

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the then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained as a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $74.50 per share cash price to be paid pursuant to the merger;

•	the terms and conditions of the merger agreement, including:

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the ability of the board, under certain circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to GE of a termination fee of $30 million, to terminate the merger agreement to accept a superior proposal; and

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the board’s belief that the $30 million termination fee payable to GE was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal;

•	the terms and conditions of the shareholder agreement; and

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the financial presentation of JPMorgan Securities Inc., including its opinion, dated July 23, 2008, to our board as to the fairness to the Company’s shareholders, from a financial point of view and as of the date of its opinion, of the merger consideration, as more fully described below under the caption “Opinion of JPMorgan Securities Inc.”

In the course of its deliberations, our board also considered a variety of risks and other countervailing factors, including:

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on customer and vendor relationships;

•	the restrictions that the merger agreement imposes on our soliciting competing bids, and the fact that we would be obligated to pay a $30 million termination fee to GE under certain circumstances;

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the fact that we will no longer exist as an independent, publicly traded company and our shareholders will no longer participate in any of our future earnings or growth and will not benefit from any appreciation in value of our company;

•	the fact that gains from an all-cash transaction would be taxable to our shareholders for U.S. federal income tax purposes;

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the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•	the interests of our officers and directors in the merger described below under “THE MERGER—Interests of Certain Persons in the Merger.”

The foregoing discussion of the factors considered by our board is not intended to be exhaustive, but does set forth all of the material factors considered by the board. Our board collectively reached the unanimous conclusion to adopt the merger agreement in light of the various factors described above and other factors that each member of our board felt were appropriate. In view of the wide variety of factors considered by our board in connection with its evaluation of the merger and the complexity of these matters, our board did not consider it practical, and did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board. Rather, our board made its recommendation based on the totality of information presented to it and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with our legal counsel and our financial advisors, our board determined that the merger agreement was advisable, fair to and in the best interests of Vital Signs and our shareholders. Accordingly, our board has unanimously adopted the merger agreement. Our board unanimously recommends that you vote “FOR” the approval of the merger agreement.

Opinion of JPMorgan Securities Inc.

Vital Signs retained JPMorgan to act as its financial advisor in connection with the analysis and consideration of the transactions contemplated by the merger agreement, and for the purpose of rendering to the board an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of Vital Signs’ common stock in a transaction resulting therefrom. Although JPMorgan’s engagement letter was dated July 18, 2008, JPMorgan was actively involved in these matters since March 2008.

At the meeting of the Vital Signs board of directors on July 23, 2008, JPMorgan rendered its oral opinion, subsequently confirmed in writing, to the board that, as of such date and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the consideration to be paid to the holders of Vital Signs’ common stock in the merger was fair, from a financial point of view, to such holders. No limitations were imposed by the board upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of JPMorgan dated July 23, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with its opinion, is included as Annex C to this proxy statement and is incorporated herein by reference. The summary of JPMorgan’s opinion below is qualified in its entirety by reference to the full text of the opinion, and you are urged to read the opinion carefully and in its entirety. JPMorgan provided its opinion for the information of the Vital Signs board in connection with and for the purposes of the evaluation of the transactions contemplated by the merger agreement. JPMorgan’s written opinion addresses only the consideration to be paid to the holders of Vital Signs’ common stock in the merger, and does not address any other matter. JPMorgan’s opinion does not constitute a recommendation to any shareholder of Vital Signs as to how such shareholder should vote with respect to the merger or any other matter. The consideration to be paid to the holders of Vital Signs’ common stock in the merger was determined in negotiations between Vital Signs and GE, and the decision to approve and recommend the merger was made by the Vital Signs board.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed the merger agreement;

•	reviewed certain publicly available business and financial information concerning Vital Signs and the industries in which it operates;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

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compared the financial and operating performance of Vital Signs with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Vital Signs’ common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of Vital Signs relating to its business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

In addition, JPMorgan held discussions with certain members of the management of Vital Signs with respect to certain aspects of the merger, and the past and current business operations of Vital Signs, the financial condition and future prospects and operations of Vital Signs, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by Vital Signs or otherwise reviewed by or for JPMorgan, and JPMorgan did not independently verify (nor did JPMorgan assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of Vital Signs or GE under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to JPMorgan or derived therefrom, JPMorgan assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Vital Signs to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. JPMorgan also assumed that the representations and warranties made by Vital Signs and GE in the merger agreement and the related agreements are and will be true and correct in all respects material to JPMorgan’s analysis. JPMorgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Vital Signs with respect to such issues. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Vital Signs or on the contemplated benefits of the merger.

JPMorgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion and that JPMorgan does not have any obligation to update, revise, or reaffirm its opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of Vital Signs’ common stock in the merger and JPMorgan expresses no opinion as to the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Vital Signs or as to the underlying decision by Vital Signs to engage in the merger. Furthermore, JPMorgan expresses no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the merger, or any class of such persons relative to the consideration to be received by the holders of Vital Signs’ common stock in the merger or with respect to the fairness of any such compensation.

Based upon the parties’ negotiating history, the price offered by GE and other benefits associated with the merger transaction, JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Vital Signs or any other alternative transaction.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

Comparable precedent public company trading multiples analysis

Using publicly available information, JPMorgan compared selected financial data of Vital Signs with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to Vital Signs’ business. The companies include Teleflex Incorporated, CONMED Corporation, Merit Medical Systems, Inc., Fisher & Paykel Healthcare Corporation Limited, ICU Medical, Inc., and Medical Action Industries. These companies were selected, among other reasons, because they share similar business characteristics with Vital Signs based on operational characteristics and financial metrics. However, none of the companies selected is identical or directly comparable to Vital Signs. Accordingly, JPMorgan made judgments and assumptions concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

For each selected company, JPMorgan calculated (i) such company’s firm value divided by its estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) for fiscal years 2008 (“FV/2008 EBITDA”) and 2009 (“FV/ 2009 EBITDA”) and (ii) the per share closing price of such company’s common stock on July 21, 2008, divided by such company’s estimated earnings per share (“EPS”) for fiscal years 2008 (“P/2008 E)” and 2009 (“P/2009 E”). For purposes of this analysis, a company’s firm value is calculated as the market value of such company’s common stock (as of July 21, 2008) plus the value of such company’s indebtedness and minority interests, in-the-money options and warrants, net of option proceeds, and preferred stock, minus such company’s cash, cash equivalents and marketable securities. Management’s estimate of EBITDA was $62 million for 2008 and $73 million for 2009. Analyst estimates of EBTIDA were $59 million for 2008 and $65 million for 2009.

The following table represents the results of this analysis:

Peer Group	Mean	Median
FV/2008 EBITDA	10.3x	8.6x
FV/2009 EBITDA	9.0x	8.1x
P/2008 E	20.6x	18.7x
P/2009 E	16.9x	15.9x

Based on the results of this analysis and other factors that JPMorgan considered appropriate, JPMorgan applied (i) a FV/2008 EBITDA ratio of 8.5x to 10.5x and a FV/2009 EBITDA ratio of 8.0x to 9.0x and (ii) a P/2008 E ratio of 18.5x to 21.0x and a P/2009 E ratio of 15.5x to 17.0x to both management and analyst projections of the Vital Signs’ EBITDA and EPS, which resulted in implied equity values per share of Company Common Stock as follows:

Valuation Basis	Implied Equity Value per Share
FV/EBITDA (Management)	$47.50 to $57.50
FV/EBITDA (Analysts)	$45.75 to $54.25
P/E (Management)	$50.50 to $60.25
P/E (Analysts)	$50.75 to $61.50

Selected precedent transactions analysis

Using publicly available information, JPMorgan examined the following selected transactions involving businesses which JPMorgan judged to be analogous to Vital Signs’ business:

Date Announced	Acquiror	Target
March 11, 2008	Mindray Medical	Datascope (Patient Monitoring Business)
December 21, 2007	Philips Electronics	Respironics
July 23, 2007	Teleflex	Arrow International
May 14, 2007	Cardinal Health	Viasys Healthcare
March 26, 2007	Coloplast	Mentor’s (Surgical and Urology Business)
January 26, 2007	Investor HB	Molnlycke Healthcare
May 2, 2005	Madison Dearborn Partners	Sirona
April 21, 2005	Apax Partners	Molnlycke Healthcare
December 6, 2004	Smiths Medical	Medex

These transactions were, in JPMorgan’s judgment, deemed to be most relevant in evaluation of the merger.

For each of the selected transactions, to the extent information was publicly available, JPMorgan calculated the target company’s firm value divided by its estimated EBITDA for the 12 calendar months ending prior to the announcement of the transaction (“FV/LTM EBITDA”). This analysis indicated the following:

Transaction Group	Mean	Median
FV/LTM EBITDA	13.3x	12.4x

Based on the results of this analysis and other factors that JPMorgan considered appropriate, JPMorgan applied a FV/LTM EBITDA ratio of 12.5x to 17.0x to Vital Signs’ estimated EBITDA for the 12 calendar months ending March 2008. This resulted in an implied equity value per share of Vital Signs common stock of $60.25 to $78.50.

Discounted cash flow analysis

JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share of Vital Signs’ common stock. JPMorgan calculated the unlevered free cash flows that Vital Signs is expected to generate in fiscal years 2008 through 2017 based upon (i) financial projections prepared by Vital Signs’ management and (ii) certain equity analysts’ estimates for Vital Signs. JPMorgan also calculated a range of terminal firm values, terminal equity values and implied terminal EBITDA multiples for Vital Signs by applying, based upon Vital Signs’ management guidance and JPMorgan’s judgment and experience, a terminal growth rate ranging from 2.5% to 3.5% to Vital Signs’ unlevered free cash flow during the final year of the 10-year period ending 2017 for each of the management and analyst projections. The unlevered free cash flows and the range of terminal firm values, terminal equity values and implied terminal EBITDA multiples were then discounted to present values using a range of discount rates from 9.5% to 10.5%. This discount rate range was based upon an analysis of the weighted average cost of capital of Vital Signs conducted by JPMorgan. The present value of the unlevered free cash flows and the range of terminal firm values, terminal equity values and implied terminal EBITDA multiples were then adjusted for Vital Signs’ expected excess cash, option exercise proceeds and total debt as of June 21, 2008 and based on actual data from May 31, 2008. Based on the foregoing, this analysis indicated implied equity values per share of Vital Signs’ common stock of between $51.00 to $61.50 based on analyst projections and $67.00 to $83.00 based on management projections.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the results of all its analyses as a whole and made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses.

Analyses based on forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Vital Signs, and none of the selected transactions reviewed as described in the above summary was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of Vital Signs. The transactions selected were similarly chosen for their participants, size and other factors that, for purposes of JPMorgan’s analysis, may be considered similar to those of the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Vital Signs and the transactions compared to the merger.

The opinion of JPMorgan was one of the many factors taken into consideration by the board in making its determination to approve the merger. The analyses of JPMorgan as summarized above should not be viewed as determinative of the opinion of the board with respect to the value of Vital Signs, or of whether the board would have been willing to agree to different or other forms of consideration.

As part of its investment banking and financial advisory business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

JPMorgan acted as financial advisor to Vital Signs with respect to the merger and will receive a fee from Vital Signs for its services if the proposed transaction is consummated. In addition, Vital Signs has agreed to indemnify JPMorgan for certain liabilities arising out of JPMorgan’s engagement. During the two years preceding the date of JPMorgan’s opinion, JPMorgan and its affiliates had commercial or investment banking relationships with GE, for which JPMorgan and its affiliates have received customary compensation. Such services during such period have included (i) acting as financial advisor to GE in the September 2006 sale of GE Advanced Materials to Apollo Management L.P.; (ii) acting as financial advisor to GE Commercial Finance Inc. in the October 2006 acquisitions of ASL Auto Service-Leasing GmbH, Diskont und Kredit AG and Disko Leasing GmbH from KG Allgemeine Leasing GmbH & Co.; (iii) acting as financial advisor to GE Commercial Finance Inc. in the March 2008 acquisition of Interbanca SpA from Banco Santander SA; (iv) acting as financial advisor to NBC Universal Inc. in the October 2007 acquisition of Oxygen Media LLC; and (v) acting as lead or joint lead manager or bookrunner for 89 issuances of debt securities, convertible debt securities, syndicated loans and asset-backed debt securities for GE or its affiliates. In the ordinary course of JPMorgan’s businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Vital Signs or GE for its own account or for the accounts of customers and, accordingly, JPMorgan may at any time hold long or short positions in such securities.

Certain Effects of the Merger

If the merger agreement is approved by our shareholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into us, and we will be the surviving corporation. When the merger is completed, we will cease to be a publicly traded company and will instead become a wholly owned subsidiary of GE.

Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by GE, Merger Sub or any wholly owned subsidiary of GE or Vital Signs) will be converted into the right to receive $74.50 in cash, without interest. The merger agreement provides that at the effective time of the merger, each option to purchase shares of our common stock, including those options held by our directors and executive officers, will terminate in exchange for a payment equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which $74.50 exceeds the exercise price of the option.

At the effective time of the merger, our current shareholders will cease to have ownership interests in Vital Signs or rights as our shareholders. Therefore, our current shareholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

Our common stock is currently registered under the Securities Exchange Act of 1934, which we refer to as the Exchange Act, and is quoted on The NASDAQ Global Select Market under the symbol “VITL.” As a result of the merger, we will no longer be a publicly traded company, and there will be no public market for our common stock. After the merger, our common stock will cease to be quoted on The NASDAQ Global Select Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with shareholders’ meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic reports with the U.S. Securities and Exchange Commission on account of our common stock.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation.

At the effective time of the merger, our certificate of incorporation and our bylaws will be amended in their entirety to be as set forth in the exhibits to the merger agreement.

Effects on Vital Signs if the Merger is Not Completed

In the event that the merger agreement is not approved by our shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be listed on The NASDAQ Global Select Market. In addition, if the merger is not completed, we expect that management will operate our business in a manner similar to the manner in which it is being operated today and that our shareholders will continue to be subject to the same risks and opportunities as they currently are, including, among other things, the risks associated with the airway management products market on which our business largely depends, and general industry, economic and market conditions. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. In the event the merger is not completed, our board will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to evaluate strategic alternatives to maximize shareholder value. If the merger agreement is not approved by our shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or that our business, prospects or results of operations will not be materially and adversely impacted.

If the merger agreement is terminated under certain circumstances described in greater detail in “PROPOSAL 1—THE MERGER AGREEMENT—Termination Fee” on page 44 of this proxy statement, we will be obligated to pay a termination fee of $30 million to GE.

Delisting and Deregistration of Vital Signs Common Stock

If the merger is completed, our common stock will be delisted from The NASDAQ Global Select Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the U.S. Securities and Exchange Commission.

Interests of Certain Persons in the Merger

In considering the recommendation of our board with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to adopt the merger agreement and to recommend that our shareholders vote in favor of approving the merger agreement. Such interests included the following:

•

The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $74.50 in cash, without interest, for each share of our common stock held immediately prior to the merger. The merger agreement also provides that at the effective time of the merger, each option to purchase shares of our common stock, including those options held by our directors and executive officers, will terminate in exchange for a payment equal to the number of shares of our common stock subject to such option multiplied by the amount, if any, by which $74.50 exceeds the exercise price of the option. See “Stockholdings and Stock Options” for additional information regarding the merger consideration expected to be received by our directors and executive officers.

•

Concurrent with the execution of the merger agreement, our chief executive officer, Terry D. Wall, entered into a consulting and advisory services agreement with Merger Sub that will become effective upon consummation of the merger. Upon consummation of the merger, the consulting and advisory services agreement will become an obligation of Vital Signs. The consulting and advisory services agreement provides that effective upon consummation of the merger, Terry D. Wall will cease to serve as an employee of Vital Signs and will become a consultant to Vital Signs for a term of two years. During the term of the agreement, Mr. Wall will provide strategic and operational consulting services to Vital Signs, including advice with respect to product innovations, new products and other operational matters. For these services, he will receive consulting payments of $42,000 per month. In addition, Mr. Wall will provide advisory services designed to assist Vital Signs in identifying and evaluating potential acquisitions from among a list of potential target companies identified by Mr. Wall. Mr. Wall will be entitled to a fee, calculated at 1% of the acquisition price, if GE Healthcare or one of its controlled affiliates elects to acquire a target company identified by Mr. Wall, but only if the following criteria are satisfied:

•	if the target is a public company, its market capitalization must be less than $200 million;

•	the target’s business must primarily involve (a) single-use products for anesthesia, respiratory, neonatal or emergency care settings, or (b) sleep apnea diagnostics or therapeutics;

•	the definitive acquisition agreement for the acquisition must be signed within two years after the merger of Merger Sub and Vital Signs is consummated;

•	negotiations must be private and cannot include an auction; and

•	if requested, Mr. Wall must participate in due diligence with respect to the acquisition of the target entity.

The consulting and advisory services agreement precludes Mr. Wall from competing with Vital Signs and certain GE entities during the term of the consulting agreement and for a period of at least one year thereafter.

Executive Officers Receiving Offer Letters

Concurrent with the execution of the merger agreement, GE provided offer letters to the following executive officers of Vital Signs (the “Covered Executives”): Alex Chanin (our Chief Operating Officer), John Easom (our Executive Vice President - International Sales and Business Development), Jay Sturm (our General Counsel and Vice President - Human Resources) and Anthony Martino (our Vice President - Quality Assurance and Regulatory Affairs). The offer letters are effective upon closing of the merger and contemplate the following:

•

Alex Chanin’s title and responsibilities will change. In light of the transition of Terry D. Wall to a consulting status, Mr. Chanin will become Vital Signs’ chief executive officer upon consummation of the merger. The titles of the other Covered Executives will not change.

•

Alex Chanin’s annual salary will increase from $197,500 to $275,000. John Easom’s annual salary will increase from $140,000 to $165,000. The annual salaries of the other Covered Executives will not change.

•

Each of the Covered Executives will be eligible to participate in the Vital Signs 2005 Executive Bonus Plan and will be eligible to receive a retention bonus if he is actively employed by Vital Signs or another affiliate of GE 24 months after the closing. The amount of any such retention bonus, if payable, will be equal to the Covered Executive’s annualized base salary at the time plus, for each of the Covered Executives other than Mr. Martino, the average of his two bonus payouts following closing, less required withholdings and deductions. The Covered Executives will not be entitled to a retention bonus if their employment is terminated by GE or themselves prior to such 24 month date regardless of whether cause for such termination exists.

•	The Covered Executives will receive the following number of GE stock options with an exercise price equal to the fair market value of the underlying GE shares after the merger closes: Alex

Chanin - 10,000 shares; John Easom - 5,000 shares; Jay Sturm - 5,000 shares; and Anthony Martino - 3,000 shares.

•	Each of the Covered Executives will be entitled to twelve months salary as severance if he is terminated without cause.

Mark Mishler, our chief financial officer who joined Vital Signs in November 2007, did not receive an offer letter, but has been assured that he will receive six months severance if he is terminated without cause.

Other Benefits

•

Our directors and officers will continue to be indemnified for acts or omissions occurring at or prior to the effective time of the merger and will have the benefit of liability insurance for a period of not less than six years after completion of the merger. See “Indemnification of Officers and Directors.”

•

Our employees will receive certain customary benefits associated with existing employee benefit plans. Other than with respect to severance, such benefits will also be extended to those of our officers who continue in the employ of Vital Signs after the merger is consummated. See “PROPOSAL 1—THE MERGER AGREEMENT—Benefit Arrangements”.

Stockholdings and Stock Options

The table below sets forth, as of July 23, 2008, for each of our executive officers and directors since the beginning of the last fiscal year:

•	the number of shares of our common stock held as of such date;

•	the amount of cash that will be paid in respect of such shares upon consummation of the merger;

•	the number of shares subject to options held by such person, whether or not vested;

•	the amount of cash that will be paid in respect of cancellation of such options upon consummation of the merger; and

•	the total amount of cash that will be received by such person in respect of such shares and options upon consummation of the merger.

All dollar amounts are gross amounts and do not reflect deductions for income taxes and other withholding. In each case with respect to options, the payment is calculated by multiplying the number of shares subject to each option by the amount, if any, by which $74.50 exceeds the exercise price of the option. The merger agreement requires our board to take all actions necessary to cause all outstanding stock options to be cancelled and terminated as of the effective time of the merger.

	Common Stock Owned as of July 23, 2008			Options Held as of July 23, 2008

Name	Shares		Consideration	Shares	Consideration	Total Consideration

Non-Employee Directors

C. Barry Wicker	227,595	(1)	$16,955,827	6,000	$131,640	$17,087,467

Howard W. Donnelly	0		0	20,700	$508,910	$508,910

David H. MacCallum	1,700		$126,650	35,000	$1,061,620	$1,188,270

Richard L. Robbins	0		0	47,000	$1,624,800	$1,624,800

George A. Schapiro	2,864		$213,368	25,500	$1,040,685	$1,254,053

Executive Officers

Terry D. Wall	1,468,840	(2)	$109,428,580	177,674	$5,619,566	$115,048,146

Alex Chanin	0		0	33,000	$766,400	$766,400

John Easom	325.5	(3)	$24,250	17,938	$450,814	$475,064

Anthony P. Martino	25	(4)	$1,862	25,625	$1,302,790	$1,304,652

Mark Mishler	0		0	10,000	$216,000	$216,000

Jay Sturm	0		0	42,750	$1,448,622	$1,448,622

William Craig	0		0	0	0	0

All directors and executive officers as a group (12 persons)	701,024		$126,726,287	423,299	$12,954,633	$140,445,085

(1)	Includes 15,716 shares held in the Company’s 401(k) Plan on Mr. Wicker’s behalf.

(2)

Includes 36,893 shares held in the Company’s 401(k) Plan on Mr. Wall’s behalf. On August 21, 2008, Mr. Wall transferred 400,000 of the shares set forth above to the Vance Wall Foundation, a private charitable foundation established by Mr. Wall and his wife. Accordingly, Mr. Wall will not receive merger consideration for those 400,000 shares. The table above does not include 706,748 shares held by Mr. Wall’s wife as of July 23, 2008 (which shares will convert into $52,652,756 of merger consideration), 1,571,439 shares held in trust for the benefit of the Walls’ children (which shares will convert into $117,072,205 of merger consideration) and 1,277,936 shares held in the TW 2005 Trust (which shares will convert into $95,206,232 of merger consideration). Mr. Wall established the TW 2005 Trust as an estate planning trust and contributed shares of Vital Signs common stock to the Trust. Pursuant to the terms of the Trust, any one of four members of a committee may cause the assets of the Trust to be transferred to Terry Wall. Alternatively, if the four members of the committee agree, the assets of the Trust could be transferred, in equal one fourth interests, to the members of the committee, who are also the beneficiaries of the Trust. The four members of the committee are Mr. Wall’s two adult children, Mr. Wall’s brother and Mr. Wall’s sister.

(3)	Includes 75.5 shares held in the Company’s 401(k) Plan on Mr. Easom’s behalf.

(4)	Includes 25 shares held in the Company’s 401(k) Plan on Mr. Martino’s behalf.

Indemnification of Officers and Directors

The merger agreement provides that, following the effective time of the merger, the surviving corporation will indemnify, to the fullest extent required by our current certificate of incorporation, any applicable contract in effect on July 23, 2008 or applicable law, our current and former directors and officers with respect to all acts or omissions by them in their capacities as directors or officers of our company at any time prior to the effective time of the merger.

In addition, GE has agreed to cause the surviving corporation to maintain in effect, at no expense to the beneficiaries, for six years after the merger, an insurance and indemnification policy covering our directors and officers with respect to events occurring at or prior to the effective time of the merger. The merger agreement provides that such policy must be at least as favorable to our directors and officers as our existing policy. However, if the annual premiums of such insurance coverage exceed 200% of the annual premium currently paid by us, GE and the surviving corporation will not be required to pay the excess, but rather will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding 200% of the annual premium currently paid by us. At Vital Signs’ option, it may purchase, prior to the effective time of the merger, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance for the protection of our officers and directors with respect to matters arising on or before the effective time of the merger. We expect to purchase such tail insurance prior to the consummation of the merger.

REGULATORY MATTERS

Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the reviewing agency grants “early termination” of the waiting period, or it may be lengthened if the reviewing agency determines that an in-depth investigation is required and issues a formal request for additional information and documentary material. We and GE filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on August 11, 2008 and August 12, 2008, respectively. The waiting period under the HSR Act expired on September 11, 2008.

We and GE are also required to make competition filings in Austria, Brazil, Germany, Bulgaria and Italy, which filings were made on August 29, 2008 in the case of Brazil, and September 1, 2008 in the case of Austria, Bulgaria, Germany and Italy. We expect to receive all necessary foreign regulatory approvals during the fourth calendar quarter of this year.

Except for the filing of a certificate of merger in New Jersey at or before the effective date of the merger, we are unaware of any other material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

It is possible that any of the foreign government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied. See “PROPOSAL 1—THE MERGER AGREEMENT—Conditions to the Merger” on page 41 of this proxy statement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the merger. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the regulations promulgated under the Code and judicial and administrative rulings in effect as of the date of this proxy statement, all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of our common stock in light of the shareholder’s particular circumstances, nor does it discuss the special considerations applicable to those holders of common stock subject to special rules, such as shareholders whose functional currency is not the U.S. dollar, shareholders subject to the alternative minimum tax, shareholders who are financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities for U.S. federal income tax purposes, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, expatriates, shareholders who acquired their common stock through the exercise of options or similar derivative securities or shareholders who hold their common stock as part of a hedge, straddle, constructive sale or conversion transaction. This discussion also does not address the U.S. federal income tax consequences to holders of our common stock who acquired their shares through stock option or stock purchase plan programs or through other compensatory arrangements. This discussion assumes that holders of our common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). No party to the merger will seek an opinion of counsel or a ruling from the Internal Revenue Service with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the Internal Revenue Service will agree with the positions described in this proxy statement.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the merger. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. We also do not address foreign, state or local tax consequences of the merger or any U.S. tax consequences (e.g., estate or gift tax) other than U.S. federal income tax consequences of the merger. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger, in light of your individual circumstances.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your own tax advisor.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of our common stock that is:

•	a citizen or individual resident of the United States for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or the District of Columbia;

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate which is subject to U.S. federal income tax on all of its income regardless of source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of our common stock that is not a U.S. holder.

U.S. Holders

The receipt of cash for shares of common stock pursuant to the merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. A U.S. holder will generally recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. holder’s adjusted tax basis for the shares surrendered. Generally, such gain or loss will be capital gain or loss. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) that is surrendered for cash pursuant to, or in connection with, the merger.

Capital gain recognized from the disposition of common stock held for more than one year will be long-term capital gain and will be subject (in the case of U.S. holders who are individuals) to tax at a maximum U.S. federal income tax rate of 15%. Capital gain recognized from the disposition of common stock held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are permitted to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.

Under the Code, a U.S. holder of our common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. In addition, the paying agent generally is required to and will withhold 28% of all payments to which a shareholder or other payee is entitled, unless the shareholder or other payee (i) is a corporation or comes within other exempt categories and demonstrates this fact or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number, in the case of other shareholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each of our shareholders and, if applicable, each other payee, should complete, sign and return to the paying agent for the merger the substitute Form W-9 that each shareholder will receive with the letter of transmittal following completion of the merger or provide a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with a U.S. trade or business of such non-U.S. holder (and, if an applicable income tax treaty so provides, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code) and, if the non-U.S. holder is a foreign corporation, the additional branch profits tax may apply to its dividend equivalent amount at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty);

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder may be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which gain may be offset by U.S. source capital losses of the non-U.S. holder, if any, or which tax may be reduced or eliminated by an applicable income tax treaty; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of our common stock at any time during the five years preceding the merger, in which case the purchaser of our stock may withhold 10% of the cash payable to the non-U.S. holder in connection with the merger and the non-U.S. holder generally will be taxed on the holder’s net gain realized in the merger at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code). We do not believe that we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger, unless the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption. Each non-U.S. holder should complete, sign and return to the paying agent a certification of foreign status on the applicable Form W-8 in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the paying agent. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner. You should consult your own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

PROPOSAL 1—THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all the provisions of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is included as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the U.S. Securities and Exchange Commission, which are available without charge at www.sec.gov.

Structure of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Merger Sub, a wholly owned subsidiary of GE created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into us. Upon consummation of the merger, the separate corporate existence of Merger Sub will cease, and we will continue as the surviving corporation and become a wholly owned subsidiary of GE.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Department of the Treasury of the State of New Jersey or such later time as set forth in the certificate of merger and established by GE and us. The closing of the merger will occur on a date specified by us and GE, which shall be no later than the second business day after the conditions to effect the merger set forth in the merger agreement have been satisfied or waived, or such other date as GE and we may select. Although we expect to complete the merger within the fourth calendar quarter of 2008, we cannot specify when, or assure you that, we, GE and Merger Sub will satisfy or waive all conditions to the merger.

Certificate of Incorporation and Bylaws

At the effective time of the merger, our certificate of incorporation and bylaws will be amended in their entirety to be as set forth in the exhibits to the merger agreement.

Board of Directors and Officers of the Surviving Corporation

The directors of Merger Sub immediately prior to the effective time of the merger will be the initial directors of the surviving corporation. Our directors will cease to serve as directors of Vital Signs. Our officers immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Consideration to Be Received in the Merger

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $74.50 in cash, without interest, other than shares of common stock:

•	owned by GE or Merger Sub or any other wholly owned subsidiary of GE immediately prior to the effective time of the merger, all of which will be cancelled without any payment; and

•	owned by us or any of our wholly owned subsidiaries immediately prior to the effective time of the merger, all of which will be cancelled without any payment.

GE and the surviving corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of our common stock such amounts that it is required to deduct and withhold with respect to making such payment under the Internal Revenue Code, or any other applicable state, local or foreign tax law.

Payment Procedures

GE will deposit sufficient cash with our transfer agent or another bank or trust company reasonably acceptable to us, which we refer to as the paying agent, promptly after the effective time of the merger to make payment of the merger consideration. Promptly after the effective time of the merger, and in any event within three business days after the effective time, GE shall cause the paying agent to mail to each holder of record of a certificate that immediately prior to the effective time of the merger represented outstanding shares of our common stock, a letter of transmittal and instructions for effecting the surrender of his, her or its stock certificates in exchange for the merger consideration payable with respect to such certificates. Upon surrender of a certificate to the paying agent, together with such letter of transmittal, the holder of such certificate shall be entitled to receive the merger consideration such holder has the right to receive pursuant to the merger agreement. No interest will be paid or will accrue on the cash payable upon surrender of a certificate to the paying agent. GE is entitled to demand that the paying agent deliver to it any funds that have not been distributed, including the proceeds of any investments of the funds, within 270 days after the effective time of the merger. After any such funds are returned to GE, holders of certificates who have not previously complied with the instructions to exchange their certificates will be entitled to look only to GE for payment of their claim for merger consideration. The paying agent will invest the funds as directed by GE and any interest and other income resulting from such investment will be paid to GE.

You should not send your Vital Signs stock certificates to the paying agent until you have received transmittal materials from the paying agent. Please do not return your Vital Signs stock certificates with the enclosed proxy, and please do not forward your stock certificates to the paying agent without a letter of transmittal.

If any of your certificates which immediately prior to the effective time represented outstanding shares of our common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by GE, post a bond.

Stock Options

At the effective time of the merger, all outstanding options, including those held by our directors and executive officers, will be cancelled and terminated and the holder of each such option will receive from GE, as soon as practicable following the closing of the merger, an amount in cash, without interest and less applicable taxes, equal to the product of:

•	the number of shares of our common stock subject to such option, as of the effective time of the merger, multiplied by

•	the excess, if any, of $74.50 over the exercise price per share of common stock subject to such option.

In the event that the exercise price of an option is equal to or greater than $74.50, such option shall be cancelled and have no further force and effect. All of our stock option plans pursuant to which the stock options have been granted, including our 2003 Investment Plan and our 2002 Incentive Plan, will terminate at the effective time of the merger.

Representations and Warranties

The merger agreement contains representations and warranties that we made to GE and Merger Sub regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	our capitalization;

•	our subsidiaries;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement;

•

the absence of conflicts with, or violations of, our or our subsidiaries’ organizational documents, certain contracts, applicable law or judgments, orders or decrees or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

•	identification of required governmental filings and consents;

•

the accuracy of information contained in registration statements, forms, reports and other documents that we have filed with the U.S. Securities and Exchange Commission since October 1, 2005, including those filings made after July 23, 2008, and the compliance of our filings with applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act and, with respect to financial statements contained therein, preparation in accordance with generally accepted accounting principles applied on a consistent basis;

•	the absence of pending or threatened investigations of our company or our subsidiaries by the U.S. Securities and Exchange Commission;

•	the accuracy of information contained in this proxy statement;

•

maintenance and effectiveness of disclosure controls and procedures and internal control over financial reporting, and compliance with related certification and reporting requirements under the Exchange Act and the Sarbanes-Oxley Act;

•	compliance with applicable listing and other rules and regulations of The NASDAQ Global Select Market;

•

compliance with provisions of the Exchange Act regarding the use of corporate or other funds for unlawful contributions, payments, gifts or entertainment, or unlawful expenditures relating to political activity to government officials or others, the establishment and maintenance of unlawful or unrecorded funds and the acceptance or receipt of unlawful contributions, payments, gifts or expenditures;

•	the absence since October 1, 2005 of any material complaint, allegation, assertion or claim regarding our or our subsidiaries’ accounting or auditing practices or procedures;

•

the absence since October 1, 2005 of evidence of material violations of securities laws, breaches of fiduciary duty or similar violations by our company or our officers, directors, employees or agents reported by an attorney representing us or our subsidiaries;

•	our adoption of, and disclosure of changes to, our code of ethics for senior financial officers as required by the Sarbanes-Oxley Act and the absence of violations of our code of ethics;

•

the absence of liabilities, except for liabilities set forth on our September 30, 2007 balance sheet, liabilities incurred after September 30, 2007 in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by the merger agreement, liabilities arising in the ordinary course of business pursuant to the terms of contracts (other than relating to any breaches thereof) which we disclosed to GE or which we were not required to disclose to GE and liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

•	the absence of certain changes and events since September 30, 2007, including the absence of changes that have had or would reasonably be expected to have a Company Material Adverse Effect;

•	the filing of tax returns, status of unpaid taxes and other tax matters;

•	our owned and leased real property;

•	our intellectual property;

•	our contracts;

•	court orders, governmental investigations and litigation or other proceedings;

•	environmental matters;

•	our employee benefits plans;

•	compliance with laws;

•	privacy matters, including the Health Insurance Portability and Accountability Act of 1996, or HIPAA;

•	permits;

•	labor matters;

•	insurance;

•	receipt of an opinion from JPMorgan as to the fairness of the merger consideration, from a financial point of view, to Vital Signs’ shareholders;

•	the inapplicability of U.S. federal or state anti-takeover statutes and regulations;

•	the absence of undisclosed brokers’ fees;

•	government contracts;

•	compliance with laws and regulations of the U.S. Food and Drug Administration;

•	compliance with health care regulations; and

•	product liability matters.

In addition, GE and Merger Sub made representations and warranties to us regarding, among other things:

•	corporate matters, including due organization, power and qualification;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement;

•

the absence of conflicts with, or violations of, organizational documents, certain contracts, applicable law or judgments, orders or decrees or other obligations as a result of the consummation of the transactions contemplated by the merger agreement;

•	identification of required governmental filings and consents;

•	the accuracy of information supplied for inclusion in this proxy statement;

•	the operations of Merger Sub;

•	litigation or other proceedings;

•	the absence of undisclosed brokers’ fees; and

•	GE’s ability to finance the merger.

Many of our representations and warranties are qualified by a Company Material Adverse Effect standard. Pursuant to the merger agreement, a “Company Material Adverse Effect” means, with respect to us, any change, event, occurrence or state of facts that (a) has had, or would reasonably be expected to have, a material adverse effect (i) on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of us and our subsidiaries, taken as a whole, or (ii) on our ability to, in a timely manner, perform our obligations under the merger agreement or consummate the transactions contemplated by the merger agreement, or (b) would subject GE or any affiliate to any criminal or material civil liability resulting from a violation of law; except that facts, circumstances, events, changes, effects or occurrences (collectively, “factors”) involving the following will not constitute, and will not be considered in determining whether there has occurred, a Company Material Adverse Effect:

•

except where we are disproportionately impacted, factors generally affecting the economy or the financial, debt, credit or securities markets in the United States, including as a result of changes in geopolitical conditions;

•	except where we are disproportionately impacted, factors generally affecting any of the industries in which we or our subsidiaries operate;

•

factors resulting directly or proximately from the announcement of the merger agreement and the transactions contemplated thereby, including any negative impact on the relationships between us and any of our customers, suppliers, distributors or employees resulting from the identities of the parties to the merger agreement or the performance of the merger agreement and the transactions contemplated by the merger;

•

except where we are disproportionately impacted, factors resulting from changes after July 23, 2008 in any applicable laws or applicable accounting regulations or principles or interpretations thereof;

•	except where we are disproportionately impacted, factors resulting from any outbreak or escalation of hostilities or war or any act of terrorism; or

•

factors resulting from any failure by us to meet any published analyst estimates or expectations of our revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by us to meet our internal or published projections, budgets, plans or forecasts of our revenues, earnings or other financial performance or results of operations, in and of itself.

This description of the representations and warranties is included to provide investors with information regarding the terms of the merger agreement. It is not intended to provide any other factual information about us. The assertions embodied in the representations and warranties are qualified by information in a confidential disclosure letter that we provided to GE in connection with signing the merger agreement. The disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise.

Covenants Relating to the Conduct of Our Business

From July 23, 2008 through the effective time of the merger or the earlier termination of the merger agreement, subject to certain exceptions set forth in our confidential disclosure letter, we have agreed, and have agreed to cause our subsidiaries, to:

•	act and carry on our business in the ordinary course of business consistent with past practice;

•	comply in all material respects with applicable laws and the requirements of our permits and to make all appropriate voluntary disclosures to governmental entities;

•

use commercially reasonable efforts to maintain and preserve our business organization, assets, intangibles and properties and to preserve the goodwill of our business relationships with third parties with whom we have business dealings;

•	use commercially reasonable efforts to retain the services of our current officers and key employees; and

•	use commercially reasonable efforts to keep in full force and effect all insurance policies, other than changes to such policies made in the ordinary course of business consistent with past practice.

We have also agreed that, subject to certain exceptions, during the same period, we will not, and will not permit any of our subsidiaries to, do any of the following without the prior written consent of GE (which GE has agreed not to withhold unreasonably):

•

declare, set aside or pay any dividend on, or make any other distribution in respect of, shares of our capital stock or otherwise make any payments to our shareholders in their capacity as shareholders (other than the payment of regular quarterly cash dividends consistent in amount and timing with past practice and dividends or distributions by a wholly owned subsidiary to its parent);

•

split, combine, subdivide or reclassify any of our capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock or other securities;

•

purchase, redeem or otherwise acquire any shares of our capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or other agreements to acquire any shares of our capital stock, voting securities or equity interests, except for the acquisition of shares of our common stock from our option holders in payment of the exercise price payable by such holders upon exercise of options to the extent required or permitted by the terms of such options or from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with a termination of services;

•

issue or otherwise dispose of or encumber any shares of our capital stock or other securities, other than the issuance of shares of our common stock pursuant to the exercise of options outstanding on July 23, 2008;

•	amend our or our subsidiaries’ certificates of incorporation or bylaws or other organizational documents;

•	acquire any business or any business organization or division;

•

sell, transfer, lease, license, pledge, abandon or otherwise dispose of or encumber or subject to any lien any of our properties or assets (including intellectual property and securities of subsidiaries), other than sales of products in the ordinary course of business consistent with past practice, dispositions of obsolete or worthless assets or other sales of assets of less than $500,000 in the aggregate;

•

incur, assume or guarantee indebtedness for borrowed money, issue, sell or amend any of our or our subsidiaries’ debt securities or options, warrants, calls or other rights to acquire debt securities, guarantee any debt security of another person, enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the same economic effect or make any material loans, advances (other than routine advances to employees in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other person, other than our wholly owned subsidiaries (other than in the ordinary course of business, pursuant to letters of credit or otherwise, or purchase money security interests in amounts not to exceed $500,000 in the aggregate);

•

make any changes in financial or tax accounting methods, principles, policies or practices or change any accounting period, or change any assumption underlying, or method of calculating, bad debts, contingencies or other reserves, except in each instance as may be required under generally accepted accounting principles or applicable law;

•	other than as required to comply with applicable law, increases in compensation or benefits required by agreements in effect on July 23, 2008 and increases in salaries, wages and benefits of employees other than officers made in the ordinary course of business consistent with past practice and in amounts and in a manner consistent with past practice:

•

adopt, enter into, terminate or amend any employment, consulting, retention, change in control or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement,

•	increase in any respect the compensation or fringe benefits of, or pay any bonus to, any directors, officers or employees,

•

amend or waive any of our rights under, or accelerate the vesting under, any provision of our stock option plans or our other equity-related plans or any agreement evidencing any outstanding stock option or other right to acquire our capital stock or any restricted stock purchase agreement or any similar or related contract, other than as contemplated by the merger agreement,

•

enter into, establish, amend, modify or terminate any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, profit-sharing, health or welfare, stock option or other equity or equity-based pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, director, officer, other employee, consultant or affiliate of our company, or

•

take any action other than in the ordinary course of business, consistent with past practice, to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan or policy;

•

make, change or rescind any material tax election, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling;

•

initiate, compromise or settle any litigation, proceeding or investigation that is material to us and our subsidiaries taken as a whole, other than in connection with the enforcement of our rights under the merger agreement and other than settlements for less than $500,000 or, if greater, the total incurred case reserve amount for such litigation, and that do not involve equitable relief or admission of wrongdoing or misconduct;

•	enter into, terminate or amend any material contract or any material permit, including any material environmental permit;

•	amend or modify our letter of engagement with JPMorgan;

•	release any person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement, except as permitted by the merger agreement;

•

make any capital expenditures, other than pursuant to capital expenditure budgets previously delivered to GE and capital expenditures not in excess of $500,000 in the aggregate for us and our subsidiaries taken as a whole during any three-month period;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

•

pay, discharge, settle or satisfy any claims, liabilities or obligations, other than the payment, discharge, settlement or satisfaction in the ordinary course of business or in accordance with their terms, of liabilities, claims or obligations reflected or reserved against on our September 30, 2007 balance sheet or incurred since September 30, 2007 in the ordinary course of business consistent with past practice or in connection with transactions contemplated by the merger agreement; or

•

authorize, or commit or agree to take, any of the foregoing actions, or take or agree to take any action that would cause any of the conditions to the merger set forth in the merger agreement not to be satisfied as of the closing date of the merger.

No Solicitation

The merger agreement provides that we will not, and we will cause our subsidiaries and our and our subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other advisors and representatives not to, directly or indirectly:

•

solicit, initiate, cause, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any acquisition proposal by any party other than GE (we refer to any such proposal as an “acquisition proposal”);

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information for the purpose of knowingly encouraging or knowingly facilitating any such acquisition proposal; or

•	enter into any agreement related to any such acquisition proposal.

However, prior to obtaining shareholder approval of the merger agreement and in response to a bona fide, unsolicited written acquisition proposal that was made and received by us after July 23, 2008 and was not principally caused by a breach by us of the no solicitation provisions of the merger agreement, we may provide information to and participate in discussions or negotiations with a person making such an acquisition proposal. We may take these actions only:

•

to the extent the failure to do so would be inconsistent with our board’s fiduciary obligations under New Jersey law as determined in good faith by our board after considering applicable provisions of New Jersey law and after consultation with outside counsel;

•

if such person has entered into a confidentiality agreement no less restrictive of such other person than our confidentiality agreement with GE and which does not include any provision calling for an exclusive right to negotiate with us or precluding compliance by us with the merger agreement;

•

if we advise GE of all non-public information provided by us to the person making such acquisition proposal concurrently with its delivery to such person, and deliver to GE concurrently with our delivery to such person all such information not previously provided to GE;

•

if our board determines in good faith, after consultation with outside counsel and its financial advisors, that the acquisition proposal constitutes or would be reasonably likely to result in a superior proposal; and

•	after providing GE not less than two business days’ written notice of our intention to take such actions.

In addition, prior to the approval of the merger agreement by our shareholders, if our board determines in good faith that the failure to do so would be inconsistent with our board’s fiduciary obligations under New Jersey law after considering applicable provisions of New Jersey law and after consultation with outside counsel, we may engage through our outside counsel in discussions with a person making an unsolicited written acquisition proposal for the purpose of clarifying such acquisition proposal so as to enable our board to determine whether there is a reasonable possibility that such acquisition proposal could lead to a superior proposal provided that we notify GE of such acquisition proposal and our intention to instruct counsel to engage in such discussions prior to their engagement.

We have agreed to take all action reasonably requested by GE that is necessary to enforce each confidentiality, standstill or similar agreement relating to an acquisition proposal to which we or our subsidiaries is a party or by which any of us is bound, and promptly to provide GE with a copy of any confidentiality agreement entered into in response to an acquisition proposal in these circumstances no later than 24 hours after execution of such confidentiality agreement.

We have further agreed that our board will not:

•

withhold, withdraw or modify, or propose publicly to withhold, withdraw or modify in a manner adverse to GE its recommendation with respect to the merger and the approval of the merger agreement by our shareholders;

•

approve or recommend, or propose publicly to approve or recommend, or cause or permit us or our subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement or similar agreement providing for the consummation of a transaction contemplated by any acquisition proposal (we refer to any such agreement as an “alternate acquisition agreement”); or

•	approve or recommend, or propose publicly to approve or recommend, any acquisition proposal.

However, our board may withhold, withdraw or modify its recommendation that our shareholders vote in favor of the merger and the approval of the merger agreement if our board determines in good faith, after reviewing applicable New Jersey law and after consultation with outside counsel, that failure to so act would be inconsistent with its fiduciary obligations under New Jersey law. Furthermore, until such time as our shareholders approve the merger agreement, our board may, in response to a superior proposal, authorize us to enter into an alternative acquisition agreement with respect to such superior proposal, but only if:

•	such proposal is an unsolicited bona fide written proposal;

•	the making of such proposal is not principally caused by a breach of the no solicitation provisions of the merger agreement, a standstill agreement or a similar agreement;

•	the board determines in good faith that such proposal constitutes a superior proposal;

•	concurrently with entering into such alternative acquisition agreement, we terminate the merger agreement pursuant to its terms;

•	we comply with the no solicitation provisions of the merger agreement, including the notification provisions;

•

our board provides four business days’ prior written notice to GE that it is prepared to enter into an alternative acquisition agreement with respect to such superior proposal and terminate the merger agreement; and

•

during the four business day notice period described above, we and our representatives are reasonably available to GE and its representatives to negotiate any adjustments to the terms of the merger agreement proposed by GE as would enable GE to proceed with the transactions contemplated by the merger agreement and, at the end of such period, after taking into account any such adjusted terms, our board again in good faith makes the determination that the third party’s proposal constitutes a superior proposal.

In addition, in the event of any such termination, we must pay the termination fee described below prior to or concurrently with and as a condition of such termination.

We have agreed to promptly, and in any event within 24 hours of receipt, notify GE of our receipt of any proposal, offer, inquiry or other contact, request for confirmation or request to initiate any discussions or negotiations, with respect to an acquisition proposal, the identity of the person making such proposal, offer, inquiry or other contact and the terms and conditions of any such proposal or offer or the nature of any inquiry or contact. We are also required to keep GE reasonably informed in the event of any material developments affecting the status and terms of any such proposals, offers, inquiries or requests and the status of any such discussions or negotiations and promptly and in any event within 24 hours, provide GE with any written materials received by us related thereto.

We have further agreed to immediately cease and cause to be terminated, and to cause our subsidiaries and representatives to immediately cease and cause to be terminated, any discussions or negotiations that commenced prior to July 23, 2008 with any person with respect to any proposal that constitutes, or would reasonably be expected to lead to, an acquisition proposal.

Nothing in the merger agreement prohibits us from taking and disclosing a position to our shareholders with respect to a tender offer contemplated by Rule 14e-2 under the Exchange Act or from making any legally required disclosure to our shareholders. However, if such disclosure has the effect of withdrawing or modifying our board’s recommendation that our shareholders vote for the merger and approve the merger agreement in a manner adverse to GE, GE will have the right to terminate the merger agreement and to receive the termination fee described below.

The term “acquisition proposal” is defined in the merger agreement to be any inquiry, proposal or offer by any party other than GE and its subsidiaries, relating to any:

•

merger, consolidation, liquidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange, business combination or similar transaction involving us or our subsidiaries,

•	acquisition in any manner, directly or indirectly, of 15% or more of any class of equity securities of ours or our subsidiaries, or

•

acquisition in any manner, directly or indirectly, of assets of ours and our subsidiaries equal to 15% or more of our consolidated assets or to which 15% or more of our consolidated revenues are attributable.

A “superior proposal” is defined in the merger agreement to mean any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 65% or more of our equity securities or assets of ours and our subsidiaries equal to 65% or more of our consolidated assets or to which 65% or more of our consolidated revenues are attributable, pursuant to a tender or exchange offer, a merger, a consolidation or a purchase of assets or securities, that is not subject to a financing contingency and that our board determines in its good faith judgment to be, after consultation with its outside legal counsel and a financial advisor of national reputation:

•

on terms more favorable from a financial point of view to our shareholders than the transactions contemplated by the merger agreement, taking into account at the time of determination all the terms and conditions of the proposal and the ability of the person making the proposal to consummate the transactions contemplated by the proposal and the merger agreement, including any proposal by GE to amend the terms of the merger agreement; and

•	reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of the proposal.

Shareholders Meeting

The merger agreement requires us, as soon as practicable, to take actions to establish a record date for, duly call, give notice of, convene and hold as promptly as practicable a meeting of our shareholders to approve the merger agreement. Subject to the provisions described above under “No Solicitation,” our board is required to recommend approval of the merger agreement by our shareholders and include such recommendation in this proxy statement and may not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to GE, or publicly propose or resolve to withhold, withdraw or modify, in a manner adverse to GE, its recommendation that our shareholders vote in favor of the merger and approval of the merger agreement. Subject to the provisions described above under “No Solicitation,” we are required to use our reasonable best efforts to solicit from our shareholders proxies in favor of approval of the merger agreement.

Indemnification and Insurance

The merger agreement provides that, following the effective time of the merger, the surviving corporation will indemnify, to the fullest extent required by our current certificate of incorporation, any applicable contract in effect on July 23, 2008 and applicable law, our current and former directors and officers with respect to all acts or omissions by them in their capacities as directors or officers of our company at any time prior to the effective time of the merger.

In addition, GE has agreed to cause the surviving corporation to maintain in effect, at no expense to the beneficiaries, for no less than six years after the merger, an insurance and indemnification policy covering our directors and officers who are insured under our current policies with respect to events occurring at or prior to the effective time of the merger that is no less favorable than our existing policy. However, if the annual premiums of such insurance coverage exceed 200% of the annual premium currently paid by us, GE and the surviving corporation will not be required to pay the excess, and will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding

200% of the annual premium currently paid by us. At Vital Signs’ option, it may purchase, prior to the effective time of the merger, a six-year prepaid “tail policy” on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance for the protection of our officers and directors with respect to matters arising on or before the effective time of the merger.

Benefit Arrangements

GE has agreed that, until December 31, 2009, it will or it will cause one of its subsidiaries to maintain our company’s current severance pay levels and will or will cause one of its subsidiaries to use commercially reasonable efforts to provide generally to continuing employees a total compensation package (including benefits but excluding any equity based compensation) that is in the aggregate no less favorable than the total compensation package provided to such employees immediately prior to July 23, 2008, but has determined to discontinue following the effective time of the merger our prior practice of providing six months severance to employees with a position of Vice President or higher. Continuing employees are those of our employees who continue as employees of the surviving corporation or GE following the effective time of the merger. GE has agreed to give or to cause one of its subsidiaries to give continuing employees full credit for prior service with us for purposes of (i) eligibility and vesting under GE’s employee benefits plans, (ii) the determination of benefits levels under GE’s employee benefits plans or policies relating to vacation or severance but not for benefit accrual purposes under any other GE employee benefit plan and (iii) the determination of “retiree” status under GE’s employee benefits plans. GE has also agreed to allow or to cause its subsidiaries to allow continuing employees to use accrued but unused personal, sick or vacation time in accordance with GE’s practice and policies. In addition, GE has agreed to waive, or cause to be waived, any limitations on benefits relating to pre- existing conditions to the same extent such limitations are waived under any comparable plan of our company and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by continuing employees in the calendar year in which the merger becomes effective.

Agreement to Take Further Action and to Use Commercially Reasonable Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the merger agreement as promptly as reasonably practicable. Among other things, each party has committed to use such efforts to make appropriate filings and to use reasonable best efforts to obtain government clearances or approvals required under the Exchange Act, the HSR Act and any other applicable law. We have also agreed to give, or cause our subsidiaries to give, any required notices to third parties and to use, or cause our subsidiaries to use, commercially reasonable efforts to obtain required third party consents. However, we will not be required to make materially burdensome payments in connection with fulfilling such obligations.

Conditions to the Merger

Our and GE’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction (or waiver, if permissible under applicable law) of the following conditions:

•	our shareholders must have approved the merger agreement;

•

the waiting period applicable to consummation of the merger under the Hart Scott Rodino Antitrust Improvements Act must have expired or been terminated and the applicable filings, approvals or expiration or termination of any applicable waiting periods under applicable foreign antitrust or trade regulation laws must have been made, obtained, expired or terminated; and

•

the absence of any order, executive order, stay, decree, judgment or injunction (preliminary or permanent), statute, law, rule or regulation enacted, issued, promulgated, enforced, obtained or entered by a governmental entity making the merger illegal or otherwise prohibiting consummation of the merger.

In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of GE and Merger Sub in the merger agreement must be true and correct as of the closing date of the merger (or as of a particular date, in the case of representations and warranties that are made as of a particular date) except where the failure to be true and correct, without giving effect to any materiality qualifications, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of GE or Merger Sub to consummate the transactions contemplated by the merger agreement; and

•	GE and Merger Sub must have performed, in all material respects, all obligations required to be performed by them under the merger agreement.

In addition, the obligations of GE and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions:

•

our representations and warranties (i) regarding our capitalization must be true and correct except for immaterial numerical inaccuracies, (ii) regarding the absence of a Company Material Adverse Effect since September 30, 2007 must be true and correct, (iii) regarding our authority to enter into the merger agreement, our required filings and consents and the absence of conflicts must be true and correct in all material respects and (iv) regarding all other matters must be true and correct as of the closing date of the merger (or as of a particular date, in the case of representations and warranties that are made as of a particular date) except to the extent the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a “Company Material Adverse Effect” (as defined in the merger agreement);

•	we must have performed, in all material respects, all obligations required to be performed by us under the merger agreement;

•	the absence of any instituted, pending or threatened action, investigation, litigation or proceeding by a governmental entity which seeks to:

•	restrain, enjoin, prevent, prohibit or make illegal the consummation of the merger;

•

impose limitations on the ability of GE or its affiliates to vote, transfer, receive dividends with respect to or otherwise exercise full ownership rights with respect to the stock of Vital Signs after the merger is complete;

•

restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, GE’s or any of its affiliates’ ownership or operation of all or any material portion of our and our subsidiaries’ businesses and assets, taken as a whole; or

•

as a result of the transactions contemplated by the merger agreement, compel GE or any of its affiliates to dispose of or hold separate any material portion of our or our subsidiaries’ businesses or assets, taken as a whole, or of GE and its subsidiaries, taken as a whole;

•	there must not have occurred any material adverse effect with respect to us since July 23, 2008; and

•

with respect to our reports filed with the U.S. Securities and Exchange Commission after July 23, 2008, our chief executive officer and our chief financial officer must have provided all necessary certifications required under the Sarbanes-Oxley Act of 2002 in the form required under the Sarbanes-Oxley Act of 2002 and as previously filed by us.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by the mutual written consent of us, GE and Merger Sub;

•	by either us or GE, if:

•

the merger has not been consummated by January 23, 2009 (the “Outside Date”), provided that this right to terminate is not available to any party whose failure to fulfill any obligation under the merger agreement has been a principal cause of the failure of the merger to occur on or before January 23, 2009; provided further that the Outside Date shall be extended to July 23, 2009 if the merger has not been consummated by January 23, 2009 because the waiting period applicable to consummation of the merger under the HSR Act has not expired or been terminated or the applicable filings, approvals or expiration or termination of any applicable waiting periods under applicable foreign antitrust or trade regulation laws have not been made, obtained or expired, or terminated, and we elect to extend the Outside Date to July 23, 2009; provided further that if the merger shall not be consummated by the Outside Date (or by July 23, 2009 if extended as provided above) because we fail to perform, in all material respects, our obligations under the merger agreement, and such failure is first disclosed by us to GE or first identified by GE to us, less than ninety days prior to January 23, 2009 (or less than ninety days prior to July 23, 2009 if the Outside Date is extended as provided above), then the Outside Date may be extended ninety days from such disclosure if we elect to do so;

•

we become subject to any final and nonappealable order, executive order, stay, decree, judgment or injunction, or regulation that would have the effect of making the merger illegal or otherwise prohibiting consummation of the merger, unless such governmental action was primarily due either to a failure of the party seeking to terminate the merger agreement to perform any of its agreements under the merger agreement or to a breach of such party’s representations and warranties; or

•	the required vote of our shareholders to approve the merger agreement is not obtained at the meeting of our shareholders where such vote is taken;

•	by GE, if:

•

our board had not included in this proxy statement its recommendation (set forth on page 19) that our shareholders vote in favor of approval of the merger agreement, or our board withdraws or modifies that recommendation in a manner adverse to GE;

•	our board approves or recommends to our shareholders an acquisition proposal by any party other than GE;

•

our board fails to reject and recommend against any such acquisition proposal within ten business days of the making of such proposal (including by taking no position with respect to acceptance of a tender offer or exchange offer by our shareholders);

•

in response to an acquisition proposal or announcement of an intention to make an acquisition proposal that is in the public domain, our board fails to publicly reconfirm its recommendation that our shareholders vote in favor of approval of the merger agreement within five business days after receipt of a written request from GE that it do so;

•

we breach our obligations under the merger agreement to prepare, file and take certain other actions with respect to this proxy statement or we breach our obligation to call and hold as promptly as possible our special meeting of shareholders, in each case in such a manner as would reasonably be expected to delay the date of our special meeting of shareholders, provided that we fail to cure the breach within 14 days after we receive notice of such breach;

•	we enter into an acquisition agreement with a party other than GE;

•

we breach any representation or warranty in the merger agreement or any representation or warranty becomes untrue, subject to limited exceptions, unless such breach or failure to perform is curable by the Outside Date through our reasonable best efforts and we continue to exercise diligently such reasonable best efforts;

•

we breach or fail to perform any of our obligations in the merger agreement in a material respect, unless such breach or failure to perform is curable by the Outside Date through our reasonable best efforts and we continue to exercise diligently such reasonable best efforts; or

•

any order, executive order, stay, decree, judgment or injunction or statute, law, rule or regulation has been enacted, issued, promulgated, enforced, obtained or entered by a governmental entity of competent jurisdiction, becomes final and nonappealable and has the effect of granting or implementing any of the following types of relief:

•

imposing limitations on the ability of GE or its affiliates to vote, transfer, receive dividends with respect to or otherwise exercise full rights of ownership with respect to the stock of Vital Signs after the merger is complete;

•

restraining, enjoining, preventing, prohibiting or making illegal, or imposing material limitations on, GE’s or any of its affiliates’ ownership or operation of all or any material portion of our and our subsidiaries’ businesses and assets, taken as a whole; or

•

as a result of the transactions contemplated by the merger agreement, compelling GE or any of its affiliates to dispose of or hold separate any material portion of our or our subsidiaries’ businesses or assets, taken as a whole, or of GE and its subsidiaries’ businesses or assets, taken as a whole; or

•	by us, if:

•

prior to the adoption of the merger agreement by our shareholders, we enter into an alternative acquisition agreement providing for a superior proposal, provided that we have not breached the no solicitation provisions of the merger agreement and if we concurrently pay to GE the termination fee described below;

•

GE or Merger Sub breach any representation or warranty in the merger agreement or any representation or warranty becomes untrue, subject to limited exceptions, unless such breach is curable by the Outside Date through their reasonable best efforts and they continue to exercise diligently such reasonable best efforts; or

•

GE or Merger Sub breach or fail to perform any of their obligations in the merger agreement in a material respect, unless such breach or failure to perform is curable by the Outside Date through their reasonable best efforts and they continue to exercise diligently such reasonable best efforts.

Termination Fee

In general, all fees and expenses incurred by a party to the merger agreement will be paid by the party incurring such fees and expenses. However, if the merger agreement is terminated in the circumstances described below, we will be required to pay to GE a termination fee of $30 million in cash.

The merger agreement obligates us to pay a termination fee to GE of $30 million if:

•	the merger agreement is terminated by us or GE and the following conditions are satisfied:

•

a third party has made an acquisition proposal directly to our shareholders or publicly announced its intention to make an acquisition proposal or an acquisition proposal shall have otherwise become publicly known, and, in each such case, such acquisition proposal is not withdrawn prior to such termination;

•

the merger has not been consummated by the Outside Date (and at the time of such termination the vote of our shareholders to approve the merger agreement has not been held) or the required vote of our shareholders to approve the merger agreement was not obtained at the meeting of our shareholders where such vote was taken; and

•

we enter into a definitive agreement with respect to any acquisition proposal (defined for the purpose of this particular provision of the merger agreement, to require a greater threshold than the threshold applicable to the non-solicitation provision of the merger agreement) or consummate such an acquisition proposal within 12 months after termination of the merger agreement; or

•	the merger agreement is terminated by GE because:

•

a third party has made an acquisition proposal directly to our shareholders or publicly announced its intention to make an acquisition proposal or an acquisition proposal shall have otherwise become publicly known, and, in each such case, such acquisition proposal is not withdrawn prior to such termination, and we have breached or failed to perform in any material respect any covenant or agreement set forth in the merger agreement, unless such breach or failure is curable by the Outside Date through the Company’s reasonable best efforts and the Company continues to exercise diligently such reasonable best efforts, and we enter into a definitive agreement with respect to any acquisition proposal (defined for the purpose of this particular provision of the merger agreement, to require a greater threshold than the threshold applicable to the non-solicitation provision of the merger agreement) or consummate such an acquisition proposal within 12 months after termination of the merger agreement;

•

a third party has made an acquisition proposal directly to our shareholders or publicly announced its intention to make an acquisition proposal or an acquisition proposal shall have otherwise become publicly known, and, in each such case, such acquisition proposal is not withdrawn prior to such termination, and we breach our obligations under the merger agreement to prepare, file and take certain other actions with respect to this proxy statement or we breach our obligation to call and hold as promptly as possible our special meeting of shareholders to obtain our shareholders’ approval of the merger agreement and effect the transactions contemplated by the merger agreement, provided that we do not cure such breach within 14 days following our receipt of written notice of the breach from GE, and we enter into a definitive agreement with respect to any acquisition proposal (defined for the purpose of this particular provision of the merger agreement, to require a greater threshold than the threshold applicable to the non-solicitation provision of the merger agreement) or consummate such an acquisition proposal within 12 months after termination of the merger agreement;

•

our board had not included in this proxy statement its recommendation that our shareholders vote in favor of approval of the merger agreement, or our board withdraws or modifies that recommendation in a manner adverse to GE;

•	our board approves or recommends to our shareholders an acquisition proposal by any party other than GE;

•

our board fails to reject and recommend against any such acquisition proposal within ten business days of the making of the proposal (including by taking no position with respect to acceptance of a tender offer or exchange offer by our shareholders);

•

in response to an acquisition proposal or announcement of an intention to make an acquisition proposal that is in the public domain, our board fails to publicly reconfirm its recommendation that our shareholders vote in favor of approval of the merger agreement within five business days after receipt of a written request from GE that it do so; or

•	we enter into an acquisition agreement with a party other than GE; or

•	the merger agreement is terminated by us prior to our shareholders’ approval of the merger agreement and we have entered into an alternative acquisition agreement providing for a superior proposal pursuant to and in compliance with the no solicitation provisions of the merger agreement.

Amendment and Waiver

The parties may amend the merger agreement at any time before or after our shareholders approve the merger agreement. However, after our shareholder approval has been obtained, the parties may not amend the merger agreement without obtaining further approval by our shareholders if, by law, such amendment would require further shareholder approval. The merger agreement also provides that, at any time prior to the effective time of the merger, the parties may extend the time for the performance of any obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties in the merger agreement or any document delivered in connection therewith or waive compliance with any of the agreements or, except as otherwise provided in the merger agreement, the conditions contained in the merger agreement.

Other Significant Provisions

Neither we nor GE shall issue or cause the publication of any press release or other public announcement with respect to the merger or any other transaction contemplated by the merger agreement without the prior consent of the other party, unless required by law or by any stock market regulations.

We have agreed to give GE the opportunity to participate in the defense or settlement of any litigation against Vital Signs, our subsidiaries and/or our directors relating to the transactions contemplated by the merger agreement, and no such settlement shall be agreed to without GE’s consent (which GE has agreed not to unreasonably withhold or delay).

We and GE have agreed that each party shall be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement, which remedy shall be in addition to any other remedy to which a party is already entitled at law or in equity.

THE SHAREHOLDER AGREEMENT

The following is a summary of the material terms of the shareholder agreement. The following summary is qualified in its entirety by reference to the complete text of the shareholder agreement, the form of which is included as Annex B to this proxy statement. You should carefully read the complete text of the form of shareholder agreement.

Voting

In connection with the execution of the merger agreement, our chief executive officer, Terry D. Wall, his wife, his adult children, his brother, his sister and the trustees of certain family trusts (each a “Wall Family Shareholder” and collectively, the “Wall Family Shareholders”) entered into a shareholder agreement with GE dated as of July 23, 2008. The Wall Family Shareholders have agreed:

•	to vote their shares in favor of the merger, the approval of the merger agreement and the other transactions contemplated by the merger agreement;

•

to vote their shares against (i) a merger agreement with another party and certain other alternative transactions, which the shareholder agreement refers to as alternative transactions, and (ii) any amendment of our certificate of incorporation or bylaws or other proposal or transaction involving us or our subsidiaries that would in any manner impede, frustrate, prevent or nullify the merger, the merger agreement or any of the other transactions contemplated by the merger agreement or change in any manner the voting rights of any class of our common stock; and

•	to not directly or indirectly take any action to facilitate an alternative transaction.

The individuals and trusts signing the shareholder agreement owned 4,972,070 shares of our common stock, representing approximately 37% of our outstanding shares, excluding currently exercisable options as well as shares held in our 401(k) plan, as of July 23, 2008.

Each Wall Family Shareholder has appointed GE and Michael A. Jones, Elizabeth A. Newell and Geoffrey S. Martha, in their respective capacities as designees of GE, and any individual who succeeds any such officer of GE, with full power of substitution, as that Wall Family Shareholder’s irrevocable proxy and attorney-in-fact, for and in the name, place and stead of that Wall Family Shareholder, to vote that Wall Family Shareholder’s shares, or grant a consent or approval in respect of such shares, in the manner described above. The proxy will terminate upon the termination of the merger agreement or the shareholder agreement.

Each Wall Family Shareholder also has agreed that, until the termination of the shareholder agreement, that Wall Family Shareholder will not (i) sell, transfer, pledge, assign or otherwise dispose of or enter into any contract, option or other arrangement with respect to such transfer of his, her or its shares to any person other than pursuant to the terms of the merger, except that Mr. Wall and his wife, Carol Vance Wall, are permitted to transfer without restriction up to 400,000 shares to the Vance Wall Foundation, a private charitable foundation, or (ii) enter into any voting arrangement in connection with any alternative transaction. Mr. Wall transferred 400,000 shares to the Vance Wall Foundation on August 21, 2008. Carol Vance Wall, in her capacity as the president of the Vance Wall Foundation, intends to vote such shares in favor of the merger agreement. The shareholder agreement also provides that, until the termination of the shareholder agreement, each Wall Family Shareholder will not and will not permit any investment banker, attorney or other adviser or representative to (i) solicit, initiate, or take any other action to facilitate any alternative transaction or (ii) continue or participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any alternative transaction.

The shareholder agreement provides that each Wall Family Shareholder signed the shareholder agreement solely in his, her or its capacity as a shareholder of our company. Nothing in the shareholder agreement shall in any way be deemed to impose any obligation, restriction, limitation or liability on a Wall Family Shareholder in any other manner or capacity, including in any capacity as an officer, director, employee, agent or representative of our company.

Termination

The shareholder agreement automatically terminates upon the earliest to occur of (i) the effective time of the merger, (ii) the termination of the merger agreement in accordance with its terms or (iii) any amendment or other modification of the merger agreement that reduces the amount of the merger consideration or provides that the merger consideration shall be payable otherwise than in cash.

DISSENTERS’ RIGHTS

Under New Jersey law, the Company’s shareholders do not have dissenters’ (or appraisal) rights.

MARKET PRICE AND DIVIDEND DATA

Our common stock is quoted on The NASDAQ Global Select Market under the symbol “VITL.” The table below shows, for the periods indicated, the high and low closing sales prices for shares of our common stock as reported by The NASDAQ Global Select Market.

	High	Low
Fiscal Year Ended September 30, 2006
Quarter ended December 31, 2005	$48.50	$42.52
Quarter ended March 31, 2006	55.40	42.29
Quarter ended June 30, 2006	55.33	47.62
Quarter ended September 30, 2006	57.50	47.33
Fiscal Year Ended September 30, 2007
Quarter ended December 31, 2006	59.00	48.82
Quarter ended March 31, 2007	55.15	48.05
Quarter ended June 30, 2007	60.49	51.16
Quarter ended September 30, 2007	57.90	47.99
Fiscal Year Ending September 30, 2008
Quarter ended December 31, 2007	57.70	47.88
Quarter ended March 31, 2008	54.88	46.39
Quarter ended June 30, 2008	59.09	49.21
Quarter ending September 30, 2008 (through September 25, 2008)	73.94	56.52

The following table sets forth the closing sales price per share of Vital Signs common stock, as reported on The NASDAQ Global Select Market on July 23, 2008, the last full trading day before the public announcement of the proposed merger, and September 25, 2008, the latest practicable date before the filing of this proxy statement:

July 23, 2008	$58.00
September 25, 2008	$73.94

If the merger is consummated, our common stock will be delisted from The NASDAQ Global Select Market, there will be no further public market for shares of our common stock and each share of our common stock will be converted into the right to receive $74.50 in cash, without interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table, except as otherwise noted, sets forth information about the beneficial ownership of our common stock as of July 23, 2008 by:

•	the shareholders we know to beneficially own more than 5% of our outstanding common stock;

•	each of our current directors;

•	our chief executive officer and our other named executive officers; and

•	all of our current directors and named executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission based upon voting or investment power over the securities. Unless otherwise indicated, each person or entity listed in the table has sole voting and investment power with respect to all shares listed as owned by such person or entity. The inclusion of shares in the table does not constitute an admission that the named shareholder is a direct or indirect beneficial owner of the shares. Unless otherwise noted, the address of each beneficial owner of more than 5% of our shares listed in the table is: c/o Vital Signs, Inc., 20 Campus Road, Totowa, New Jersey 07512.

The term “named executive officers” refers to the executive officers who were identified by name in the summary compensation table in our proxy statement for our 2008 annual meeting of shareholders.

Shareholder	Beneficial Ownership(1)
	Number	Percent
Columbia Wanger Asset Management, L.P. (2)227 West Monroe Street, Suite 3000, Chicago, IL 60606	1,179,000	8.9%
Royce & Associates, LLC (3)1414 Avenue of the Americas, New York, NY 10019	925,704	7.0%
Capital Research Global Investors (4)333 South Hope Street, Los Angeles, CA 90071	1,182,290	8.9%
Terry D. Wall (5)	2,236,012	16.8%
John Brown, as trustee of trusts for the benefit of the children of Terry D. Wall (6)	1,571,439	11.8%
J.P. Morgan Trust Company of Delaware, as trustee of the TW 2005 Trust (7)	1,277,936	9.6%
C. Barry Wicker (8)	227,595	1.7%
Howard W. Donnelly (9)	4,250	*
David H. MacCallum (10)	18,500	*
Richard L. Robbins (11)	27,500	*
George A. Schapiro (12)	20,864	*
Alex Chanin (13)	11,250	*
Anthony P. Martino (14)	25,650	*
William Craig (15)	—	*
Jay Sturm (16)	27,500	*
Mark Mishler	—	—
All current directors and named executive officers as a group (10 persons) (17)	2,599,121	19.5%

*	Represents less than one percent.

(1)

For each shareholder in the table, the number of shares deemed outstanding includes 13,296,697 shares issued and outstanding as of July 23, 2008, plus any shares subject to options held by such shareholder that are exercisable on or within 60 days after July 23, 2008.

(2)

Based solely on information in reports filed by the beneficial owner under Section 13(d) or 13(g) of the Exchange Act. The shares reported herein include the shares held by Columbia Acorn Trust (“CAT”), a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P. (“Columbia”). CAT holds 6.9% of the shares of the Company. Columbia is a registered investment adviser. The Schedule 13G/A filed with the SEC on January 29, 2008 indicates that Columbia has (i) sole voting power with respect to 1,052,00 shares of the Company; (ii) shared voting power with respect to 127,000 shares of the Company; and (iii) sole dispositive power with respect to 1,179,000 shares of the Company.

(3)

Based solely on information in reports filed by the beneficial owner under Section 13(d) or 13(g) of the Exchange Act. The Schedule 13G/A filed with the SEC on February 1, 2008 indicates that Royce & Associates, LLC has sole voting and dispositive power with respect to 925,704 shares of the Company.

(4)

Based solely on information in reports filed by the beneficial owner under Section 13(d) or 13(g) of the Exchange Act. The Schedule 13G/A filed with the SEC on February 11, 2008 indicates that Capital Research Global Investors has sole voting and dispositive power with respect to 1,182,290 shares of the Company.

(5)	Includes 1,431,947 shares owned by Mr. Wall directly, 690,748 shares owned by Carol Vance Wall, Mr. Wall’s wife, 36,893 shares held in the Company’s 401(k) plan on Mr. Wall’s behalf and 76,424 shares covered by options exercisable by Mr. Wall. Excludes 1,571,439 shares held in trust for the benefit of the Walls’ children (which shares may not be voted or disposed of by Mr. Wall or Carol Vance Wall), 1,277,936 shares held by the TW 2005 Trust (which shares may not be voted or disposed of by Mr. Wall or Carol Vance Wall) and shares held by a charitable foundation established by Mr. Wall and Carol Vance Wall.

(6)

As trustee of the trusts maintained for the benefit of the adult children of Terry D. Wall, Mr. Brown has the power to vote and dispose of each of the shares held in such trusts and thus is deemed to be the beneficial owner of such shares under applicable Securities and Exchange Commission regulations.

(7)	For information regarding the TW 2005 Trust, see “THE MERGER—Interests of Certain Persons in the Merger—Stockholdings and Stock Options.”

(8)

Includes 211,879 shares owned by Mr. Wicker directly and 15,716 shares held in the Company’s 401(k) plan on Mr. Wicker’s behalf. Excludes shares held in insurance trusts maintained for the benefit of Mr. Wicker and his wife, which shares may not be voted or disposed of by Mr. Wicker or his wife.

(9)	These 4,250 shares are covered by options exercisable by Mr. Donnelly.

(10)	These 18,500 shares are covered by options exercisable by Mr. MacCallum.

(11)	These 27,500 shares are covered by options exercisable by Mr. Robbins.

(12)	Includes 2,864 shares owned by Mr. Schapiro directly and 18,000 shares covered by options exercisable by Mr. Schapiro.

(13)	These 11,250 shares are covered by options exercisable by Mr. Chanin.

(14)	Includes 25 shares held in the Company’s 401(k) plan on Mr. Martino’s behalf and 25,625 shares covered by options exercisable by Mr. Martino.

(15)	Mr. Craig resigned from the Company effective October 5, 2007.

(16)	These 27,500 shares are covered by options exercisable by Mr. Sturm.

(17)

Includes 212,362 shares covered by options exercisable by the Company’s named executive officers and directors, and 52,634 shares held in the Company’s 401(k) plan. Does not include shares which have been excluded from the beneficial ownership of Mr. Wall or Mr. Wicker as described in footnotes 5 and 8 above.

FUTURE SHAREHOLDER PROPOSALS

If the merger is consummated, we will not have public shareholders and there will be no public participation in any future meetings of shareholders. However, if the merger is not completed, we expect to hold our 2009 annual meeting of shareholders. If such meeting is held, shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2009 annual meeting should be sent to us at Vital Signs, Inc., 20 Campus Road, Totowa, New Jersey 07512, Attention: Jay Sturm, General Counsel, and we must receive such proposals by December 6, 2008. All shareholder proposals must also meet the requirements set forth in the rules and regulations of the U.S. Securities and Exchange Commission in order to be eligible for inclusion in our proxy statement for our 2009 annual meeting of shareholders.

If a shareholder desires to bring business before the 2009 annual meeting that is not the subject of a proposal complying with the SEC proxy rule requirements for inclusion in a proxy statement, the shareholder must follow procedures outlined in our by-laws in order to personally present the proposal at the 2009 annual meeting. A copy of these procedures is available upon request from the Secretary of Vital Signs. One of the procedural requirements in our by-laws is timely notice in writing of the business that the shareholder proposes to bring before the 2009 annual meeting. Notice of business proposed to be brought before the 2009 Annual Meeting or notice of a proposed nomination to the Board of Directors must be received by the Secretary of Vital Signs no earlier than January 7, 2009 and no later than the later of February 6, 2009 or the tenth day after we publicly announce the date of the 2009 Annual Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the U.S. Securities and Exchange Commission under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the U.S. Securities and Exchange Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the U.S. Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference room.

Our filings with the U.S. Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the web site maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

YOUR VOTE IS IMPORTANT. We hope that you will attend the special meeting, and look forward to your presence. HOWEVER, EVEN IF YOU PLAN TO ATTEND, YOU ARE URGED TO EITHER SUBMIT A PROXY FOR YOUR SHARES ELECTRONICALLY ON THE INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD. If you wish to change your vote or vote differently in person, your proxy may be revoked at any time prior to the time it is voted at the meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact The Altman Group, our proxy solicitor, toll- free at 866-530-8631.

By Order of the Board of Directors

Jay Sturm, Secretary

Dated: September 26, 2008

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

GENERAL ELECTRIC COMPANY,

TONIC ACQUISITION CORP

and

VITAL SIGNS, INC.

Dated as of July 23, 2008

i

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
2002 Incentive Plan	Section 2.3
2003 Investment Plan	Section 2.3
Acquisition Proposal	Section 6.1(f)
Affiliate	Section 3.2(c)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.1(b)(ii)
Antitrust Laws	Section 6.6(c)
Applicable Privacy Laws	Section 3.15(d)
Authorized Quotation System	Section 3.4(c)
Bankruptcy and Equity Exception	Section 3.4(a)
BIS	Section 3.11(h)
Business Associate	Section 3.15(a)
Business Day	Section 1.3
Buyer	Preamble
Buyer Disclosure Letter	Article IV
Buyer Employee Plan	Section 6.12(a)
Buyer Environmental & Health & Safety Assessment	Section 6.4(c)
Certificate	Section 2.1(c)
Certificate of Merger	Section 1.2
Clarifying Discussions	Section 6.1(a)
Closing	Section 1.3
Closing Date	Section 1.3
COBRA	Section 3.13(k)
Code	Section 2.2(f)
Common Shares	Section 3.2(a)
Company	Preamble
Company Balance Sheet	Section 3.5(b)
Company Board	Section 3.4(a)
Company Board Recommendation	Section 3.4(a)
Company Charter Documents	Section 3.3(c)
Company Common Stock	Section 2.1(b)
Company Disclosure Letter	Article III
Company Intellectual Property	Section 3.9(g)
Company Leases	Section 3.8(c)
Company Licensed Intellectual Property	Section 3.9(g)
Company Material Adverse Effect	Section 3.1
Company Material Contract	Section 3.10(a)
Company Meeting	Section 6.5
Company Owned Intellectual Property	Section 3.9(g)
Company Owned Real Estate	Section 3.8(a)
Company Permits	Section 3.16(a)
Company Plans	Section 3.13(a)
Company SEC Reports	Section 3.5(a)
Company Shareholder Approval	Section 3.4(a)
Company Stock Option	Section 2.3
Company Stock Plans	Section 2.3
Company Tax-Qualified Plan	Section 3.13(d)
Confidentiality Agreement	Section 5.2
Continuing Employees	Section 6.10
Contract	Section 3.4(b)
Copyrights	Section 3.9(g)
Court Order	Section 3.11(a)

Terms	Reference in Agreement
Covered Entity	Section 3.15(a)
D&O Insurance	Section 6.8(b)
DOJ	Section 6.6(c)
Data Subjects	Section 3.15(e)
EAR	Section 3.11(h)
Effective Time	Section 1.2
Engagement Letter	Section 3.21
Environmental Law	Section 3.12(k)(i)
Environmental Permit	Section 3.12(d)
ERISA	Section 3.13(a)
ERISA Affiliate	Section 3.13(e)
Exchange Act	Section 3.4(c)
Exchange Fund	Section 2.2(a)
Fairness Opinion	Section 3.19
FCPA	Section 3.11(f)
FDA	Section 3.23(a)
FDA Laws	Section 3.23(a)
Federal Health Care Program	Section 3.24(a)
Federal Health Care Program Laws	Section 3.24(c)
Filed Company SEC Report	Section 3.5(a)
Financial Control Weakness	Section 3.5(d)
Foreign Employee Plans	Section 3.13(o)
FTC	Section 6.6(c)
GAAP	Section 3.5(b)
Government Contract	Section 3.22(b)
Government Subcontract	Section 3.22(b)
Governmental Damages	Section 3.14
Governmental Entity	Section 3.4(c)
Grants	Section 3.16(c)
Hazardous Substance	Section 3.12(k)(ii)
HIPAA	Section 3.15(a)
HIPAA Commitments	Section 3.15(b)
HSR Act	Section 3.4(c)
Indemnitees	Section 6.8(a)
Intellectual Property	Section 3.9(g)
IRS	Section 3.7(b)
JPMorgan	Section 3.19
Knowledge	Section 3.5(a)
Laws	Section 3.14
Liens	Section 3.4(b)
Merger	Preamble
Merger Consideration	Section 2.1(c)
Merger Sub	Preamble
NJBCA	Preamble
NJDT	Section 1.2
Notice	Section 6.1(b)(iii)
OFAC	Section 3.11(g)
Option Consideration	Section 2.3
Outside Date	Section 8.1(b)
Patents	Section 3.9(g)
Paying Agent	Section 2.2(a)
Payors	Section 3.24(b)
Person	Section 2.2(b)

Terms	Reference in Agreement
Personal Data	Section 3.15(d)
Policies	Section 3.18(a)
Pre-Closing Period	Section 5.1
Proxy Statement	Section 3.5(c)
PSV Policies	Section 6.11
Registrations	Section 3.23(b)
Release	Section 3.12(k)(iii)
Representatives	Section 6.1(a)
Required Company Shareholder Vote	Section 3.4(d)
Restraints	Section 7.1(c)
Restricted Parties	Section 3.11(g)
SEC	Section 3.4(c)
Second Date	Section 8.1(b)
Secret Information	Section 3.9(g)
Securities Act	Section 3.2(c)
Shareholder Agreement	Preamble
Software	Section 3.9(g)
SOxA	Section 3.5(d)
SSA	Section 3.24(a)
SSOA Subsidiary	Section 3.15(a)
Subsidiary	Section 3.3(a)
Subsidiary Documents	Section 3.3(c)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.1
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Tax Sharing Agreement	Section 3.7(d)
Termination Fee	Section 8.3(b)
Third Date	Section 8.1(b)
Trademarks	Section 3.9(g)

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of July 23, 2008, by and among GENERAL ELECTRIC COMPANY, a New York corporation (the “Buyer”), TONIC ACQUISITION CORP, a New Jersey corporation and a wholly owned subsidiary of the Buyer (the “Merger Sub”), and VITAL SIGNS, INC., a New Jersey corporation (the “Company”).

WHEREAS, the transaction shall be effected through a merger (the “Merger”) of the Merger Sub with and into the Company in accordance with the terms of this Agreement and the New Jersey Business Corporation Act (the “NJBCA”) as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

WHEREAS, simultaneously with the execution and delivery of this Agreement and as a condition and inducement to the willingness of the Buyer and the Merger Sub to enter into this Agreement, the Buyer and certain shareholders of the Company are entering into a shareholder agreement (the “Shareholder Agreement”), pursuant to which, among other things, such shareholders have agreed to vote to approve this Agreement and to take certain other actions in furtherance of the Merger, in each case upon the terms and subject to the conditions set forth therein; and

WHEREAS, the respective Boards of Directors of the Buyer, the Merger Sub and the Company have approved this Agreement and the plan of merger set forth herein, and the Board of Directors of the Company has recommended the Agreement to the shareholders of the Company.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Merger Sub and the Company hereby agree as follows:

ARTICLE I
THE MERGER

1.1 Merger. Subject to the terms and conditions of this Agreement, and in accordance with Sections 14A:10-4.1 and 14A:10-14 of the NJBCA, at the Effective Time (as defined in Section 1.2 below), the Merger Sub and the Company shall consummate the Merger pursuant to which (a) the Merger Sub shall be merged with and into the Company and the separate existence of the Merger Sub shall thereupon cease and (b) the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). The Merger shall have the effects specified in the NJBCA, including Section 14A:10-6 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and the Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, prior to the Closing Date, the Buyer and the Company shall jointly prepare, and, upon consummation of the Closing on the Closing Date, cause to be filed with the Department of the Treasury of the State of New Jersey (the “NJDT”) an original and one copy of a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed by the Company and the Merger Sub in accordance with, the relevant provisions of the NJBCA and shall make all other filings or recordings required under the NJBCA to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the NJDT or at such later time as is established by the Buyer and the Company and set forth in the Certificate of Merger (the “Effective Time”).

1.3 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern time, on a date to be specified by the Buyer and the Company (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver of the conditions set forth in Article VII (other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, NY 10020, unless another date, place or time is agreed to in writing by the Buyer and the

Company. For purposes of this Agreement, a “Business Day” shall be any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

1.4 Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable Law.

1.5 By-laws. At the Effective Time, the by-laws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to read in their entirety as set forth in Exhibit B attached hereto and, as so amended and restated, shall be the by-laws of the Surviving Corporation until thereafter amended as provided by applicable Law, the Certificate of Incorporation of the Surviving Corporation and such by-laws.

1.6 Directors and Officers of the Surviving Corporation. (a) The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and by-laws of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Certificate of Incorporation and by-laws of the Surviving Corporation.

ARTICLE II
CONVERSION OF SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub (other than the requisite approval of the Merger by the shareholders of the Company in accordance with the NJBCA):

(a) Capital Stock of the Merger Sub. Each share of the common stock, no par value, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

(b) Cancellation of Treasury Stock and Buyer-Owned Stock. All shares of common stock, no par value, of the Company (“Company Common Stock”), that are owned by the Company as treasury stock, or by any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer or the Merger Sub or any other wholly owned Subsidiary of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive $74.50 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) and the amount of dividends with a record date prior to the date of the Effective Time to which the holder of shares represented by such Certificate is entitled upon the surrender of such certificate in accordance with Section 2.2, without interest.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time, it being understood that the foregoing shall not be deemed to constitute the Buyer’s consent to any transaction otherwise prohibited by Section 5.1.

2.2 Exchange of Certificates. The procedures for exchanging certificates representing shares of Company Common Stock for the Merger Consideration pursuant to the Merger are as follows:

(a) Paying Agent. Prior to the Effective Time, the Buyer shall enter into an agreement with the Company’s transfer agent or another bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for payment of the Merger Consideration upon surrender of the Certificates. The Buyer shall use its commercially reasonable efforts to deposit with the Paying Agent within one (1) Business Day after the Effective Time (and in any event the Buyer shall deposit with the Paying Agent promptly after the Effective Time), in trust for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.2, cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) as Certificates are surrendered (the “Exchange Fund”).

(b) Exchange Procedures. Promptly (and in any event within three (3) Business Days) after the Effective Time, the Buyer shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be requested by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall immediately be cancelled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and the amount of dividends with a record date prior to the date of the Effective Time to which the holder of shares represented by such Certificate is entitled. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. As used in this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Entity.

(c) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining thereto.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the holders of Certificates for 270 days after the Effective Time shall be delivered to the Buyer, upon demand, and any holders of Certificates who have not previously complied with this Section 2.2 shall look only to the Buyer for payment of its claim for Merger Consideration.

(e) No Liability. To the extent permitted by applicable Law, none of the Buyer, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Exchange Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Withholding Rights. Each of the Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates or Company Stock Options such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or the Buyer, as the case may be, such withheld amounts (i) shall be remitted by the Buyer or the Surviving Corporation, as the case may be, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates or Company Stock Options in respect of which such deduction and withholding was made by the Surviving Corporation or the Buyer, as the case may be.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Buyer, the posting by such Person of a bond in such reasonable amount as the Buyer may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(h) Stock Transfer Books. At the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares thereafter on the records of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided in this Agreement or by applicable Law. On or after the Effective Time, any Certificates presented to the Paying Agent or the Buyer for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 2.1(c).

(i) Investment of Exchange Fund. The Paying Agent shall invest the Exchange Fund as directed by the Buyer; provided that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses the Buyer shall promptly provide additional funds to the Paying Agent for the benefit of the holders of shares of Company Common Stock in the amount of any such losses. Any interest and other income resulting from such investment shall be the property of, and shall be promptly paid to, the Buyer.

2.3 Company Stock Plans. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any outstanding option to purchase Company Common Stock (“Company Stock Option”), each Company Stock Option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be cancelled and terminated and converted into the right to receive a cash amount equal to the Option Consideration (as defined below) for each share of Company Common Stock then subject to such Company Stock Option. Prior to the Effective Time, the Company shall take all actions necessary to provide that each Company Stock Option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) shall be cancelled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration for each share of Company Common Stock then subject to such Company Stock Option. Except as otherwise provided below, the Option Consideration shall be paid upon or immediately following the Closing Date. Prior to the Effective Time, the Company shall make any amendments to the terms of the 2003 Investment Plan, the 2002 Incentive Plan and any other stock option plans, employee stock purchase plans or other equity-related plans of the Company (the

“Company Stock Plans”), and to the terms of any agreement or instrument evidencing the grant of any Company Stock Options issued other than pursuant to the Company Stock Plans, and use its best efforts to obtain any consents from holders of Company Stock Options that, in each case, are necessary to give effect to the transactions contemplated by this Section 2.3 and, notwithstanding anything to the contrary, payment may be withheld in respect of any Company Stock Option until any necessary consents are obtained. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, warrants or other rights or agreements that would entitle any Person, other than the Buyer and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof (other than pursuant to this Section 2.3). Prior to the Effective Time, the Company shall take all actions necessary to terminate all its Company Stock Plans, such termination to be effective at or before the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Company Stock Option, an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable in respect of such share of Company Common Stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered section of the disclosure schedule delivered by the Company to the Buyer and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is readily apparent on its face, the Company represents and warrants to the Buyer and the Merger Sub that:

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as currently proposed by the executive officers of the Company to be conducted. The Company is duly licensed or qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character or location of the properties and assets it owns, operates or leases or the nature of its activities makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, occurrence or state of facts that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect (i) on the business, properties, assets, liabilities (contingent or otherwise), results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (ii) on the Company’s ability to, in a timely manner, perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement, or (b) would subject the Buyer or any Affiliate to any criminal or material civil liability resulting from a violation of Law; provided, however that none of the following shall be deemed to be, and shall not be taken into account in determining whether there has been, a Company Material Adverse Effect: facts, circumstances, events, changes, effects or occurrences (i) generally affecting the economy or the financial, debt, credit or securities markets in the United States, including as a result of changes in geopolitical conditions, (ii) generally affecting any of the industries in which the Company or its Subsidiaries operate, (iii) resulting directly or proximately from the announcement of this Agreement and the transactions contemplated hereby, including any negative impact on the relationships between the Company and its Subsidiaries and any of their respective customers, suppliers, distributors or employees resulting from the identities of the parties to this Agreement or the performance of this Agreement and the transactions contemplated by this Agreement (for the avoidance of doubt, this clause (iii) shall not exclude any such effect, change, event, occurrence or state of facts arising out of, resulting from or constituting a breach of any covenant of the Company under this Agreement), (iv) resulting from changes after the date hereof in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (v) resulting from any outbreak or escalation of hostilities or war or any act of terrorism, or (vi) resulting from any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to any such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), except, in the case of clauses (i), (ii), (iv) and (v) above, such facts, circumstances, changes, events, effects or occurrences shall not be excluded to the extent that they have a disproportionate effect on the Company and its Subsidiaries taken as a whole compared with other companies operating in any of the principal industries in which the Company and its Subsidiaries operate.

3.2 Capitalization. (a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock, of which 13,296,697 shares were outstanding as of July 21, 2008 (the “Common Shares”); and (ii) 10,000,000 shares of preferred stock, no par value, none of which are issued or outstanding. There are no issued and outstanding shares of capital stock of the Company other than the Common Shares. Except for this Agreement or as set forth in Section 3.2(b) of the Company Disclosure Letter, there are no agreements, arrangements, options, puts, calls, rights or commitments of any character in effect with the Company or any of its Subsidiaries relating to the issuance, sale, purchase, repurchase, redemption, conversion, exchange, registration, voting or transfer of any shares of capital stock of the Company. None of the Common Shares has been issued in violation of, or is subject to, any preemptive, first refusal or subscription rights. All voting rights in the Company are vested exclusively in the Common Shares.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a complete and accurate list, as of July 21, 2008, of: (i) the name of each Company Stock Plan, (ii) the number of shares of Company Common Stock subject to outstanding options and restricted stock awards under all Company Stock Plans and (iii) for each such option or other right (1) the name of the holder thereof, (2) the number of shares of Company Common Stock subject thereto, (3) the exercise price thereof and (4) the date of grant. There are no awards under the 2003 Investment Plan for which any shares of Company Common Stock remain issuable and under which any purchased shares of Company Common Stock have not been paid for in full. There are no stock options or restricted stock awards granted under any plan adopted by a Subsidiary of the Company providing the holders thereof with a right to acquire Company Common Stock. Since July 21, 2008, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the exercise of outstanding Company Stock Options referred to above in this Section 3.2(b).

(c) Except (i) as set forth above in Sections 3.2(a) and 3.2(b) and (ii) as expressly permitted by Article V, as of the date of this Agreement there are not, and as of the Effective Time there will not be, (A) any equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding or (B) any options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock or performance based rights to acquire equity securities, stock appreciation rights or phantom stock. Neither the Company nor any of its controlled Affiliates is a party to or is bound by any agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person, who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”). There are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement or understanding, other than as required by the New Jersey Shareholders’ Protection Act, to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b), upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NJBCA, the Company’s certificate of incorporation or by-laws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any of the Company’s Subsidiaries.

3.3 Subsidiaries. (a) Section 3.3(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the jurisdiction of organization; and (iii) whether or not such Subsidiary is wholly-owned (directly or indirectly) by the Company. For purposes of this Agreement, the term “Subsidiary” (i) means with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, partnership trust, limited liability company or other non-corporate business enterprise in which such party (and/or one or more Subsidiaries of such party) holds stock or other ownership interests representing (A) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (B) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity and (ii) with respect to the Company, includes Shenzhen Vital Signs-KTL Medical Instrument Co. Ltd.

(b) Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the Laws of the jurisdiction of its formation, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly licensed or qualified to do business and is in good standing (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The outstanding shares of capital stock and other equity securities or interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and all such shares (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee) are owned, directly or indirectly, of record and beneficially, by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company’s voting rights, charges or other encumbrances. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of its Subsidiaries is a party or that are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary of the Company. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company.

(c) The Company has provided to the Buyer true, complete and correct copies of the charter, by-laws or other organizational documents of the Company (the “Company Charter Documents”), and of

each Subsidiary of the Company (the “Subsidiary Documents”), in each case amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.

(d) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of the Company, other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such company.

3.4 Authority; No Conflict; Required Filings and Consents. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of this Agreement by the Company’s shareholders under the NJBCA (the “Company Shareholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the “Company Board”), at a meeting duly called and held, unanimously, (i) adopted this Agreement in accordance with the provisions of the NJBCA, and (ii) directed that this Agreement be submitted to the shareholders of the Company for their approval and resolved to recommend that the shareholders of the Company vote in favor of the approval of this Agreement (the “Company Board Recommendation”). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement and the Shareholder Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by each of the Buyer and the Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement and compliance by the Company with the terms and provisions hereof shall not, (i) conflict with, or result in any violation or breach of, any provision of the Company Charter Documents or any of the Subsidiary Documents, (ii) conflict with, or result in any material violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit or forfeiture of any rights) under, require a consent, filing or waiver under, require the payment of a penalty under or result in the imposition of any Lien on the Company’s or any of its Subsidiary’s respective properties, Intellectual Property or other assets under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, lease, license, contract or other agreement, instrument or obligation, written or oral, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (each, a “Contract”), or any Company Permit, or (iii) subject to obtaining the Company Shareholder Approval and compliance with the requirements specified in clauses (i) through (iv) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, writ, order, decree, statute, Law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties or assets, except, in the case of clauses (ii) and (iii) for any such conflict, violation, breach, default, loss, right, requirement, Lien or other occurrence which would not, individually or in the aggregate, have a Company Material Adverse Effect and other than as may arise in connection with facts and circumstances particular to the Buyer, the Merger Sub and their Affiliates. As used in this Agreement, the term “Lien” shall mean any mortgage, security interest, pledge, lien, charge or encumbrance other than (A) statutory liens securing payments not due and payable as of the Closing Date, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances, as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and

(C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market, automated quotation system or stock exchange on which shares of Company Common Stock are listed for trading or on which prices for the Company Common Stock are quoted pursuant to application by the Company (an “Authorized Quotation System”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and any consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing under any applicable foreign antitrust or trade regulation laws, (ii) the filing of an original and one copy of the Certificate of Merger with the NJDT and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the Securities and Exchange Commission (the “SEC”) in accordance with the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively, the “Exchange Act”), (iv) the filing of such reports, schedules or materials under the Exchange Act or the rules of any Authorized Quotation System as may be required in connection with this Agreement and the transactions contemplated hereby and (v) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected, to have a Company Material Adverse Effect. As used in this Agreement, “Governmental Entity” means any United States, non-United States or multinational government entity, body or authority, including (i) any United States federal, state or local government (including any town, village, municipality, district or other similar governmental or administrative jurisdiction or subdivision thereof, whether incorporated or unincorporated), (ii) any non- United States or multi-national government or governmental authority or any political subdivision thereof, (iii) any United States, non-United States or multinational regulatory or administrative entity, authority, instrumentality, jurisdiction, agency, body or commission, exercising, or entitled or purporting to exercise, any judicial, legislative, police, regulatory, or taxing authority or power, including any court, tribunal, commission or arbitrator, (iv) any self-regulatory organization, or (v) any official of any of the foregoing.

(d) Assuming a quorum is present, the affirmative vote of a majority of the votes cast by the holders of outstanding shares of Company Common Stock entitled to vote at the Company Meeting (the “Required Company Shareholder Vote”) is the only vote of the holders of any class or series of capital stock or other securities of the Company or any of its Subsidiaries necessary for the Company Shareholder Approval and for the consummation by the Company of the other transactions contemplated by this Agreement and the Shareholder Agreement in accordance with the Company Charter Documents, the rules of The Nasdaq Stock Market or the NJBCA. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided. (a) The Company has filed or furnished all registration statements, forms, reports and other documents required to be filed or furnished by the Company with the SEC since October 1, 2005. All such registration statements, forms, reports and other documents (including those that the Company may file after the date hereof until the Closing, and in each case including all exhibits, schedules and amendments thereto and documents incorporated by reference therein) are referred to herein as the “Company SEC Reports.” As of their respective effective dates (in the case of Company SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Reports), the Company SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened. Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement (a “Filed Company SEC Report”) has been revised or superseded by a later Filed Company SEC Report, none of the Company SEC Reports contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. As used in this Agreement, “Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the actual knowledge after due inquiry of the individuals listed on Section 3.5(b) of the Company Disclosure Letter.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods indicated, subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). The consolidated, audited balance sheet of the Company as of September 30, 2007 included in the Company’s Annual Report on Form 10-K for the year ended as of such date (including the notes thereto) is referred to herein as the “Company Balance Sheet.” Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except (i) liabilities as and to the extent set forth on the Company Balance Sheet or the notes thereto, (ii) liabilities incurred after the date of the Company Balance Sheet in the ordinary course of business consistent with past practice or in connection with the transactions contemplated by this Agreement, (iii) liabilities arising in the ordinary course of business pursuant to the terms of Company Contracts (other than relating to any breaches thereof by the Company or its Subsidiaries) disclosed in the Company Disclosure Letter or that are not required to be disclosed therein pursuant to the terms of this Agreement and (iv) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) The information to be supplied by or on behalf of the Company for inclusion in the proxy statement to be sent to the shareholders of the Company (as amended or supplemented from time to time, the “Proxy Statement”) in connection with the Company Meeting shall not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that all material information concerning the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and such disclosure controls and procedures are designed to accumulate and communicate to the Company’s principal executive officer and its principal financial officer information required to be included in the

Company’s periodic reports required under the Exchange Act as appropriate to allow timely decisions regarding required disclosure. The principal executive officer and the principal financial officer of the Company have timely made all certifications required by the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated by the SEC thereunder (the “SOxA”). All of the statements contained in such certifications are complete and correct as of the dates thereof. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies and material weaknesses (as such terms are defined in PCAOB Auditing Standard No. 2) in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data (each a “Financial Control Weakness”) and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of The Nasdaq Stock Market.

(e) The Company’s system of internal control over financial reporting is designed to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. No Financial Control Weakness was identified in management’s assessment of its internal control over financial reporting as of September 30, 2007 (nor has any such Financial Control Weakness since been identified).

(f) The Company is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds or otherwise taken or permitted to be taken any action in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in Filed Company SEC Reports, since December 31, 2007, no event has occurred that would be required to be reported as a “Certain Relationship or Related Transaction” pursuant to Item 404(a) of Regulation S- K promulgated by the SEC.

(g) Since October 1, 2005, the Company has not obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. Since October 1, 2005, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(h) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or Persons performing similar functions. Prior to the date hereof, the Company has promptly disclosed, by filing a Form 8-K, any change in or waiver of the Company’s code of ethics, as required by Section 406(b) of SOxA. To the Knowledge of the Company, as of the date hereof, there have been no violations of provisions of the Company’s code of ethics other than immaterial violations by employees who are not responsible for managing others.

3.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Except in connection with the transactions contemplated by this Agreement and the Shareholder Agreement, since the date of the Company Balance Sheet (a) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken any action nor has there been any event that would have required the consent of the Buyer under Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement. Without limiting the foregoing, from the date of the Company Balance Sheet through the date hereof, there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries that materially affects the use thereof.

3.7 Taxes. (a) Each of the Company and each of its Subsidiaries has timely filed, or has caused to be timely filed, with the appropriate Tax authority or Governmental Entity all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all material respects. The Company and each of its Subsidiaries have paid on a timely basis all Taxes due with respect to the Tax periods covered by such Tax Returns and all other Taxes otherwise due. The Company Balance Sheet reflects an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all Tax periods and portions thereof through the date of such Company Balance Sheet. All liabilities for Taxes that arose since the date of the Company Balance Sheet arose in the ordinary course of business. All Taxes that the Company or any of its Subsidiaries is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity, except for any such Taxes with respect to which the failure to withhold, collect or pay have not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement: (i) “Tax” or “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other comparable assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and other charges in the nature of Taxes imposed by any Tax authority or Governmental Entity, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax authority or Governmental Entity in connection with any item described in clauses (A) or (B), and (C) any amounts in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under federal, state, local or foreign law) or otherwise, and (ii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement, Tax election or other similar document relating to or required to be filed with any Tax authority or Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b) The Company has made available to the Buyer true, correct and complete copies of all U.S. federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company and each of its Subsidiaries since October 1, 2004. The U.S. federal income Tax Returns of the Company and each of its Subsidiaries have been examined by and settled with the Internal Revenue Service (the “IRS”) or are closed by the applicable statute of limitations for all Tax years through the Tax year specified in Section 3.7(b) of the Company Disclosure Letter. All assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid. The Company has provided to the Buyer true, correct and complete copies of all other Tax Returns of the Company and its Subsidiaries together with all related examination reports and statements of deficiency for all Tax periods from and after October 1, 2004. No examination or audit of any Tax Return of the Company or any of its Subsidiaries by any Tax authority or Governmental Entity is currently in progress or, to the Knowledge of the Company, threatened or contemplated and no written notice thereof has been received. Neither the Company nor any of its Subsidiaries has been informed by any Tax authority or Governmental Entity that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed or otherwise pay any Tax that was not paid. Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency.

(c) Neither the Company nor any of its Subsidiaries: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that will be treated as an “excess parachute payment” under Section 280G of the Code; or (ii) has any actual or potential liability for any Taxes of any Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of law in any jurisdiction), or as a transferee or successor, by contract or otherwise.

(d) Neither the Company nor any of its Subsidiaries (i) is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group the common parent of which was the Company or (ii) is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, arrangement or practice (a “Tax Sharing Agreement”) and, after the Closing Date, none of the Company or any Subsidiary will be bound by any Tax Sharing Agreement or similar arrangement or have any liability thereunder for amounts due in respect of periods prior to the Closing Date.

(e) No Liens for Taxes exist with respect to any of the assets or property of the Company nor any of its Subsidiaries except for statutory Liens for Taxes not yet due or payable.

(f) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

(g) The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(h) Neither the Company nor any of its Subsidiaries has engaged in any transaction that would constitute a “listed transaction” or a “tax shelter” within the meaning of Section 6111 or 6662 of the Code.

(i) Neither the Company nor any of its Subsidiaries has changed any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its Tax Returns for the Tax year ended September 30, 2007.

(j) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company and its Subsidiaries under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign law).

(k) No foreign Subsidiary of the Company is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code, neither the Company nor any Subsidiary is a shareholder, directly or indirectly, in a passive foreign investment company, and no foreign Subsidiary of the Company that is not a United States person (x) is, or, has been at any time within the period covered by the statute of limitations applicable to this representation, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged and (y) has, or has had at any time within the period covered by the statute of limitations applicable to this representation, an investment in “United States property” within the meaning of Section 956(c) of the Code. Neither the Company nor any Subsidiary is, or has been at any time within the period covered by the statute of limitations applicable to this representation, subject to (A) the dual consolidated loss provisions of Section 1503(d) of the Code, (B) the overall foreign loss provisions of Section 904(f) of the Code or (C) the recharacterization provisions of Section 952(c)(2) of the Code.

(l) The Company Disclosure Letter sets forth all foreign jurisdictions in which the Company or any of its Subsidiaries is subject to Tax, is engaged in business or has a permanent establishment.

(m) Neither the Company nor any of its Subsidiaries has entered into any agreement with any Governmental Entity that expressly limits or expressly denies the ability of the Company or any of its Subsidiaries or Affiliates to perform Tax planning or enter into Tax planning arrangements, schemes or other similar arrangements.

(n) To the Knowledge of the Company, no claim has been made by any Governmental Entity in a jurisdiction where neither the Company nor any Subsidiary files a Tax Return that the Company or any such Subsidiary may be subject to Tax by that jurisdiction.

(o) No Subsidiary has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(p) Neither the Company nor any of its Subsidiaries has ever participated in an international boycott as defined in Section 999 of the Code.

(q) Neither the Company nor any of its Subsidiaries owns any interest in an entity that is characterized as a partnership for U.S. federal income Tax purposes.

(r) No Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

(s) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law); (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) installment sale or other open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

3.8 Owned and Leased Real Properties; Title to Properties. (a) Section 3.8(a) of the Company Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of (i) the addresses of all real property owned by the Company or any Subsidiary (such real property, together with all buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto, the “Company Owned Real Estate”) and (ii) all loans secured by mortgages encumbering the Company Owned Real Estate. The Company or its Subsidiaries (as the case may be) have good and marketable fee simple title to such Company Owned Real Estate free and clear of all Liens. Other than the rights of the Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Estate or any portion thereof or interest therein and neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or interest therein.

(b) The Company Owned Real Estate complies in all material respects with the requirements of all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations.

(c) Section 3.8(c) of the Company Disclosure Letter sets forth a complete and correct list as of the date of this Agreement of all real property (i) leased, (ii) subleased or (iii) licensed by the Company or any of its Subsidiaries (collectively “Company Leases”) and the location of the premises together with a true and complete list of all written Company Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto and including the date and names of the parties to such Company Lease). The Company Leases are legal, valid, binding and enforceable and in full force and effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, other than any default which has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any Company Owned Real Estate or real property held by Company Leases to any Person other than the Company and its Subsidiaries. The Company has provided the Buyer with true, complete and correct copies of all written Company Leases. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such Company Leases, the Company or its Subsidiaries has not collaterally assigned or granted any other security interest in such Company Leases or any interest therein, and there are no Liens or encumbrances on the estate or interest created by such Company Leases.

(d) The Company and its Subsidiaries have good and valid title to all properties and other assets (other than the Company Owned Real Estate) that are reflected on the Company Balance Sheet as being owned by the Company or one of its Subsidiaries (or acquired after the date thereof) and that are, individually or in the aggregate, material to the Company’s business or financial condition on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens.

(e) The Company Owned Real Estate and the Company Leases comprise all of the real property used in, or otherwise related to, the Company’s business as of the date hereof.

3.9 Intellectual Property. (a) Section 3.9(a)(1) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of (i) all Company Owned Intellectual Property (other than (A) any unregistered Company Owned Intellectual Property described in clauses (C), (D), (E) and (F) of the definition of Intellectual Property and (B) any Trademark that is not subject to any application or registration and is not material to either the business of the Company or its Subsidiaries), (ii) the owner of such Company Owned Intellectual Property and any registration thereof or application therefor in any jurisdiction (noting the relevant jurisdiction), (iii) a complete list of all licenses or rights granted by the Company or any of its Subsidiaries with respect to such Company Owned Intellectual Property (identified by title, date and parties), other than nonexclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business and (iv) Contracts existing as of the date hereof pursuant to which the Company or one of its Subsidiaries has obtained rights to the Company Licensed Intellectual Property, including the duration or term thereof, other than any Contract (A) pursuant to which the Company or any of its Subsidiaries is granted the right to use commercially available software or (B) which is not material to the business of the Company and its Subsidiaries taken as a whole. All Company Owned Intellectual Property is owned by the Company or one of its Subsidiaries free and clear of all Liens, including claims or rights of employees, agents, consultants, contractors, partners, inventors, customers, licensees or other parties involved in the development, creation, marketing, maintenance, enhancement or licensing of such Intellectual Property (but excluding nonexclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business).

(b) Except as set forth in Section 3.9(b) of the Company Disclosure Letter, to the Knowledge of the Company, neither the existence nor the sale, offer to sell, license, lease, transfer, export, import, use, reproduction, distribution, modification or other exploitation by the Company or any of its Subsidiaries of any of their respective products or services, as such products or services are or were sold, licensed, leased, transferred, used or otherwise exploited by such Persons, does or did (i) infringe on any Patent, Trademark, Copyright or other right of any other Person or (ii) constitute a misuse or misappropriation of any Secret Information of any other Person. There is no contract, license, Lien, governmental order, decree or judgment restricting the ability of the Company or any of its Subsidiaries to sell, offer to sell, license, lease, transfer, export, import, use, reproduce, distribute, modify or otherwise exploit any Company Owned Intellectual Property.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all Patents, registered Trademarks and registered Copyrights owned by the Company or any of its Subsidiaries have been duly registered and/or filed, as applicable, with or issued by each applicable Governmental Entity in each jurisdiction in which the Company or any of its Subsidiaries has sought to register such rights; and (ii) where Company Owned Intellectual Property has been issued or registered, all necessary affidavits of continuing use have been filed, and all necessary maintenance fees have been paid to continue all such rights in effect.

(d) There is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened, nor is any governmental investigation pending or, to the Knowledge of the Company, threatened, with respect to, and neither the Company nor any of its Subsidiaries has at any time since October 1, 2004 received written notice of, any possible infringement or other violation by the Company or any of its Subsidiaries or any of its or their products or services, of the Intellectual Property rights of any Person.

(e) The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby will not: (i) conflict with, or result in any material violation of, or default (with or without notice or lapse of time or both) under, or give rise to (A) any material Lien, right, license, lease or similar agreement relating to, any material Company Intellectual Property, or (B) any right of termination, cancellation or acceleration of any material Company

Intellectual Property right or obligation set forth in any agreement to which the Company or any of its Subsidiaries is a party; (ii) cause the loss or encumbrance of any material Company Intellectual Property or material benefit related thereto; or (iii) otherwise impair the Company’s or any of its Subsidiaries’ ability to use the Company Intellectual Property in the same manner as such Company Intellectual Property is currently used by the Company, any of its Subsidiaries or their respective customers.

(f) The Company and each of its Subsidiaries have taken commercially reasonable steps to protect their rights in respect of Intellectual Property owned by the Company or any of its Subsidiaries that is material to either the business of the Company or its Subsidiaries, including complying with appropriate marking/notice requirements and maintenance of privacy and confidentiality requirements and to the Knowledge of the Company no such rights, including any right to prevent other Persons from using any such Intellectual Property owned by the Company or any of its Subsidiaries, have been lost or are reasonably expected to be lost through failure to act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has agreed to waive any rights in Company Intellectual Property that is material to either the business of the Company or its Subsidiaries.

(g) For purposes of this Agreement, the following terms shall have the definitions set forth below:

(i) “Intellectual Property” means:

(A) all trademarks (registered or unregistered), service marks, brand names, trade names, domain names, certification marks, trade dress, assumed names, other indications of origin and the goodwill associated therewith, and all registrations or applications for registration thereof in any jurisdiction, including any extension, modification or renewal of any such registration or application (collectively, “Trademarks”),

(B) all patents, patent applications, provisionals, continuations, continuations-in-part, divisionals, re-issues, reexaminations, and foreign counterparts in any jurisdiction (collectively, “Patents”),

(C) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in Software, user and training manuals, marketing and promotional materials, internal reports, business plans and any other writings, expressions, mask works, firmware and videos, whether copyrighted, copyrightable or not, and all registrations or applications for registration of copyrights thereof and any renewals or extensions thereof in any jurisdiction (collectively, “Copyrights”),

(D) trade secret and confidential information, and rights in any jurisdiction to limit the use or disclosure thereof by a third party, including such rights in inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction (and whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically or otherwise (collectively, “Secret Information”),

(E) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, descriptions, flow-charts, library functions, algorithms, architecture, structure, display screens and development tools, and other information, work product or tools used to design, plan, organize or develop any of the foregoing, and all documentation, including user manuals and training materials, relating to any of the foregoing (collectively, “Software”), and

(F) any similar intellectual property or proprietary rights similar to any of the foregoing, licenses, immunities, covenants not to sue and the like relating to the foregoing, and any claims, causes of action or rights of collection arising out of or related to any infringement (whether prior, present or future), misuse or misappropriation of any of the foregoing;

(ii) “Company Intellectual Property” means all Intellectual Property as defined above including patents, patent applications, trademark registrations, trademark applications, common-law trademarks, copyright registrations, trade secrets, software, domain names, and other proprietary rights relating to any of the foregoing throughout the world (including associated goodwill and remedies against prior, current and future infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions) and copies and tangible embodiments thereof that is owned by or licensed to the Company or any of its Subsidiaries;

(iii) “Company Owned Intellectual Property” means Company Intellectual Property that is owned by the Company or any of its Subsidiaries (excluding, for the avoidance of doubt, any Company Licensed Intellectual Property); and

(iv) “Company Licensed Intellectual Property” means Company Intellectual Property that is owned by a third party and licensed to or used by the Company or any of its Subsidiaries.

3.10 Contracts. (a) For purposes of this Agreement, “Company Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii) any employment or consulting or other type of Contract with any executive officer or other employee of the Company or any Subsidiary whose base salary or other compensation exceeds $100,000 or any member of the Company Board or the board of directors of any Subsidiary, other than those that are terminable by the Company or any of its Subsidiaries on no more than ninety (90) days notice without liability or financial obligation to the Company or Subsidiary;

(iii) any Contract that purports to (A) limit, curtail or restrict in any respect the right of the Company or any of its existing or future Subsidiaries or Affiliates to engage in any line of business or compete with any Person in any line of business or in any geographic area or to compete with any party, (B) grant any exclusive rights to make, sell or distribute the Company’s or any of its Subsidiaries’ products, (C) grant to any party “most favored customer” status or other similar right to receive more favorable terms in any agreement if another party to a substantially similar agreement has received more favorable terms with respect to such agreement or (D) otherwise materially restrict or limit the right of the Company or its existing or future Subsidiaries to sell or distribute any products or services to any Person;

(iv) any Contract (A) entered into since January 1, 2006 outside the ordinary course of business relating to the disposition, acquisition or lease by the Company or any of its Subsidiaries of material properties or assets (by merger, purchase or sale of stock or purchase or sale of assets), (B) pursuant to which the Company or any of its Subsidiaries has any partnership, joint venture or other material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries or (C) pursuant to which the Company or any of its Subsidiaries is engaged in any joint development, joint distribution or strategic alliance with any other Person that, in the case of this subsection (C), is not terminable without penalty on notice equal to or less than ninety (90) days;

(v) any Contract to provide source code to any third party for any product or technology that is material to the Company and its Subsidiaries taken as a whole, other than source code escrow agreements entered into in the ordinary course of business;

(vi) any loan or credit agreement, mortgage, indenture, note or other Contract evidencing material indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which material indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries;

(vii) any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries;

(viii) any settlement agreement entered into within three (3) years prior to the date of this Agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with, or services for, the Company or (B) settlement agreements for cash only (which has been paid) and does not exceed $250,000 as to such settlement;

(ix) any material license or royalty Contract (including all Intellectual Property Licenses);

(x) any financial derivatives master agreement or confirmation, or futures account opening agreements and/or brokerage statements, evidencing financial hedging or similar trading activities;

(xi) any shareholder agreement;

(xii) any Contract (including Governmental Contracts but excluding Contracts for the purchase of raw materials) that involves annual consideration or expenditures (whether or not measured in cash) of greater than $1,000,000 and is not terminable without penalty on notice of ninety (90) days or less;

(xiii) any “standstill” or similar agreement in effect as of the date hereof;

(xiv) any sales representative, sales agency or distribution Contract that is not terminable without penalty on notice of ninety (90) days or less;

(xv) any Contract containing any “change of control” trigger or provision;

(xvi) any Contract that was not entered into in the ordinary course of business consistent with past practice;

(xvii) any Contract (1) between the Company or any of its Subsidiaries and a Federal Health Care Program (as defined in Section 3.24(a)), or (2) with a commercial third party payor pursuant to which the Company or any of its Subsidiaries provides goods or services to beneficiaries of any Federal Health Care Program; or

(xviii) any commitment or agreement to enter into any of the foregoing.

(b) Section 3.10(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party as of the date hereof. The Company has heretofore provided the Buyer with access to true, complete and correct copies of each Company Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto.

(c) Each of the Company Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any of its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no other party to any Company Material Contract is in default thereunder other than with respect to defaults which are immaterial. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Company Material Contract that has not been cured or waived.

3.11 No Violation, Litigation or Regulatory Action. (a) Neither the Company nor any of its Subsidiaries is subject to any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal or any award in any arbitration proceeding (each, a “Court Order”);

(b) the assets of the Company and its Subsidiaries and their uses comply with, and the Company and its Subsidiaries have complied with, all Court Orders and, in all material respects, all Laws, in each case that are applicable to the Company’s and its Subsidiaries’ assets or business;

(c) there is no claim, action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against or affecting the Company or its Subsidiaries (other than claims, actions, suits or proceedings that seek solely money damages of less than $250,000), and there are no lawsuits, suits or proceedings pending in which the Company or any of its Subsidiaries is the plaintiff or claimant (other than claims, actions, suits or proceedings that seek money damages of less than $250,000);

(d) there is no claim, action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries that seeks to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement;

(e) as of the date of this Agreement, the Company has no Knowledge of a pending change in any Law or a change in interpretation of any such Law by the Governmental Entity having jurisdiction with respect to such Law that would reasonably be expected to have a significant adverse effect on the Company or its Subsidiaries;

(f) neither the Company nor its Subsidiaries, nor any director, officer, agent, distributor, employee or other person acting on behalf of the Company or any of its Subsidiaries has: (i) made, offered to make, promised to make or authorized the making of any direct or indirect unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value to any foreign or domestic government official, any employee of any Governmental Entity, any political official or candidate for political office or any officer or employee of a public international organization; (ii) established or maintained any unlawful or unrecorded funds or made any false or fictitious entries in the books and records of the Company and its Subsidiaries relating thereto; or (iii) taken or omitted to take any action that would reasonably be expected to result in a violation by the Company of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations promulgated thereunder (the “FCPA”) or any Law equivalent to the FCPA in any jurisdiction;

(g) neither the Company nor its Subsidiaries, nor to the Company’s Knowledge any director, officer, agent, employee or other person authorized to act on behalf of the Company or any of its Subsidiaries: (i) is, or is owned or controlled by, a person or entity subject to the sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or included on the List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List and Terrorism Exclusion List, or any similar Law (such entities, persons or organizations collectively, the “Restricted Parties”); or (ii) has engaged in any transaction directly or indirectly with any Restricted Parties or has otherwise been in breach of any such sanctions, restrictions or any similar foreign or state Law;

(h) the Company and its Subsidiaries are and have at all times been in compliance with all Laws relating to the import of products and services from any foreign jurisdiction and the export, re-export and deemed export of products and services, including but not limited to technical data, to those foreign countries, entities or nationals embargoed, prohibited or otherwise restricted from time to time under applicable United States Laws, including but not limited to the Export Administration Act, 50 U.S.C. §§ 2401-2420, the Arms Export Control Act, 22 U.S.C. §§ 2778-2994, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. app. §§ 1-44, the United Nations Participation Act, 22 U.S.C. § 287c, and the Tax Reform Act, 26 USC § 1, as amended, and all applicable policies and regulations promulgated thereunder, including without limitation (i) the Export Administration Regulations (“EAR”), 15 C.F.R. §§ 730-774, as amended, administered by the Bureau of Industry and Security (“BIS”) of the U.S. Department of Commerce, (ii) the International Traffic in Arms Regulations, 22 C.F.R. Parts 120-130, as amended, administered by the Directorate of Defense Trade Controls of the U.S. Department of State, (iii) the anti-boycott provisions of the EAR (15 C.F.R. § 760) administered by BIS and the Anti-Boycott Guidelines (43 Fed. Reg. 3454, Jan. 25, 1978, 44 Fed. Reg. 66272, Nov. 19, 1979) administered by the U.S. Department of Treasury and the IRS, which govern the sale, purchase or transfer of goods in interstate or foreign commerce and/or impose restrictions on certain actions supporting prohibited boycotts (such as the Arab League boycott of Israel) and require reporting of requests or demands to take such actions, and any similar foreign, federal or state Law, and (iv) the restrictions on imports imposed by U.S. Customs and Border Protection, the U.S. Department of Commerce, the U.S. Department of Homeland Security and the U.S. Department of Treasury; and

(i) neither the Company nor any of its Subsidiaries is or, since October 1, 2005, has been the subject of any action or, to the Company’s Knowledge, any investigation by any Governmental Entity arising under or relating to the Laws set forth in Subsections (f), (g) or (h) above.

3.12 Environmental Matters.

(a) Each of the Company and its Subsidiaries is, and has been, in compliance, in all material respects, with all applicable Environmental Laws.

(b) There is no investigation, suit, claim, action or proceeding relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company, its Subsidiaries or any of their respective predecessors, and, to the Knowledge of the Company, no facts, circumstances or conditions exist that could reasonably be expected to form the basis of any such investigation, suit, claim, action or proceeding.

(c) Neither the Company, its Subsidiaries nor any of their respective predecessors has received any notice of or entered into or assumed by Contract or operation of Law or otherwise, any obligation, liability, order, decree, settlement, judgment or injunction relating to or arising under Environmental Laws.

(d) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Merger, nor compliance by the Company with any of the provisions herein, will result in the termination or revocation of, or a right of termination or cancellation under, any permit issued pursuant to any Environmental Laws (“Environmental Permit”) for its operations.

(e) There has been no Release of any Hazardous Substance at any properties currently or previously owned, leased or operated by the Company, its Subsidiaries or any of their respective predecessors during the period of such ownership, leasing or operation, or to the Knowledge of the Company, at any such properties prior to the ownership, leasing or operation by the Company, its Subsidiaries or any of their respective predecessors or at any third-party location to which the Company, any of its Subsidiaries or any of their respective predecessors transported or arranged for the disposal or treatment of any Hazardous Substances.

(f) The Company has provided to the Buyer true, correct and complete copies of all environmentally related audits, studies, reports, analyses and results of investigations that have been performed with respect to currently or previously owned, leased or operated properties of the Company, any of its Subsidiaries or their respective predecessors.

(g) There has not been during the ownership, leasing or operation by the Company, its Subsidiaries or any of their respective predecessors of any real property, nor, to the Company’s Knowledge, has there been prior to such ownership, leasing or operation in the past, on, in or under any such real property, (i) any underground storage tanks, above-ground storage tanks, dikes, ponds, lagoons or impoundments, (ii) any friable asbestos or asbestos-containing materials, (iii) any release of polychlorinated biphenyls or (iv) any release of radioactive substances.

(h) (i) The Company, its Subsidiaries and their respective predecessors have obtained, and currently maintain, as applicable, all required Environmental Permits for their operations, (ii) there is no investigation, nor any action pending, or to the Knowledge of the Company threatened or alleged against the Company or any of its Subsidiaries to revoke such permits, and (iii) neither the Company nor any of its Subsidiaries have received any notice to the effect that there is lacking any Environmental Permit for the current use or operation of any property owned, operated or leased by the Company or any of its Subsidiaries.

(i) Neither the Company, its Subsidiaries nor any of their respective predecessors has (i) manufactured, distributed or otherwise incorporated into any product that it manufactured or distributed, or (ii) ever acquired any company or business that manufactured, distributed or otherwise incorporated into any product that it manufactured or distributed, any asbestos or asbestos-containing material.

(j) The transactions contemplated by this Agreement shall not cause the Company, its Subsidiaries or any of the Company Owned Real Estate or any real property subject to the Company Leases to become subject to the New Jersey Industrial Site Recovery Act, N.J. Stat. Ann. Section 13:1K-6 et seq.

(k) For purposes of this Agreement, the following terms shall have the definitions set forth below:

(i) “Environmental Law” means any Law, statute, rule, regulation, order, ordinance, administrative ruling, decree, judgment or permit requirement of any governmental jurisdiction (including any state, local, foreign or international counterparts or equivalents and any transfer of ownership notification or approval statutes) relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources; (ii) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor or wetlands protection.

(ii) “Hazardous Substance” means: (i) any material, substance or waste that is regulated or is classified as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect pursuant to any Environmental Law; or (ii) any petroleum product or by-product, asbestos, asbestos-containing material, polychlorinated biphenyls, radioactive materials, radon, mold, urea formaldehyde insulation, or chlorofluorocarbons or other ozone-depleting substances.

(iii) “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing of or migrating into or through the environment, and including the abandonment or discarding of barrels, containers and any other closed receptacles containing Hazardous Substances.

3.13 Employee Benefit Plans. (a) Section 3.13(a) of the Company Disclosure Letter sets forth a complete and correct list, separately with respect to each country in which the Company or any of its Subsidiaries has directors or employees, of: (i) all material “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and without regard to whether ERISA applies thereto); and (ii) all other material employee benefit plans, agreements, policies or arrangements or payroll practices, including employment, consulting or other compensation agreements, collective bargaining agreements and all plans, agreements, policies or arrangements providing for bonus or other incentive compensation, equity or equity-based compensation, retirement, deferred compensation, change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, medical insurance, life insurance, fringe benefits or other compensation, or educational assistance, in each case to which the Company or any of its Subsidiaries maintains, contributes to, participates in or has any obligation or liability (contingent or otherwise) thereunder for current or former directors or employees of the Company or any of its Subsidiaries but excluding any government-sponsored plans required to be contributed to under the law of a non-U.S. jurisdiction (collectively, the “Company Plans”); provided, however, that an employment agreement, offer letter or contract between an employee or consultant and the Company and/or a Subsidiary need only be listed on Section 3.13(a) of the Company Disclosure Letter to the extent that it is required to be disclosed pursuant to Section 3.10(a)(ii).

(b) With respect to each Company Plan, the Company has provided or made available to the Buyer a complete, current and correct copy of (i) such Company Plan including any amendments thereto, (ii) the most recent annual report (Form 5500) and all schedules thereto filed with the IRS, if applicable, (iii) the most recent actuarial report and IRS Determination Letter, if applicable, (iv) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Plan and (v) written descriptions of all non-written Company Plans.

(c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws, and neither the Company nor any of its Subsidiaries nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA or in a violation of any other applicable Laws comparable to such provisions of the Code or ERISA, which, in each case, would reasonably be expected to result in material liability. To the Knowledge of the Company, neither it nor any other fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan.

(d) Each Company Plan that is intended to qualify under Section 401 of the Code (a “Company Tax-Qualified Plan”) has received a favorable determination or opinion letter as to its tax-qualified status and the tax-exempt status of such Company Plan’s related trust and, to the Knowledge of the Company, nothing has occurred with respect to the operation of the Company Tax-Qualified Plans that would reasonably be expected to cause the loss of such tax-qualified or tax-exempt status.

(e) Neither the Company, any of the Company’s Subsidiaries nor any of their ERISA Affiliates has since January 1, 2003 (i) maintained or contributed to, or has any actual or contingent liability under, a

Company Plan that is or was subject to Section 412 of the Code or Title IV of ERISA or (ii) been obligated to contribute to, or has any actual or contingent liability under, a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). For purposes of this Agreement “ERISA Affiliate” means any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary of the Company.

(f) Neither the Company nor any of its Subsidiaries is a party to any oral or written (i) agreement with any shareholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee, or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(g) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers’ compensation) or by law (without regard to any waivers granted under Section 412 of the Code) to any funds or trusts established thereunder or in connection therewith have been made in all material respects by the due date thereof (including any valid extension).

(h) No liability under any Company Plan is funded by, nor has any such obligation been satisfied with, the purchase of a contract from an insurance company that is not rated AAA by Standard & Poor’s Corporation or the equivalent by a nationally recognized rating agency.

(i) There are no material pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under such plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that would reasonably be expected to form the basis for any such claim or lawsuit.

(j) All amendments and actions required to bring the Company Plans into conformity in all material respects with all of the applicable provisions of the Code, ERISA and other applicable Laws have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until a date after the Closing Date.

(k) None of the Company Plans provide for post-employment life or health insurance, or other welfare benefits coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning of Section 5000(b)(1) of the Code has complied in all material respects with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA.

(l) No amount payable by the Company or any Subsidiary will fail to be deductible by reason of Section 162(m) of the Code. To the Knowledge of the Company, the Company Plans are, to the extent applicable, in good faith compliance with Section 409A of the Code and applicable guidance issued by the IRS thereunder.

(m) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment to create any additional Company Plan or to modify any existing Company Plan, except to the extent required by Law.

(n) No stock or other security issued by the Company or any of its Subsidiaries forms or has formed a material part of the assets of any Company Plan.

(o) With respect to each employee benefit plan, program or arrangement established, maintained, sponsored or contributed to by the Company or any of its non-U.S. Subsidiaries on behalf of any current or former directors or employees (“Foreign Employee Plans”), (i) each such Foreign Employee Plan is in compliance in all material respects with applicable foreign Law, (ii) any such Foreign Employee Plan required to be registered under applicable Law has been registered and has been maintained in all material respects in good standing with all applicable regulatory authorities, and (iii) such Foreign Employee Plan is, wherever required under applicable Law, approved by the relevant Governmental Entity and the Company is not aware of any action to withdraw such approval to any extent.

3.14 Compliance With Laws. The Company and each of its Subsidiaries is (and since October 1, 2005 has been) in compliance in all material respects with all statutes, laws, (including common law), regulations, rules, codes, executive orders, ordinances, requirements, standards, guidelines, policies, administration rulings or judgments of any Governmental Entity or any order, writ, injunction or decree, whether preliminary or final, entered by any court, arbitrator or other Governmental Entity (collectively, “Laws”) applicable to the Company or any of its Subsidiaries or any of their businesses or operations or any of their properties or other assets. Without limiting the generality of the foregoing, none of the Company or any of its Subsidiaries is a party to any Contract or bid with, or has conducted business with, directly or indirectly, any Person located in any country subject to sanctions by the United States government, including Cuba, Myanmar, Iran, North Korea, Libya, Sudan or Syria or with the former government or officials of Iraq. Since October 1, 2005, neither the Company nor any of its Subsidiaries has made or has been ordered, in either case by a Governmental Entity, to make any payment in respect of any Governmental Damages. Since October 1, 2005, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Entity claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to the Company or any of its Subsidiaries, any of their material properties or other assets or any of their businesses or operations. Since October 1, 2005, none of the Company, its Subsidiaries or any of their respective Affiliates has conducted or initiated any internal investigation or made a voluntary disclosure to any Governmental Entity with respect to any alleged act or omission, including arising under or relating to a Government Contract or Government Subcontract. For purposes of this Agreement, “Governmental Damages” means (i) any civil or criminal penalties or fines paid or payable to a Governmental Entity, (ii) any restitution paid or payable to a third party, in the case of each of clauses (i) and (ii), resulting from the (A) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of the Company or any of its Subsidiaries of a crime or (B) settlement with a Governmental Entity for the purpose of closing a governmental investigation, or (iii) any injunctive relief or requirement to alter business practices granted, ordered or agreed to at the behest of a Governmental Entity.

3.15 Privacy Matters. (a) Subject to paragraph (c) below, the Company and each of its Subsidiaries, including Sleep Services of America, Inc. (the “SSOA Subsidiary”), complies with and has implemented all such measures required for it to comply with all applicable requirements as a “Covered Entity” (but only to the extent the Company or any such Subsidiary is a Covered Entity) under the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder, including the privacy and security regulations (45 C.F.R. Parts 160 and 164) and the transactions and code sets regulations (45 C.F.R. Part 162) (collectively, “HIPAA”), and its obligations as a “Business Associate” of Covered Entity customers (as such capitalized terms are defined in or promulgated under HIPAA), except where the failure to be in such compliance would not reasonably be expected to have a Company Material Adverse Effect.

(b) With respect to any requirements imposed on the Company and its Subsidiaries by HIPAA, and any contractual commitments of the Company and its Subsidiaries relating to HIPAA (including contractual commitments of the Company and each Subsidiary as a Business Associate) (collectively, the “HIPAA Commitments”), except as would not reasonably be expected to result in a Company Material Adverse Effect:

(i) the Company and each of its Subsidiaries is in compliance with all HIPAA Commitments that are applicable to it;

(ii) the Company and each of its Subsidiaries has been in compliance with the privacy standards, security standards, and transactions and code sets standards of HIPAA that are applicable to it, since the respective compliance date on which each of the standards went into effect;

(iii) the transactions contemplated by this Agreement will not violate any of the HIPAA Commitments;

(iv) neither the Company nor any of its Subsidiaries has received any written inquiry from the U.S. Department of Health and Human Services or any other Governmental Entity regarding the Company’s or a Subsidiary’s compliance with the HIPAA Commitments; and

(v) to the Knowledge of the Company, no complaint has been filed with the U.S. Department of Health and Human Services or any other Governmental Entity regarding the Company’s or a Subsidiary’s compliance with the HIPAA Commitments.

(c) To the extent required under HIPAA, the Company and each of its Subsidiaries has entered into valid, written Business Associate agreements with all contractors, agents, vendors, suppliers, and service providers that are Business Associates of the Company and each of its Subsidiaries, except where the failure to enter into such agreements would not reasonably be expected to have a Company Material Adverse Effect.

(d) The Company is, and has been at all times since January 1, 2006, in compliance with all Laws applicable to Personal Data (“Applicable Privacy Laws”), except where the failure to be in such compliance would not reasonably be expected to have a Company Material Adverse Effect. As used herein “Personal Data” shall mean information relating to an identified or identifiable natural Person.

(e) All Personal Data that the Company has shared, or will share, with the Buyer, or that will be transferred to the Buyer pursuant to the terms of this Agreement, has been collected, maintained and used at all times in compliance with (i) the requirements of Applicable Privacy Laws, (ii) the requirements of Contracts to which the Company is a party and (iii) policies and practices relating to Personal Data that the Company has communicated to Persons about whom the Personal Data relates (“Data Subjects”), except where the failure to be in such compliance would not reasonably be expected to have a Company Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not breach any of the Company’s obligations under Applicable Privacy Laws, obligations relating to Personal Data under Contracts to which the Company is a party, or policies relating to Personal Data that the Company has communicated to Data Subjects, except for any such breaches which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

3.16 Permits. (a) The Company or its Subsidiaries, as applicable, own, hold or possess all licenses, franchises, permits, privileges, variances, immunities, approvals, consents, registrations and other authorizations from Governmental Entities that are necessary to entitle them without payment of material fine or penalty to own or lease, operate and use their assets and to carry on and conduct the Company’s business substantially as conducted (each a “Company Permit”). Section 3.16(a) of the Company Disclosure Letter sets forth a list and brief description of each Company Permit, except for such incidental licenses, permits and other authorizations that would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. Complete and correct copies of all of the Company Permits have heretofore been made available to the Buyer.

(b) Except as would not reasonably be expected to result in a Company Material Adverse Effect: (i) the Company or its Subsidiaries, as applicable, have fulfilled and performed all obligations under each of the Company Permits, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Company Permit or that permits or, after notice or lapse of time or both, would permit revocation or termination of any such Company Permit, or that might adversely affect the rights of the Company or its Subsidiaries under any such Company Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Company Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, the Company or any of its Subsidiaries; and (iii) each of the Company Permits is valid, subsisting and in full force and effect.

(c) Section 3.16(c) of the Company Disclosure Letter provides a complete list of all pending and outstanding grants, incentives and subsidies, and applications therefor, including Tax Grants (collectively, “Grants”) from any foreign Governmental Entity, granted to the Company or any Subsidiary. The Company has provided to the Buyer, prior to the date hereof, access to true, complete and accurate copies of all documents evidencing Grants submitted by the Company or any Subsidiary and of all letters of approval, and supplements thereto, granted to the Company or any Subsidiary. Section 3.16(c) of the Company Disclosure Letter includes the aggregate amounts of each Grant, and the aggregate outstanding obligations thereunder of the Company or any Subsidiary with respect to royalties, or the outstanding amounts to be paid to the Company or any Subsidiary. Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company or such Subsidiary, as appropriate, is in compliance with the terms and conditions of their respective Grants and has duly fulfilled all the undertakings relating thereto.

3.17 Labor Matters. (a) Neither the Company nor any of its Subsidiaries is a party to or subject to, or currently negotiating in connection with entering into, any collective bargaining agreement or other contract or arrangement with a labor union or other labor organization recognizing it as the employees’ representative. Neither the Company nor any of its Subsidiaries is the subject of any suit, action or proceeding that is pending or, to the Knowledge of the Company, threatened, asserting that the Company or any of its Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or applicable state statutes or regulations or local Laws) or seeking to compel the Company or any of its Subsidiaries to bargain with any labor organization as to wages and conditions of employment. No strike or other labor dispute involving the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, and, to the Knowledge of the Company, there is no activity involving any employees of the Company or any of its Subsidiaries seeking to certify a collective bargaining unit or engaging in any other organizational activity. Neither the Company nor any of its Subsidiaries have a workers’ committee.

(b) There are no required works council or other labor organization consultations that are required to occur, with respect to the transactions contemplated by this Agreement, prior to the date of execution of this Agreement that have not so occurred.

(c) Since January 1, 2005, the Company and each Subsidiary (or any predecessor entities, if applicable), have: (i) been in compliance in all material respects with all then applicable Laws relating to employment, termination of employment, discrimination in employment, terms and conditions of employment, wages, hours, overtime and overtime payment, working during rest days and occupational safety and health and employment practices, and have not engaged in any unfair labor practices; and (ii) have complied in all material respects with withholding requirements of applicable Law relating to wages, salaries, and other payments or benefits to their employees. Pending workers’ compensation claims by employees against the Company and its Subsidiaries do not exceed the past experience of the Company and its Subsidiaries for such claims by a material amount. The Company and its Subsidiaries maintain workers’ compensation insurance with respect to substantially all of the employees of the Company and its Subsidiaries whose principal place of employment is in the United States of America.

(d) To the Knowledge of the Company, no employees are, or have since January 1, 2005 been, in violation of any material term of any employment contract, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted by the Company or any Subsidiary or to the use of trade secrets or proprietary information of others.

(e) All independent contractors and consultants retained by the Company or its Subsidiaries are rightly classified as such except where the failure to do so would not, in the aggregate, be material, and, to the Knowledge of the Company, there are no investigations by any Governmental Entity or claims pending by any individual challenging such classification. Section 3.17(e) of the Company Disclosure Letter contains a list of all the independent contractors and consultants retained by the Company outside the United States of America.

(f) Section 3.17(f) of the Company Disclosure Letter contains a description of each outstanding offer of employment made by the Company or any Subsidiary as of the date hereof to a person who has been offered a position with the Company or any Subsidiary either (i) as an executive officer or (ii) with a base salary of $75,000 or more per annum.

3.18 Insurance. (a) The Company has previously provided the Buyer with a summary of the insurance coverage of the Company and its Subsidiaries. All material insurance policies of the Company and its Subsidiaries (the “Policies ”) are in full force and effect and provide insurance in such amounts and against such risks as the Company’s management has reasonably determined to be prudent, taking into account the market conditions and industries in which the Company and its Subsidiaries operate and such Policies are sufficient to comply with applicable Law.

(b) With respect to all Policies, all premiums have been timely paid and neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute a material breach or default, or permit termination or modification of such Policies.

3.19 Opinion of Financial Advisor. The financial advisor of the Company, J.P. Morgan Securities Inc. (“JPMorgan”), has advised the Board of Directors of the Company that, in its opinion (the “Fairness Opinion”), given as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view. A true, complete and correct copy of such Fairness Opinion will be delivered to the Buyer as soon as practicable after receipt thereof by the Company. The Company has been authorized by JPMorgan to permit inclusion of its Fairness Opinion in the Proxy Statement and references thereto, subject to the terms of the Engagement Letter (as defined in Section 3.21).

3.20 Antitakeover Provisions. Assuming that Buyer’s representations and warranties set forth in Section 4.4 are true and correct, no further action is required by the Board of Directors of the Company or its shareholders to render inapplicable to this Agreement and to the Merger the restrictions of the New Jersey Shareholders Protection Act on “business combinations” with “interested stockholders” (as defined in Section 14A:10A-3 of the NJBCA) set forth in Section 14A:10A-1 through 14A:10A-5 of the NJBCA or under any other “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States.

3.21 Brokers. No agent, broker, investment banker, financial advisor (other than JPMorgan) or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement. The Company has heretofore delivered to the Buyer true, correct and complete copies of the Company’s engagement letter with JPMorgan, which letter describes all fees payable to JPMorgan in connection with the transactions contemplated by this Agreement, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of JPMorgan (the “Engagement Letter”).

3.22 Government Contracts. (a) The Company and its Subsidiaries derived no more than $2,500,000 in revenue from Government Contracts and/or Government Subcontracts during the twelve months ending on the date of this Agreement.

(b) For purposes of this Agreement, the following terms shall have the definitions set forth below:

“Government Contract” means a Contract between the Company, any of its Subsidiaries or any of their respective Affiliates on the one hand, and (i) any Governmental Entity, (ii) any prime contractor to any Governmental Entity (provided that such Contract relates to a Government Contract of such prime contractor), and (iii) any subcontractor to any Governmental Entity or to any prime contractor or subcontractor to any Governmental Entity (provided that such Contract relates to a Government Contract of such subcontractor). Government Contracts include, as appropriate, all bids and proposals submitted by the Company, any of its Subsidiaries or any of their respective Affiliates that may result in the award of a Government Contract.

“Government Subcontract” means a Contract that is a subcontract between the Company, any of its Subsidiaries or any of their respective Affiliates on the one hand, and any third party on the other hand, relating to a Contract between such third party and (i) any Governmental Entity or (ii) another party where the ultimate contracting party is a Governmental Entity. Government Subcontract includes all bids and proposals submitted to any party that may result in the award of a Government Subcontract.

3.23 FDA Regulatory Compliance. Except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) The Company and its Subsidiaries are in compliance with all Laws, including all applicable statutes, rules, regulations, standards, guidelines, policies and orders, administered or issued by the U.S. Food and Drug Administration (“FDA”) or any comparable Governmental Entity (“FDA Laws”).

(b) Without limiting any representations or warranties of the Company made in Section 3.16, the Company and its Subsidiaries have all authorizations, approvals, clearances, licenses, permits, certificates, registrations or exemptions (collectively, “Registrations”) from the FDA or other Governmental Entities required to conduct their respective businesses as currently conducted. There is no false or misleading information or significant omission in any product application or other submission made by the Company or its Subsidiaries to the FDA or any comparable Governmental Entity. The Company and its Subsidiaries have fulfilled and performed their respective obligations under each Registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. To the Knowledge of the Company, all third parties that are manufacturers, contractors, or suppliers for the Company and its Subsidiaries are in compliance with all Registrations from the FDA or comparable Governmental Entities insofar as they pertain to the manufacture of product components or products for the Company.

(c) All products developed, manufactured, tested, distributed or marketed by or on behalf of the Company and its Subsidiaries that are subject to the jurisdiction of the FDA or comparable Governmental Entities have been and are being developed, tested, manufactured, distributed and marketed in compliance with the FDA Laws, including, without limitation, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, installation, service and adverse event reporting, and have been and are being tested, investigated, distributed, marketed, and sold in compliance with FDA Laws.

(d) The Company and its Subsidiaries are not subject to any obligation arising under any pending administrative or regulatory action, FDA inspection, FDA warning letter, FDA notice of violation letter, or other notice, response or commitment made to or with the FDA or any comparable Governmental Entity. The Company and its Subsidiaries have made all notifications, submissions, and reports required by any such obligation, and all such notifications, submissions and reports were true, complete, and correct in all material respects as of the date of submission to FDA or any comparable Governmental Entity.

(e) Since January 1, 2006, no product of the Company or any of its Subsidiaries has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, and to the Company’s Knowledge there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any product, (ii) a significant change in the labeling of any product required by FDA or comparable Governmental Entity, or (iii) a termination, seizure or suspension of marketing of any product as a result of the Company’s noncompliance with applicable Law. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries.

3.24 Health Care Regulatory Compliance. (a) Neither the Company nor any Subsidiary of the Company other than the SSOA Subsidiary bills any commercial insurance plan or any health care program administered or funded, in whole or in part, by the government of the United States of America, including Medicare, Medicaid and TRICARE programs (described in Title XVIII of the

United States Social Security Act (the “SSA”), Title XIX of the SSA, and Title 10, Chapter 55 of the U.S.C., respectively (collectively, “Federal Health Care Programs”) for any item or service. The Company has provided to the Buyer access to complete and accurate copies of all Medicare, Medicaid and other Federal Health Care Program provider agreements, and access to a complete and accurate list of all related provider numbers, of the SSOA Subsidiary.

(b) The SSOA Subsidiary is qualified for participation in Medicare, Medicaid and TRICARE and the SSOA Subsidiary is party to provider agreements for such programs which are in full force and effect with no material events of default having occurred thereunder. The SSOA Subsidiary has, in all material respects, timely filed all claims or other reports required to be filed with respect to the purchase of items or services by third-party payors, including Federal Health Care Programs (collectively, “Payors”). All such claims or reports are complete and accurate in all material respects. The SSOA Subsidiary has paid or has properly recorded on its financial statements all actually known and undisputed refunds, discounts or adjustments which have become due pursuant to such claims, and the SSOA Subsidiary does not have any material liability to any Payor with respect thereto, except as has been reserved for in the SSOA Subsidiary’s financial statements or disclosed in the Company Disclosure Letter. There are no pending appeals, overpayment determinations, adjustments, challenges, audits, litigation, or notices of intent to reopen Federal Health Care Program claims determinations or other reports required to be filed by the SSOA Subsidiary in order to be paid by a Payor for services rendered or items supplied.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor any officer, director, managing employee or agent (as those terms are defined in 42 C.F.R. § 1001.1001) of the Company or any of its Subsidiaries, nor any distributor of the Company’s or its Subsidiaries’ products (with respect to such products), has, at any time within the period covered by the statute of limitations applicable to this representation, engaged in any activity that is in violation of the federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c and 1395nn), the federal TRICARE statute (10 U.S.C. 1071 § et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), the anti-fraud and related provisions of HIPAA (e.g., 18 U.S.C. §§ 1035 and 1347), the Ethics in Patient Referral Act (also known as the “Stark Law”) or other similar foreign, federal or state Laws (collectively, “Federal Health Care Program Laws”), including the following:

(i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii) failure to disclose knowledge by a Medicare or Medicaid claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

(iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind (A) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Federal Health Care Program, or (B) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any Federal Health Care Program;

(v) knowingly and willfully offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such person (A) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Federal Health Care Program; or (B) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a Federal Health Care Program; or

(vi) any other activity that violates any Laws relating to prohibiting fraudulent, abusive or unlawful practices connected in any way with the provision of health care items or services or the billing for such items or services provided to a beneficiary of any Federal Health Care Program.

(d) To the Knowledge of the Company, since October 1, 2005, no Person has filed or has threatened to file against the Company, any of its Subsidiaries, or any distributor of the Company’s or its Subsidiaries’ products, a claim or action relating to any of the Company’s or any of its Subsidiaries’ assets or businesses under any foreign, federal or state whistleblower statute, including without limitation, under the False Claims Act of 1863 (31 U.S.C. § 3729 et seq.).

3.25 Product Liabilities. (a) Since October 1, 2005, neither the Company nor any of its Subsidiaries has received a material claim in writing (other than warranty claims arising in the ordinary course of business which are not material in amount or significance) asserting strict liability in tort, negligent manufacture of product, negligent provision of services or any other allegation of liability, including or resulting in product recalls, arising from the materials, design, testing, manufacture, packaging, labeling (including instructions for use), or sale of its products or from the provision of services.

(b) All products of each of the Company and its Subsidiaries manufactured, processed, assembled, distributed, shipped or sold and any services rendered in the conduct of the business of the Company or any of its Subsidiaries are in material conformity with all applicable contractual obligations, including any express warranties made by the Company or its Subsidiaries and any warranties implied by Law into all contracts.

3.26 Exclusive Representations and Warranties. The Company acknowledges that the Buyer and the Merger Sub make no representations or warranties as to any matter whatsoever except as expressly set forth in Article IV. The representations and warranties set forth in Article IV are made solely by the Buyer and the Merger Sub, and no Representative of the Buyer and the Merger Sub or any Affiliate thereof shall have any responsibility or liability related thereto.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE BUYER AND THE MERGER SUB

Except as set forth in the correspondingly numbered section of the disclosure letter delivered by the Buyer and the Merger Sub to the Company and dated as of the date of this Agreement (the “Buyer Disclosure Letter”), it being agreed that disclosure of any item in any section of the Buyer Disclosure Letter shall also be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is readily apparent on its face, the Buyer and the Merger Sub represent and warrant to the Company that:

4.1 Organization, Standing and Power. Each of the Buyer and the Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

4.2 Authority; No Conflict; Required Filings and Consents. (a) Each of the Buyer and the Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Merger Sub have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Merger Sub. This Agreement has been duly executed and delivered by each of the Buyer and the Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a valid and binding obligation of each of the Buyer and the Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Buyer and the Merger Sub do not, and the consummation by the Buyer and the Merger Sub of the transactions contemplated by this Agreement and compliance by the Buyer and the Merger Sub with any of the terms or provisions hereof shall not, (i) conflict with, or result in any violation or breach of, any provision of the charter documents of the Buyer or the Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit or forfeiture of any rights) under, require a consent, filing or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s or the Merger Sub’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to the Buyer or the Merger Sub or any of its or their respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, could not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Buyer or the Merger Sub to consummate the transactions contemplated by this Agreement and other than as may arise in connection with facts and circumstances particular to the Company and its Affiliates.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Merger Sub in connection with the execution and delivery of this Agreement by the Buyer or the Merger Sub or the consummation by the Buyer or the Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing under any applicable foreign antitrust or trade regulation Laws, (ii) the filing of the Certificate of Merger with the NJDT pursuant to the NJBCA and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) filings required under, and compliance with the applicable requirements of, the Exchange Act and the rules of The New York Stock Exchange and (iv) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings that, if not obtained, made or given, could not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Buyer or the Merger Sub to consummate the transactions contemplated by this Agreement.

(d) No vote of the holders of any class or series of the Buyer’s capital stock or other securities is necessary for the consummation by the Buyer of the transactions contemplated by this Agreement.

4.3 Information Provided. The information furnished to the Company by the Buyer specifically for inclusion in the Proxy Statement will not, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of the Company Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.4 Operations of the Merger Sub. (a) The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. As of the date hereof and through and including the Effective Time, the Buyer shall directly or indirectly own all of the equity securities of Merger Sub.

(b) As of immediately prior to entering into this Agreement, neither Buyer nor Merger Sub, alone or together with any other person, was at any time, or became, an “interested stockholder” under the applicable provisions of the NJBCA or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in the New Jersey Shareholders’ Protection Act to be applicable to this Agreement, the Merger, or any of the transactions contemplated hereby. Neither Buyer nor Merger Sub owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

4.5 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Knowledge of the Buyer, threatened against the Buyer or the Merger Sub that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of the Buyer or the Merger Sub to consummate the transactions contemplated by this Agreement.

4.6 Financing. The Buyer has sufficient funds on hand or available through existing credit facilities to perform all of the obligations of the Buyer and the Merger Sub under this Agreement and to consummate the Merger.

4.7 Brokers. Other than Goldman Sachs, no agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Buyer or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement.

4.8 Exclusive Representations and Warranties. The Buyer and the Merger Sub acknowledge that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in Article III. The representations and warranties set forth in Article III are made solely by the Company, and no Representative of the Company or any Affiliate thereof shall have any responsibility or liability related thereto.

ARTICLE V
CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as expressly provided or permitted herein (including to effect the terms of this Agreement), as set forth in Section 5.1 of the Company Disclosure Letter, as required by Law or as consented to in writing by the Buyer (which consent shall not be unreasonably withheld or delayed), during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to (x) act and carry on its business in the ordinary course of business consistent with past practice, (y) comply in all material respects with all applicable Laws and the requirements of all Company Permits and make all appropriate voluntary disclosures to Governmental Entities and (z) use commercially reasonable efforts to (i) maintain and preserve its business organization, assets, intangibles and properties and preserve the goodwill of its business relationships with customers, strategic partners, suppliers, distributors and others having substantial business dealings with it, (ii) retain the services of its current officers and key employees, and (iii) keep in full force and effect all insurance policies, other than changes to such policies made in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly provided or permitted herein (including to effect the terms of this Agreement), as set forth in Section 5.1 of the Company Disclosure Letter or as required by Law, during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed):

(a) (i) declare, set aside or pay any dividend on, or make any other distribution (whether in cash, securities or other property) in respect of, any shares of its capital stock or otherwise make any payments to its shareholders in their capacity as such (other than the payment of regular quarterly dividends consistent in amount and timing with past practice and dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent); (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options in full or partial payment of the exercise price payable by such holders upon exercise of Company Stock Options to the extent required or permitted under the terms of such Company Stock Options or (B) from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of services to the Company or any of its Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance, prior to the Effective Time, of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement under the relevant Company Stock Plan in accordance with the current terms thereof);

(c) amend the Company Charter Documents or the Subsidiary Documents;

(d) acquire by merging or consolidating with, or by purchasing assets or stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof;

(e) sell, transfer, lease, license, pledge, abandon or otherwise dispose of or encumber or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including Intellectual Property and securities of Subsidiaries) to any Person, except (A) sales of products in the ordinary course of business consistent with past practice, (B) dispositions of obsolete or worthless assets or (C) other sales or dispositions of assets of less than $500,000 in the aggregate;

(f) (i) incur or assume any indebtedness for borrowed money or guarantee any indebtedness for borrowed money, (ii) issue, sell or amend any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any material loans, advances (other than routine advances to employees of the Company and its wholly owned Subsidiaries in the ordinary course of business consistent with past practice) or capital contributions to, or investments in (by property transfers, purchase of securities or otherwise), any Person, other than a direct or indirect wholly owned Subsidiary of the Company), in each case, other than (A) in the ordinary course of business, pursuant to letters of credit or otherwise, or (B) purchase money security interests in amounts not to exceed $500,000 in the aggregate;

(g) make any changes in financial or tax accounting methods, principles, policies or practices (or change an annual accounting period), except insofar as may be required by GAAP or applicable Law or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

(h) other than (A) as required to comply with applicable Law, (B) increases in compensation or benefits required by the terms of agreements in effect on the date of this Agreement and set forth on Section 5.1(h) of the Company Disclosure Letter (complete and correct copies of which have been made available to the Buyer by the Company), and (C) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business consistent with past practice and in amounts and in a manner consistent with past practice, (i) adopt, enter into, terminate or amend any employment, consulting, retention, change in control or similar agreement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement, (ii) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any directors, officers or employees, (iii) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract, other than as contemplated by this Agreement, (iv) enter into, establish, amend, modify or terminate any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, profit-sharing, health or welfare, stock option or other equity (or equity-

based) pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan (including any plan that would constitute a Company Plan), policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, director, officer, other employee, consultant or Affiliate, or (v) take any action other than in the ordinary course of business, consistent with past practice, to fund or in any other way secure the payment of compensation or benefits under any Company Plan;

(i) make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(j) initiate, compromise or settle any litigation, proceeding or investigation that is material to the Company and its Subsidiaries taken as a whole (other than in connection with the enforcement of the Company’s rights under this Agreement), other than settlements or compromises of litigation (A) where the amount paid does not exceed $500,000 or, if greater, the total incurred case reserve amount for such matter and (B) that do not involve equitable relief or admission of wrongdoing or misconduct (this covenant being in addition to the Company’s agreement set forth in Section 6.15);

(k) (i) enter into any Company Material Contract or any Company Permit, or terminate or amend any Company Material Contract or Company Permit (other than amendments entered into in the ordinary course of business consistent with past practice), (ii) amend or modify the Engagement Letter, or (iii) except as permitted by Section 6.1, release any Person from, or modify or waive any provision of, any confidentiality, standstill or similar agreement;

(l) make any capital expenditures, other than (i) capital expenditures covered by capital expenditure budgets previously delivered to the Buyer and (ii) capital expenditures not in excess of $500,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any three-month period;

(m) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(n) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business of liabilities, claims or obligations reflected or reserved against on the Company Balance Sheet (or in the notes thereto) or incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby; or

(o) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or take any action or agree, in writing or otherwise, to take any action, that would cause any of the conditions to the Merger set forth in this Agreement not to be satisfied as of the Closing Date.

5.2 Confidentiality. The parties acknowledge that the Buyer and the Company have previously executed a confidentiality agreement, dated as of January 21, 2008 (as it may be amended from time to time, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms, except as expressly waived or modified as provided herein (including pursuant to Section 6.1 hereof) or therein.

5.3 Merger Sub Shareholder Action. Buyer shall, promptly following execution of this Agreement, approve this Agreement in its capacity as sole shareholder of Merger Sub and deliver to Company evidence of its vote or action by written consent approving and adopting this Agreement in accordance with applicable law and the certificate of incorporation and bylaws of Merger Sub.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1 No Solicitation or Negotiation. (a) Except as set forth in this Section 6.1, the Company shall not, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other advisors or representatives (such directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents, other advisors and representatives, collectively, “Representatives ”) not to, directly or indirectly:

(i) solicit, initiate, cause, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal;

(ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of knowingly encouraging or knowingly facilitating, any Acquisition Proposal; or

(iii) enter into any agreement related to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, the Company may, to the extent failure to do so would be inconsistent with the fiduciary obligations of the Company Board under New Jersey Law, as determined in good faith by the Company Board after considering applicable New Jersey Law and after consultation with outside counsel, (A) prior to obtaining the Company Shareholder Approval, acting solely through outside counsel, contact and engage in discussions (such contact and discussions, “Clarifying Discussions”) with any person or group and their respective Representatives who has made an unsolicited written Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal and any material terms thereof and the conditions to consummation so as to enable the Company Board to determine whether there is a reasonable possibility that such Acquisition Proposal could lead to a Superior Proposal, provided that the Company shall notify the Buyer of such Acquisition Proposal and its intention to instruct counsel to engage in any such Clarifying Discussions in accordance with Section 6.1(c) prior to its outside counsel’s engaging in any such Clarifying Discussions; and (B) in response to a bona fide, unsolicited written Acquisition Proposal made after the date of this Agreement and received by the Company Board after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and its financial advisor constitutes, or would be reasonably likely to result in, a Superior Proposal, provided that a breach of this Section 6.1 by the Company was not the principal cause of the Company’s receiving the Acquisition Proposal, and subject to compliance with Section 6.1(c), at any time prior to obtaining the Company Shareholder Approval and after providing the Buyer not less than two (2) Business Days’ written notice of its intention to take such actions, (x) furnish information with respect to the Company to the Person making such Acquisition Proposal and its Representatives pursuant to a confidentiality agreement no less restrictive on the other party than the Confidentiality Agreement, provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company or precluding compliance by the Company with any provision of this Agreement including this Section 6.1 and (2) the Company advises the Buyer of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to the Buyer all such information not previously provided to the Buyer, and (y) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal (which discussions are not solely for purposes of clarification). The Company shall take all action reasonably requested by Buyer that is necessary to enforce each confidentiality, standstill or similar agreement relating to an Acquisition Proposal to which the Company or any of its Subsidiaries is a party or by which any of them is bound (in each case, other than any such agreement with the Buyer). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.1(a) by the Company, its Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 6.1(a) by the Company. The Company shall provide the Buyer with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b) No Change in Recommendation or Alternative Acquisition Agreement. The Company Board shall not, except as set forth in this Section 6.1:

(i) withhold, withdraw or modify, or propose publicly to withhold, withdraw or modify, in a manner adverse to the Buyer, the Company Board Recommendation;

(ii) approve or recommend, or propose publicly to approve or recommend, or cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for the consummation of a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

(iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, (x) the Company Board may withhold, withdraw or modify the Company Board Recommendation if the Company Board determines in good faith, after reviewing applicable New Jersey Law and after consultation with outside counsel, that failure to do so would be inconsistent with its fiduciary obligations under New Jersey Law and (y) if (A) the Company Board receives an unsolicited, bona fide written Acquisition Proposal, (B) the Company’s breach of this Section 6.1 or any standstill or similar agreement was not the principal cause of such Acquisition Proposal being made and (C) the Company Board determines in good faith that such Acquisition Proposal constitutes a Superior Proposal, the Company Board may, at any time prior to obtaining the Company Shareholder Approval, in response to such Superior Proposal and following the expiration of the four (4) Business Day period described below, cause the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal but only if the Company shall have concurrently with entering into such Alternative Acquisition Agreement terminated this Agreement pursuant to Section 8.1(f) and prior thereto or concurrently therewith paid to the Buyer the Termination Fee required pursuant to Section 8.3(b), but in any event only after the fourth (4th) Business Day following the Buyer’s receipt of written notice (the “Notice ”) from the Company advising the Buyer that the Company Board is prepared to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal and terminate this Agreement (it being understood that the Company shall be required to deliver a new Notice (which shall commence a new four (4) Business Day period) in respect of any revised Superior Proposal from such third party or its Affiliates that the Company proposes to accept, attaching the most current version of such agreement to such Notice (which version shall be updated on a current basis)), and only if, the Company and its Representatives shall have been reasonably available to the Buyer and its Representatives during such four (4) Business Day period to negotiate any adjustments in the terms of this Agreement proposed by the Buyer and, at the end of such four (4) Business Day period, after taking into account any such adjusted terms as may have been proposed by the Buyer since its receipt of such Notice, the Company Board has again in good faith made the determination referred to above in this clause (y).

(c) Notices to the Buyer. In addition to the other obligations of the Company set forth in this Section 6.1, the Company shall promptly notify the Buyer, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or, in the case of Clarifying Discussions, the Company’s outside counsel, in respect of any Acquisition Proposal, and shall, in any such notice to the Buyer, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep the Buyer reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall promptly (and in any event within 24 hours) provide the Buyer with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d) Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Section 6.1, nothing contained in this Agreement shall prevent the Company or the Company Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to stockholders with regard to an Acquisition Proposal; provided, however, the Company shall nevertheless continue to be obligated to comply with its obligations under Section 6.1(b) and if such disclosure has the effect of withdrawing or modifying the Company Board Recommendation in a manner adverse to the Buyer or the approval of this Agreement by the Company Board, the Buyer shall have the right to terminate this Agreement to the extent set forth in Section 8.1(e) of this Agreement and to receive the Termination Fee to the extent set forth in Section 8.3(b).

(e) Cessation of Ongoing Discussions. The Company shall, and shall cause its Subsidiaries and Representatives to immediately cease and cause to be terminated any discussions or negotiations with any Person with respect to any proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal.

(f) Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than the Buyer and its Subsidiaries, relating to any (i) merger, consolidation, liquidation, dissolution, sale of substantial assets, tender offer, recapitalization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, (ii) acquisition in any manner, directly or indirectly (whether in a single transaction or a series of related transactions) of 15% or more of any class of equity securities of the Company or any of its Subsidiaries or (iii) acquisition in any manner, directly or indirectly (whether in a single transaction or a series of related transactions and including by means of license) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 15% or more of the Company’s consolidated assets or to which 15% or more of the Company’s consolidated revenues are attributable; in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means any unsolicited, bona fide written proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 65% or more of the equity securities of the Company or assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 65% or more of the Company’s consolidated assets or to which 65% or more of the Company’s consolidated revenues are attributable, pursuant to a tender or exchange offer, a merger, a consolidation or a purchase of assets or securities, that is not subject to a financing contingency and that is otherwise on terms and conditions that the Company Board determines in its good faith judgment (after consultation with its outside legal counsel and with a financial advisor of national reputation) to be (i) on terms more favorable to the holders of Company Common Stock from a financial point of view than the transactions contemplated by this Agreement, taking into account at the time of determination all the terms and conditions of such proposal and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal, and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

6.2 Proxy Statement. As soon as reasonably practicable after the execution of this Agreement, the Company, in cooperation with the Buyer, shall prepare and file with the SEC the Proxy Statement. Without limiting the generality of the foregoing, each of Buyer and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall respond to any comments or requests for additional information from the SEC or its staff as soon as reasonably practicable after receipt of any such comments or requests, and shall cause the Proxy Statement to be mailed to its shareholders promptly after the resolution of any such comments. The Company shall notify the Buyer promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement and shall supply the Buyer with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, (x) the Company shall provide the Buyer with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings and shall reasonably consider all comments reasonably proposed by the Buyer and (y) to the extent practicable, the Company and its outside counsel shall permit the Buyer and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the transactions contemplated by this Agreement. Subject to Section 6.1(b), the Proxy Statement shall include the Company Board Recommendation and a copy of the Fairness Opinion. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence, and the Company shall, in accordance with the procedures set forth in this Section 6.2, prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and, to the extent required by applicable Law, cause such amendment or supplement to be distributed to the shareholders of the Company.

6.3 Nasdaq Quotation. The Company agrees to use commercially reasonable efforts to continue the quotation of the Company Common Stock on The Nasdaq Stock Market through the Effective Time.

6.4 Access to Information. (a) The Company shall (and shall cause each of its Subsidiaries to) afford to the Buyer and the Buyer’s Representatives reasonable access, consistent with applicable Law, upon reasonable notice, during normal business hours and in a manner that does not disrupt or interfere with business operations, to all of the Company’s and its Subsidiaries’ properties, assets, books, Contracts, commitments, electronic and physical records, correspondence (including electronic correspondence), officers, employees, accountants, counsel, financial advisors and other Representatives as the Buyer shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Buyer (a) a copy of each report, schedule, registration statement and other document (A) filed, furnished or received by it or any of its Subsidiaries during such period pursuant to the requirements of federal or state securities laws or (B) filed or furnished by it or any of its Subsidiaries with any Governmental Entity with respect to compliance with applicable Laws and (b) all other information concerning its and its Subsidiaries’ business, properties, assets and personnel as the Buyer may reasonably request. The Buyer will hold any such information that is non-public in confidence in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information to the extent such access would result in the loss of attorney-client privilege, or contravene any Law, provided, however, that in the event that the Company relies on this sentence to withhold access or disclosure, the Company shall, to the extent permitted by Law and the protection of such attorney-client privilege, notify the Buyer of the nature of the withheld information; provided, further that (i) the Company shall as promptly as practicable obtain and compile all such requested information, including if necessary conducting interviews and seeking information from third parties, and (ii) if the Buyer requests that the parties enter into a joint defense agreement in order to permit access to such withheld information, then, to the extent permitted by Law, the Company and the Buyer shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege, such agreement to be in form and substance mutually acceptable to the parties.

(b) In furtherance of the foregoing, but not in limitation thereof, the Company shall use commercially reasonable efforts to cause its accountants to furnish to the Buyer and the Buyer’s accountants access to all work papers relating to the Company’s business for any of the periods covered by the financial statements of the Company included in the Company SEC Reports.

(c) Between the date hereof and the Closing Date, the Company and its Subsidiaries shall permit the Buyer and the Buyer’s consultant to conduct such assessments (including assessments commonly known as “Phase I” environmental, health and safety site assessments and compliance reviews) of the environmental conditions and current compliance of any real property owned, leased, or otherwise occupied by any of the Company or its Subsidiaries as the Buyer, in its reasonable discretion, shall deem necessary prior to the Closing Date (“Buyer Environmental & Health & Safety Assessment”). For

the avoidance of doubt, the Buyer Environmental & Health & Safety Assessment shall not include any intrusive testing, investigation or other action commonly known as a “Phase II” investigation. Buyer’s Environmental & Health & Safety Assessment shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company and its Subsidiaries.

(d) No investigation by the Buyer or its Representatives or advisors prior to or after the date of this Agreement shall diminish, obviate or cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise affect the Buyer’s rights under Articles I, VII and VIII of this Agreement.

6.5 Shareholders Meeting. The Company, acting through the Company Board, shall, as soon as practicable, take all actions in accordance with applicable Law, the Company Charter Documents and the rules of The Nasdaq Stock Market to establish a record date for, duly call, give notice of, convene and hold as promptly as practicable a meeting of the Company’s shareholders (the “Company Meeting”) solely for the purpose of obtaining the Company Shareholder Approval in accordance with Section 14A:10-3 of the NJBCA. Subject to Section 6.1, (i) the Company Board shall make the Company Board Recommendation and include such recommendation in the Proxy Statement and (ii) the Company Board shall not withhold, withdraw or modify, or publicly propose or resolve to withhold, withdraw or modify in a manner adverse to the Buyer, the Company Board Recommendation. Subject to Section 6.1, the Company shall use its reasonable best efforts to solicit from its shareholders proxies in favor of the Company Shareholder Approval. Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with Section 8.1(f), the Company’s obligations pursuant to the first sentence of this Section 6.5 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or (ii) the withdrawal or modification by the Company Board or any committee thereof of the Company Board Recommendation or such Company Board’s or such committee’s approval of this Agreement or the Merger. The Company shall not adjourn or postpone the Company Meeting without the prior written consent of the Buyer (such consent not to be unreasonably withheld or delayed).

6.6 Legal Requirements. (a) Subject to the terms hereof, including Section 6.1 and this Section 6.6, the Company and the Buyer shall each use commercially reasonable efforts to:

(i) take, or cause to be taken, all commercially reasonable actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as reasonably practicable;

(ii) as promptly as reasonably practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder as provided in Section 6.6(b) and (c), and (C) any other applicable Law; and

(iii) execute or deliver any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b) The Company and the Buyer shall cooperate with each other in connection with the making of all such filings contemplated by Section 6.6(a)(ii). Subject to Section 6.6(c), the Company and the Buyer shall each use its commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(b) shall modify or affect their respective rights and responsibilities under Section 6.6(c).

(c) Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective commercially reasonable efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as reasonably practicable and to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), and to respond to any government requests for information under any Antitrust Laws. Subject to all applicable confidentiality requirements and all applicable Laws, the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings or meetings with any Governmental Entity under or relating to any Antitrust Law and to the extent permitted by the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with any Antitrust Laws relating to the transactions contemplated hereby. Each of the Buyer and the Company agrees to provide to the other copies of all correspondence between it (or its advisors) and any such agency relating to this Agreement or any of the matters described in this Section 6.6; provided, however, that to the extent that such correspondence contains or reveals confidential information of a party hereto or any of its Affiliates, such party shall provide copies of such correspondence to the other party’s counsel. In furtherance of and not in limitation of the foregoing, each of Buyer and the Company shall use its respective reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission relating to any Antitrust Law and in connection with any investigation or other inquiry relating to any Antitrust Law, including any proceeding initiated by a private party, and (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the FTC, the DOJ or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case in connection with any Antitrust Laws relating to the transactions contemplated hereby. A party hereto may request entry into a joint defense agreement as a condition to providing any materials to another party hereto in connection with the matters covered by this Section 6.6(c) and, upon receipt of that request, the parties shall work in good faith to enter into a joint defense agreement to create and preserve attorney-client privilege in a form and in substance mutually acceptable to the parties. The Company, on the one hand, and Buyer, on the other hand, shall pay 50% of the filing fees required under the HSR Act.

(d) Notwithstanding anything to the contrary contained in this Agreement, neither the Buyer nor, prior to the Effective Time, the Company, nor any of their respective Subsidiaries or Affiliates shall be under any obligation to take any action under this Section if the DOJ or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger or if any non-U.S. Governmental Entity seeks comparable relief under any foreign Antitrust Law or trade regulation Law. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the Buyer or any of its Subsidiaries or Affiliates be obligated to propose or agree to accept any undertaking or condition, enter into any consent decree, make any divestiture, accept any operational restriction or take or commit to take any action that would reasonably be expected to limit: (i) the freedom of action of the Buyer or its Subsidiaries or Affiliates with respect to the operation of, or the Buyer’s ability to retain, the Company or any businesses, product lines or assets of the Company; or (ii) the Buyer’s or its Subsidiaries’ or Affiliates’ ability to retain, own or operate any portion of the businesses, product lines or assets of the Buyer or any of its Subsidiaries or Affiliates, or alter or restrict in any way the business or commercial practices of the Buyer or its Subsidiaries or Affiliates or the Company or its Subsidiaries.

(e) Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents required in connection with the Merger that are disclosed or required to be disclosed in the Company Disclosure Letter or the Buyer Disclosure Letter, as the case may be, it being understood that neither the Company nor the Buyer shall be required to make materially burdensome payments in connection with the fulfillment of its obligations under this Section 6.6.

6.7 Public Disclosure. Except as may be required by Law or stock market regulations, the press release and the Company’s Current Report on Form 8-K announcing the execution of this Agreement shall be issued only in such form as have been mutually agreed upon by the Company and the Buyer. Thereafter, neither the Company nor the Buyer shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange or The Nasdaq Stock Market as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party to the extent practicable).

6.8 Indemnification. (a) From and after the Effective Time, the Surviving Corporation shall indemnify the individuals who at or prior to the Effective Time were directors or officers of the Company (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by (A) the Company Charter Documents as in effect on the date of this Agreement, (B) any applicable Contract as in effect on the date of this Agreement and (C) applicable Law.

(b) The Buyer will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Company’s current directors and officers (as defined to mean those persons currently insured under the Company’s directors’ and officers’ insurance and indemnification policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance ”) that is no less favorable than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Buyer and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Buyer or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance and employment practices liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby, the cost of the premium for which tail policy shall not exceed the amount set forth in Section 6.8(b) of the Company Disclosure Letter.

(c) The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions relating to actions or omissions occurring prior to the Effective Time no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than those set forth in Exhibit A and Exhibit B hereto, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(d) In the event that the Surviving Corporation or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Buyer, as the case may be, shall succeed to the obligations set forth in this Section 6.8. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.8.

(e) The provisions of this Section 6.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnitees and their respective heirs and legal representatives. The rights to indemnification and advancement and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnitee is entitled, whether pursuant to law, contract or otherwise.

6.9 Notification of Certain Matters. Each of the Company and the Buyer shall give prompt notice to the other of (a) the discovery by the party giving notice of any fact or circumstance that, or the occurrence, or failure to occur, of any event, which occurrence or failure to occur would cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, at any time from and after the date of this Agreement until the Effective Time, (b) any material failure of the party giving notice to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (c) any notice or other communication received by the party giving notice from any Governmental Entity in connection with the transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to the Company, the Surviving Corporation or the Buyer, and (d) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the party giving notice, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not (x) be considered an admission that any representation or warranty is untrue or that any covenant has been breached for purposes of Article VII or Article VIII, (y) cure any breach or non-compliance with any other provision of this Agreement or (z) limit the remedies available to the party receiving such notice; provided, further that the failure to deliver a notice pursuant to this Section 6.9 shall not be considered in determining whether the condition set forth in Section 7.2(b) or Section 7.3(b) has been satisfied (except that the extent of the actual prejudice caused to a party hereto by such failure shall be taken into account in determining whether the condition specified in Section 7.2(b) or 7.3(b), as applicable, has been satisfied). Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

6.10 Employee Compensation. Following the Effective Time and until December 31, 2009, the Buyer will or will cause one of its Subsidiaries to maintain the Company’s current severance pay levels set forth on Section 6.10 of the Company Disclosure Letter and will or will cause one of its Subsidiaries to use commercially reasonable efforts to provide generally to those of its employees and employees of the Surviving Corporation or their respective Subsidiaries who shall have been employees of the Company or any of its Subsidiaries immediately prior to the Effective Time (“Continuing Employees”), a total compensation package (including benefits but excluding any equity based compensation) that, in the aggregate, is no less favorable than the total compensation package (including benefits but excluding any equity based compensation) provided to those employees immediately prior to the execution of this Agreement; provided, however, that any prior practice by the Company of paying six months of severance for employees who have a position of Vice President or higher will be discontinued following the Effective Date. The executive officers of the Company whose names are listed on Section 6.10 of the Company Disclosure Letter will be offered employment and/or severance arrangements with the Surviving Corporation following the Effective Time on terms no less favorable to such officers than those set forth in the forms of employment letter provided to the Company immediately prior to the execution of this Agreement.

6.11 Accrued Personal, Sick or Vacation Time. With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time (the “PSV Policies”), the Buyer shall or shall cause one of its Subsidiaries to assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with Buyer’s practice and policies. Notwithstanding Section 6.10, the Buyer will or will cause one of its Subsidiaries to maintain the Company’s Well-Pay policy through the earlier of December 31, 2009 or the date Buyer offers the Continuing Employees benefits under any Buyer Employee Plans (as defined below) that provide at least 12 paid sick days per year.

6.12 Service Credit. (a) Following the Effective Time, the Buyer will or will cause one of its Subsidiaries to give each Continuing Employee full credit for prior service with the Company or its Subsidiaries for purposes of (i) eligibility and vesting (to the extent past service is relevant to eligibility or vesting) under any Buyer Employee Plans (as defined below), (ii) determination of benefit levels under any Buyer Employee Plan or policy in either case relating to vacation or severance (but not for benefit accrual purposes under any other Buyer Employee Plan) and (iii) determination of “retiree” status under any Buyer Employee Plan, in each case under clauses (i), (ii) and (iii) for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation by the Buyer, but except where such credit would result in a duplication of benefits. In addition, the Buyer will or will cause one of its Subsidiaries to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of the Company and recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Effective Time occurs. For purposes of this Agreement, the term “Buyer Employee Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation and all unexpired severance agreements, for the benefit of, or relating to, any current or former employee of the Buyer or any of its Subsidiaries or any entity which is a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined in Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Buyer or a Subsidiary of the Buyer.

(b) Notwithstanding anything in this Agreement to the contrary, nothing in Sections 6.10 through 6.12 shall impede or limit the Buyer, the Company, the Surviving Corporation or any of their Affiliates from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law and from amending or terminating any Company Plan or any Buyer Employee Plan following the Effective Time.

6.13 Resignations. The Company shall use its reasonable best efforts to obtain and deliver to the Buyer at the Closing evidence reasonably satisfactory to the Buyer of the resignation, effective as of the Effective Time, of those directors of the Company designated by the Buyer to the Company in writing at least 10 calendar days prior to the Closing.

6.14 Shareholder Agreement. The Company shall instruct its transfer agent not to register the transfer of any Certificate representing any Subject Shares (as defined in the Shareholder Agreement) made or attempted to be made in violation of the Shareholder Agreement.

6.15 Litigation. The Company shall give the Buyer the opportunity to participate in the defense or settlement of any litigation against the Company, its Subsidiaries and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without the Buyer’s prior written consent (which shall not be unreasonably withheld or delayed).

6.16 State Takeover Statutes. Neither Buyer, Merger Sub nor the Company shall take any action that would result in any state takeover statute or similar Law becoming applicable to any of the transactions contemplated by this Agreement or the Shareholder Agreement. If any state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated by this Agreement or the Shareholder Agreement, the Buyer, the Merger Sub and the Company shall use reasonable best efforts to take all action necessary to ensure that the transactions contemplated by this Agreement and the Shareholder Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Shareholder Agreement and otherwise minimize the effect of such Law on the transactions contemplated by this Agreement and the Shareholder Agreement.

6.17 Pre-Closing Environmental Filings. Prior to the Closing Date, the Company and its Subsidiaries shall promptly make all filings, applications, notifications or disclosures required under any Environmental Law in connection with the transactions contemplated by this Agreement or otherwise to conduct the business or operations of the Company and its Subsidiaries, including with respect to the transfer, modification, issuance or re-issuance of any Company Permit, authorization, registration, approval or consent. The Buyer and the Company shall cooperate with each other in all reasonable respects with respect to such filings, applications, notifications or disclosures, and the Company and each of its Subsidiaries shall use their commercially reasonable efforts to obtain or receive all such authorizations, registrations, approvals or consents.

6.18 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII
CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained at the Company Meeting, at which a quorum is present, by the Required Company Shareholder Vote in accordance with applicable Law and the Company Charter Documents.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and any agreement with any Governmental Entity not to consummate the transactions contemplated hereby shall have expired or otherwise been terminated and the applicable filings, approvals or expiration or termination of any applicable waiting periods under foreign antitrust or trade regulation Laws in jurisdictions in which such filings, approvals or expiration or termination are required by Law to be made, obtained or expired, or terminated prior to the Closing, shall have been made, obtained or expired, or terminated.

(c) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, obtained or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, Law, rule or regulation (collectively, “Restraints”) that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

7.2 Additional Conditions to Obligations of the Buyer and the Merger Sub. The obligations of the Buyer and the Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct, subject to the qualification set forth in clause (ii), as of such date, and (ii) where the failure to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualification other than materiality qualifications contained in express affirmative listing requirements (as opposed to disclosure by exception) in the Company Disclosure Letter), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect); provided, however, that the representations and warranties made in Section 3.2(a) shall be true and correct as of the Closing Date (except for immaterial numerical inaccuracies) and the representations and warranties made in Section 3.4 shall be true and correct in all material respects as of the Closing Date and not subject to the qualification set forth above and the representation and warranty contained in the first sentence of Section 3.6 shall be true and correct as of the Closing Date and not subject to the qualification set forth above. The Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects each of its obligations required to be performed by it under this Agreement on or prior to the Closing Date, and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect.

(c) No Restraints. There shall not be instituted, pending or threatened any action, investigation, litigation or proceeding by a Governmental Entity which seeks to (A) restrain, enjoin, prevent, prohibit or make illegal the consummation of the Merger, (B) impose limitations on the ability of the Buyer or its Affiliates to vote, transfer, receive dividends with respect to or otherwise exercise full rights of ownership rights with respect to the stock of the Surviving Corporation, (C) restrain, enjoin, prevent, prohibit or make illegal, or impose material limitations on, the Buyer’s or any of its Affiliates’ ownership or operation of all or any material portion of the businesses and assets of the Company and its Subsidiaries, taken as a whole or (D) as a result of the transactions contemplated by this Agreement, compel the Buyer or any of its Affiliates to dispose of or hold separate any material portion of the businesses or assets of the Company and its Subsidiaries, taken as a whole, or of the Buyer and its Subsidiaries, taken as a whole.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(e) Sarbanes-Oxley Certifications. With respect to any Company SEC Reports filed with the SEC after the date of this Agreement, neither the chief executive officer nor the chief financial officer of the Company shall have failed to provide the necessary certifications as and in the form required under SOxA and in the form previously filed by the Company.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of the Buyer and the Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct, subject to the qualification set forth in clause (ii), as of such date, and (ii) where the failure to be true and correct (without giving effect to any materiality qualifications contained therein), individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of the Buyer or the Merger Sub to consummate the transactions contemplated by this Agreement; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

(b) Performance of Obligations of the Buyer and the Merger Sub. The Buyer and the Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

7.4 Frustration of Closing Conditions. None of the Company, the Buyer or the Merger Sub may rely on the failure of any condition set forth in Section 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was primarily caused by such party’s failure to use its reasonable efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.6.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party):

(a) by mutual written consent of the Buyer, the Merger Sub and the Company; or

(b) by either the Buyer or the Company if the Merger shall not have been consummated by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of the failure of the Merger to occur on or before the Outside Date; for purposes of this Agreement, the term “Outside Date” shall mean the latest of January 23, 2009, the Second Date (but only if eligible to be considered as an Outside Date as provided in clause (i) below) and the Third Date (but only if eligible to be considered as an Outside Date as provided in clause (ii) below), where

(i) the term “Second Date” shall mean July 23, 2009, but the Second Date shall only be eligible to be considered as a possible Outside Date if (x) the Merger shall not have been consummated on or before January 23, 2009 because the condition set forth in Section 7.1(b) has not been satisfied or waived by January 23, 2009 and (y) the Company elects to extend the Outside Date to July 23, 2009; and

(ii) if (a) the Merger shall not have been consummated on or before January 23, 2009 (or on or before July 23, 2009 if the Company elects to extend the Outside Date to July 23, 2009 pursuant to clause (i) above) because the condition in Section 7.2(b) has not been satisfied or waived as a result of a failure by the Company to comply with Section 5.1(y) first disclosed by the Company to the Buyer, or first identified by the Buyer to the Company, less than ninety days prior to January 23, 2009 (or less than ninety days prior to July 23, 2009 if the Company elects to extend the Outside Date to July 23, 2009 pursuant to clause (i) above) and (b) the Company elects to extend the Outside Date to the ninetieth (90th) day after such first disclosure or such first identification, then the Third Date shall be eligible to be considered as an Outside Date and the term “Third Date” shall mean such ninetieth (90th) day; or

(c) by either the Buyer or the Company if any Restraint having the effect set forth in Section 7.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party if the imposition of such Restraint was primarily due to such party’s failure to fulfill any obligation under this Agreement or breach of any of its representations and warranties set forth in this Agreement; or

(d) by either the Buyer or the Company if at the Company Meeting the Company Shareholder Approval shall not have been obtained; or

(e) by the Buyer if: (i) the Company Board (A) shall have failed to make the Company Board Recommendation in the Proxy Statement or shall have withdrawn or modified the Company Board Recommendation in a manner adverse to the Buyer, (B) shall have approved or recommended to the shareholders of the Company an Acquisition Proposal, (C) shall not have rejected and recommended against any Acquisition Proposal within ten (10) Business Days of the making thereof (including, for these purposes, by taking no position with respect to the acceptance of a tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) or (D) after any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than the Buyer and its Subsidiaries, Affiliates and Representatives (on behalf of the Buyer), (1) shall have made an Acquisition Proposal and the existence of or information regarding an Acquisition Proposal becomes known in the public domain (whether by media speculation, rumor or otherwise and whether or not accurate) or (2) shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, or the existence of or information regarding an intention to make an Acquisition Proposal shall have otherwise become known in the public domain (whether by media speculation, rumor or otherwise and whether or not accurate), and in any such case the Company shall have failed to publicly reconfirm the Company Board Recommendation or its approval of any of the transactions contemplated by this Agreement within five (5) Business Days after receipt of a written request from the Buyer that it do so; (ii) the Company shall have breached any of its obligations in Section 6.2 or the first sentence of Section 6.5 in such a manner as would reasonably be expected to delay the date on which the Company Meeting is held and such breach shall not have been cured within 14 days of the Company’s receipt of notice thereof; or (iii) the Company enters into an Alternative Acquisition Agreement; or

(f) by the Company in accordance with the terms and subject to the conditions set forth in the second sentence of Section 6.1(b); provided that prior thereto or concurrently therewith the Company shall have paid or caused to be paid the Termination Fee to the Buyer in accordance with Section 8.3(b) (and such termination of this Agreement by the Company shall not take effect unless and until the Termination Fee shall have been received by the Buyer); or

(g) by the Buyer if there has been (A) a breach of any representation or warranty of the Company set forth in this Agreement or if any representation or warranty set forth in this Agreement shall have become untrue in either case such that the condition set forth in Section 7.2(a) would not be satisfied unless (x) such breach or failure to be true is curable by the Outside Date through the Company’s reasonable best efforts and (y) the Company continues to exercise diligently such reasonable best efforts or (B) a breach or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement such that the condition set forth in Section 7.2(b) would not be satisfied, unless (x) such breach or failure to be true is curable by the Outside Date through the Company’s reasonable best efforts and (y) the Company continues to exercise diligently such reasonable best efforts; or

(h) by the Buyer if any Restraint having the effect of granting or implementing any relief referred to in Section 7.2(c)(B), (C) or (D) shall be in effect and shall have become final and nonappealable; or

(i) by the Company if there has been (A) a breach of any representation or warranty of the Buyer or the Merger Sub set forth in this Agreement or if any representation or warranty set forth in this Agreement shall have become untrue in either case such that the condition set forth in Section 7.3(a) would not be satisfied unless (x) such breach or failure to be true is curable by the Outside Date through the Buyer’s or the Merger Sub’s reasonable best efforts and (y) the Buyer and the Merger Sub continue to exercise diligently such reasonable best efforts or (B) a breach or failure to perform any covenant or agreement on the part of the Buyer or the Merger Sub set forth in this Agreement such that the condition set forth in Section 7.3 (b) would not be satisfied, unless (x) such breach or failure to be true is curable by the Outside Date through the Buyer’s and the Merger Sub’s reasonable best efforts and (y) the Buyer and the Merger Sub continue to exercise diligently such reasonable best efforts.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and if such notice and such termination is in accordance with the terms of this Agreement, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Merger Sub or their respective officers, directors, shareholders or Affiliates; provided, however, that (a) any such termination shall not relieve any party from liability for fraud or any willful breach of this Agreement or willful misrepresentation herein, (b) any such termination shall not relieve the Company from any liability it may have as provided in Section 8.3, and (c) the provisions of the first sentence of Section 3.21 (Brokers), Section 4.7 (Brokers), Section 5.2 (Confidentiality), Section 8.3 (Fees and Expenses), this Section 8.2 (Effect of Termination) and Article IX (Miscellaneous) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses. (a) Except as set forth in Section 6.6(c) or in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Shareholder Agreement, the Merger and the transactions contemplated by this Agreement shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) In the event that (A)(x) this Agreement is terminated by the Company or the Buyer pursuant to Section 8.1(b) (and at the time of such termination a vote to obtain the Company Shareholder Approval has not been held) or Section 8.1(d) or by the Buyer pursuant to Section 8.1(e)(ii) or Section 8.1(g)(B), (y) prior to such termination, any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than the Buyer and its Subsidiaries, Affiliates and Representatives (on behalf of the Buyer), shall have made an Acquisition Proposal directly to the Company’s shareholders or shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Acquisition Proposal, or an Acquisition Proposal shall have otherwise become publicly known, and in each case such Acquisition Proposal shall have not been withdrawn prior to such termination, and (z) within twelve months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, any Acquisition Proposal (provided, that for the purpose of this Section 8.3(b)(A)(z), all references in the definition of Acquisition Proposal to “15% or more” will be deemed to be references to “more than 45%”); (B) this Agreement is terminated by the Buyer pursuant to Section 8.1(e)(i) or Section 8.1(e)(iii); or (C) this Agreement is terminated by the Company pursuant to Section 8.1(f), then in any such event under clause (A), (B) or (C) of this Section 8.3(b), the Company shall pay the Buyer a termination fee of $30,000,000 in cash (the “Termination Fee”). The payment of the Termination Fee set forth in this Section 8.3(b) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties hereto to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any willful breach of this Agreement.

(c) Any payment required to be made pursuant to clause (A) of Section 8.3(b) shall be made to the Buyer concurrently with the Company’s entering into a definitive agreement with respect to, or consummating, any Acquisition Proposal (as such term is defined in such clause (A)) and any payment required to be made pursuant to clause (B) of Section 8.3(b) shall be made to the Buyer prior to or simultaneously with (and as a condition to the effectiveness of) termination of this Agreement by the Company. All such payments shall be made by wire transfer of immediately available funds to an account to be designated by the Buyer.

(d) In the event that the Company shall fail to pay the Termination Fee required pursuant to this Section 8.3 when due, such amounts shall accrue interest for the period commencing on the date such amounts became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York from time to time during such period, as such bank’s Prime Lending Rate. In addition, if the Company shall fail to pay such amounts when due, the Company shall also pay to the Buyer all of the Buyer’s reasonable costs and expenses actually incurred (including reasonable attorneys’ fees) in connection with efforts to collect such amounts. The Company acknowledges that the Termination Fee and the other provisions of this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Buyer would not enter into this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Article II, Sections 6.8, 6.10, 6.11, 6.12, and Article IX.

9.2 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of any party, but, after any such approval, no amendment shall be made that by Law would require further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, subject to applicable Law, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or, except as otherwise provided herein, any conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service (providing proof of delivery), or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile, in each case to the intended recipient as set forth below:

(a)

if to the Buyer or the Merger Sub, to
General Electric Company
c/o GE Healthcare
Pollards Wood
Nightingales Lane
Chalfont St. Giles
England HP8 4SP
Attn: General Counsel, Strategic
Transactions
Facsimile: +44 1494-498467

with a copy to:
Allen & Overy LLP 1221 Avenue of the Americas New York, NY 10020 Attn: A. Peter Harwich, Esq. Facsimile: (212) 610-6399
(b)	if to the Company, to
Vital Signs, Inc. 20 Campus Road Totowa, NJ 07512 Attn: General Counsel Facsimile: (973) 790-4271
with a copy to:
Lowenstein Sandler PC 65 Livingston Avenue Roseland, NJ 07068 Attn: Peter H. Ehrenberg, Esq. Laura R. Kuntz, Esq. Facsimile: (973) 597-2351

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

9.5 Entire Agreement. This Agreement (including the Company Disclosure Letter, the Buyer Disclosure Letter and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms.

9.6 No Third Party Beneficiaries. Except as provided in Section 6.8 and, in such instance only after the Effective Time, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with, or any entitlement to employee benefits or compensation for the benefit of, any Person or to otherwise create any third-party beneficiary hereto, notwithstanding any principle of contractual interpretation that would otherwise confer such rights.

9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any direct or indirect wholly owned Subsidiary of the Buyer, but no such assignment shall relieve the Merger Sub or Buyer of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

9.8 Severability. Any term or provision of this Agreement that is determined to be invalid, illegal or unenforceable in any situation by a court of competent jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the original intent of the parties and the economic, business and other purposes of such invalid or unenforceable term.

9.9 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or electronic transmission.

9.10 Interpretation. When reference is made in this Agreement to an Article, Exhibit or Section, such reference shall be to an Article, Exhibit or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. All terms defined in this Agreement shall have the defined meanings when used in any certificates or other documents made or delivered pursuant hereto unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement. For the avoidance of doubt, in the event that one party notifies another party of a fact, event or occurrence after the date hereof, such notification shall be deemed to constitute Knowledge of the notified party for purposes of determining whether a representation or warranty in this Agreement that is qualified by Knowledge is true and correct as of the Closing Date even if such party did not have such Knowledge as of the date hereof.

9.11 Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction, except to the extent the NJBCA is applicable hereto.

9.12 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

9.13 Submission to Jurisdiction. Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any federal court or, if jurisdiction in the federal courts is not available, any state court, in either case in the State of New York sitting in New York County in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.4. Nothing in this Section 9.13, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. The submission to jurisdiction set forth in this paragraph shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.

9.14 Obligation of Buyer. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of the Buyer to cause Merger Sub to take such action and a guarantee of the payment and performance thereof.

9.15 WAIVER OF JURY TRIAL. EACH OF THE BUYER, THE MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Buyer, the Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

GENERAL ELECTRIC COMPANY
By: /s/ MICHAEL A. JONES
Name:	Michael A. Jones
Title:	Executive Vice President, Business Development GE Healthcare
TONIC ACQUISITION CORP
By: /s/ MICHAEL A. JONES
Name:	Michael A. Jones
Title:	President
VITAL SIGNS, INC.
By: /s/ TERRY D. WALL
Name:	Terry D. Wall
Title:	President and Chief Executive Officer

ANNEX B

SHAREHOLDER AGREEMENT

By and Among

GENERAL ELECTRIC COMPANY,

TERRY D. WALL,

CAROL VANCE WALL,

JOHN BROWN,
as Trustee of the 2005 Trust for the benefit of Stephen Wall and Trustee of the 2005 Trust for the
benefit of Douglas Wall

J.P. MORGAN TRUST COMPANY OF DELAWARE,
as Trustee of the TW 2005 Trust,

MONTE WALL,

MICHELE FLEISCHMAN,

DOUGLAS WALL

And

STEPHEN WALL

Dated as of July 23, 2008

SHAREHOLDER AGREEMENT dated as of July 23, 2008 (this Agreement), between General Electric Company, a New York corporation (the Buyer), Terry D. Wall (the Founder), Carol Vance Wall (the Spouse), John Brown, as Trustee of the 2005 Trust for the benefit of Stephen Wall and Trustee of the 2005 Trust for the benefit of Douglas Wall (the Children Trustee), J.P. Morgan Trust Company of Delaware, as Trustee of the TW 2005 Trust (the JPM Trustee), Monte Wall, Michele Fleischman, Douglas Wall and Stephen Wall (together, Founder, Spouse, the Children Trustee, the JPM Trustee, Monte Wall, Michele Fleischman, Douglas Wall and Stephen Wall are referred to herein as the Shareholders, and each a Shareholder).

WHEREAS the Buyer, Tonic Acquisition Corp, a New Jersey corporation and a wholly owned subsidiary of the Buyer (Merger Sub), and Vital Signs, Inc., a New Jersey corporation (the Company), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the Merger Agreement; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for the merger of Merger Sub with and into the Company (the Merger), upon the terms and subject to the conditions set forth in the Merger Agreement; and

WHEREAS each of Founder and Spouse owns directly the number of shares of Company Common Stock set forth opposite the name of such Shareholder on Schedule A attached hereto (collectively, the Founder’s and Spouse’s Shares);

WHEREAS the Children Trustee is the trustee of two trusts, the 2005 Trust for the benefit of Douglas Wall (the Douglas Wall 2005 Trust) and the 2005 Trust for the benefit of Stephen Wall (the Stephen Wall 2005 Trust) (the Douglas Wall 2005 Trust and the Stephen Wall 2005 Trust are the Children’s Trusts) pursuant to that certain Appointment of Successor Trustee, Settlement Agreement, Waiver and Release, dated December 21, 2005, among Harlan Waksal, as resigning trustee of the Children’s Trusts, the Children Trustee, as successor trustee of the Children’s Trusts, Douglas Wall, as beneficiary, and Stephen Wall, as beneficiary, that own and whose beneficiaries are the beneficial holders of, the number of shares of Company Common Stock set forth opposite the name of such Shareholder on Schedule A attached hereto (the Children’s Trust Shares);

WHEREAS the JPM Trustee is the successor trustee of the trust (the TW 2005 Trust) created pursuant to that certain Trust Agreement, dated December 19, 2005, between Founder and Bank of America Trust Company of Delaware, N.A. (the TW 2005 Trust Agreement) pursuant to that certain Appointment of Trustee Agreement effective December 6, 2006, between Founder and the JPM Trustee that owns and whose beneficiaries are the beneficial holders of the number of shares of Company Common Stock set forth opposite the name of such Shareholder on Schedule A attached hereto (the TW 2005 Trust Shares) and each of Monte Wall and Michele Fleischman has the power to dispose of, or exercise voting control over, the TW 2005 Trust Shares pursuant to the terms of the TW 2005 Trust Agreement (collectively, the Founder’s and Spouse’s Shares, the Children’s Trust Shares, the TW 2005 Trust Shares, together with any other shares of capital stock of the Company acquired by any Shareholder, the Children’s Trust or the TW 2005 Trust after the date hereof and during the term of this Agreement, being collectively referred to herein as the Subject Shares); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Buyer has required that the Shareholders enter into this Agreement;

NOW, THEREFORE, to induce the Buyer to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

1. Representations and Warranties of Shareholders. Each Shareholder hereby represents and warrants to the Buyer as of the date hereof and as of the Effective Time solely in respect of itself as follows:

(a) Authority. Such Shareholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Shareholder, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, or corporate action, as the case may be, on the part of such Shareholder and no other action or corporate proceedings on the part of such Shareholder are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or to increased, additional accelerated or guaranteed right or entitlements of any person under, or result in the creation of any Lien in or upon any of the properties or assets of such Shareholder under, any constitutional document, any trust agreement, loan or credit agreement, bond, debenture, note mortgage, indenture, lease or other contract, commitment, agreement, instrument, arrangement, understanding, obligation, undertaking, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to such Shareholder’s property or assets, except for any such conflicts, violations, breaches, defaults, rights, losses, entitlements or Liens that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay such Shareholder’s performance of its obligations under this Agreement. If such Shareholder is married and such Shareholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder’s spouse. No trust of which such Shareholder is a trustee requires the consent of any beneficiary (other than beneficiaries who have executed this Agreement) to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

(b) The Subject Shares. Each Shareholder (1) is the record and/or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, and has good and marketable title to, such Shareholder’s Subject Shares, free and clear of any Liens, or (2) is an authorized person pursuant to a valid trust agreement with the power and authority to direct the disposition of, or the voting power with respect to, such Shareholder’s Subject Shares, free and clear of all Liens. Such Shareholder does not own, of record or beneficially, any shares of capital stock of the Company other than such Shareholder’s Subject Shares. Such Shareholder (either individually or together with another Shareholder that is a party hereto) has the sole right to vote such Shareholder’s Subject Shares, and none of such Shareholder’s Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Shareholder’s Subject Shares, except as contemplated by this Agreement.

2. Representations and Warranties of the Buyer. The Buyer hereby represents and warrants to each of the Shareholders as of the date hereof and as of the Effective Time as follows:

(a) Authority. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement; that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance by the Buyer with any of the terms or provisions hereof shall not, (i) conflict with, or result in any violation or breach of, any provision of the charter documents of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer’s assets under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Buyer is a party or by which the Buyer or any of its properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, Law, ordinance, rule or regulation applicable to the Buyer or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 2(a) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, could not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of the Buyer to consummate the transactions contemplated by this Agreement.

(b) Merger Agreement Representations and Warranties. The representations and warranties in Article IV of the Merger Agreement are true and correct (except that any such representation and warranty that is made as of a specific date shall be true and correct as of such date), which representations and warranties are incorporated herein by reference as if set forth in this Agreement.

3. Covenants.

(a) Until the termination of this Agreement in accordance with Section 7, each Shareholder agrees as follows:

(i) At any meeting of shareholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent in the event that the Company’s Certificate of Incorporation is amended to permit such written consent) with respect to the Merger and the Merger Agreement is sought, such Shareholder shall vote (or cause to be voted) such Shareholder’s Subject Shares in favor of the Merger, the approval by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement. The obligation set forth in this Section 3(a)(i) shall continue in full force and effect if the Merger Agreement is amended or otherwise modified in accordance with the terms of the Merger Agreement so long as such amendment or other modification does not reduce the amount of the Merger Consideration or provide that the Merger Consideration shall be payable otherwise than in cash.

(ii) At any meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which such Shareholder’s vote, consent or other approval is sought, such Shareholder shall vote (or cause to be voted) such Shareholder’s Subject Shares against (A) any Acquisition Proposal other than the Merger Agreement and the Merger (any such Acquisition Proposal, an Alternative Transaction) and (B) any amendment of the Company’s Certificate of Incorporation or By-laws or other proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change the voting rights of any class of Company Common Stock in a manner that would reasonably be expected to materially and adversely delay, impede or frustrate the Merger (a Frustrating Transaction). Such Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing. For the avoidance of doubt, each Shareholder shall retain at all times the right to vote such Shareholder’s Subject Shares in such Shareholder’s sole discretion on any matters not relating to the Merger, an Acquisition Proposal or an Alternative Transaction (such matters, Unrelated Matters) that may from time to time come before the Company’s shareholders for consideration during the term of this Agreement.

(iii) Such Shareholder agrees not to (A) sell, transfer, pledge, assign or otherwise dispose of (including by gift, merger or otherwise by operation of law) (collectively, Transfer), or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, such Shareholder’s Subject Shares to any person other than pursuant to the terms of the Merger or other than to another Shareholder that is a party hereto, except that Founder and Spouse shall be permitted to Transfer without restriction an amount of Subject Shares in the aggregate not to exceed 400,000 to the Vance Wall Foundation during the term of this Agreement or (B) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, the Merger (other than this Agreement) or any Alternative Transaction.

(iv) Such Shareholder shall not, nor shall it permit any investment banker, attorney or other adviser or representative of such Shareholder to, (A) directly or indirectly solicit, initiate, or take any other action knowingly to facilitate any Alternative Transaction or (B) directly or indirectly enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, any Alternative Transaction.

(b) Actions of Investment Advisor. Each of Monte Wall and Michele Fleischman shall exercise their power as “investment advisor” pursuant to Section 6.4 of the TW 2005 Trust Agreement to instruct the JPM Trustee to agree to comply with each of the obligations set forth in this Section 3 and Section 4 and to vote the Subject Shares held by the TW 2005 Trust, and otherwise instruct the TW 2005 Trust to comply with the terms of this Agreement.

(c) Closing Date Actions. The Buyer shall make available to each Shareholder a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates representing the Subject Shares shall pass, only upon delivery of such Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as the Buyer may reasonably specify) and any other necessary documentation sufficiently in advance of the Effective Time to permit each Shareholder to receive its Merger Consideration on the Closing Date.

4. Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Without limiting each Shareholder’s right to vote its Subject Shares in its sole discretion with respect to Unrelated Matters, each Shareholder hereby irrevocably grants to, and appoints, the Buyer and Michael A. Jones, Elizabeth A. Newell and Geoffrey S. Martha in their respective capacities as designees of the Buyer, and any individual who shall hereafter succeed to any such office of the Buyer, and each of them individually, such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder’s Subject Shares, or grant a consent or approval in respect of such Subject Shares, in accordance with, and subject to the limitations of, Sections 3(a)(i) and 3(a)(ii). The proxy set forth in this Section 4 shall terminate automatically without any further action by any party hereto upon the termination of the Merger Agreement or this Agreement in accordance with their respective terms.

(b) Each Shareholder represents that any proxies heretofore given in respect of such Shareholder’s Subject Shares are not irrevocable, and that all such proxies have been heretofore or are hereby revoked.

(c) Each Shareholder hereby affirms that the irrevocable proxy granted in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that such irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

5. Further Assurances. Subject to the terms and conditions of the Merger Agreement and during the term of this Agreement, each Shareholder (solely in such Shareholder’s capacity as a shareholder of the Company) shall use all reasonable efforts to take, or cause to be taken, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary to carry out the intent and purposes of this Agreement.

6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties without the prior written consent of the other parties hereto, except that the any party may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any Affiliate, including any direct or indirect wholly owned subsidiary of such party if such party delivers to the other party a written agreement duly executed by such assignee agreeing to be bound by the terms of this Agreement as if such assignee were a party hereto, provided that such assignment shall not relieve the assigning party of its obligations under this Agreement. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

7. Termination. This Agreement shall terminate automatically without any further action by any party hereto upon the earliest to occur of (a) the Effective Time of the Merger, (b) the termination of the Merger Agreement in accordance with its terms and (c) any amendment or other modification of the Merger Agreement that reduces the amount of the Merger Consideration or provides that the Merger Consideration shall be payable otherwise than in cash.

8. General Provisions.

(a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(b) Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt (or upon the next succeeding Business Day if received after 5 p.m. local time on a Business Day or if received on a Saturday, Sunday or holiday) to the Buyer in accordance with Section 9.4 of the Merger Agreement and to each Shareholder at its address set forth beneath such Shareholder’s name on Schedule A (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. When a reference is made in this Agreement to a Section or Subsection, such reference shall be to a Section or Subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, except as otherwise specified herein. References to a person are also to its permitted successors and assigns.

(d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

(e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto (and their respective successors and assigns) any rights or remedies hereunder.

(f) Governing Law. This Agreement (and any claims or disputes arising out of or related thereto or to the transactions contemplated thereby or to the inducement of any party to enter therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to an injunction or injunctions or other appropriate equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which such party is entitled at law or in equity, and each of the parties hereby waives in any such proceeding the defense of adequacy of a remedy at law and any requirement for the securing or posting of any bond or any other security relating to such equitable relief. In addition, each of the parties hereto (a) submits to the personal jurisdiction of any New York State court sitting in New York County or the United States District Court for the Southern District of New York in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement in any court other than any New York State court sitting in New York County or, if subject matter jurisdiction exists, in the United States District Court for the Southern District of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

10. Public Announcements. If any Shareholder determines to make an announcement of the transactions contemplated by this Agreement or the Merger Agreement, the initial such announcement made by such Shareholder will be in the form mutually agreed between the Buyer and each other Shareholder.

11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the maximum extent possible.

12. Shareholder Capacity. (a) Each Shareholder is entering into this Agreement solely in its capacity as a record holder and/or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial holders of, or an authorized person pursuant to a valid trust agreement with the power and authority to direct the disposition of or voting power with respect to, such Shareholder’s Subject Shares and nothing in this Agreement shall be deemed to impose any obligation, restriction, limitation or liability on such Shareholder, or any of such Shareholder’s officers, directors, employees, agents or representatives (as the case may be), in any other manner or capacity, including, without limitation in any capacity as an officer, director, employee, agent or representative of the Company. For the avoidance of doubt, Founder’s actions in his capacity as an officer and director of the Company taken in accordance with Section 6.1 of the Merger Agreement shall not be deemed to constitute a violation of Section 3(a)(iv) of this Agreement.

(b) Nothing in this Agreement shall be deemed to impose any obligation, restriction, limitation or liability on any Shareholder as a result of any action or inaction of any other shareholder of the Company. In no event shall any Shareholder have any liability for any breach by any other Shareholder of any representation, warranty, covenant or other agreement made by such other Shareholder pursuant to this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above

GENERAL ELECTRIC COMPANY

/s/ MICHAEL A. JONES
Name: Michael A. Jones Title: Executive Vice President, Business Development GE Healthcare

TERRY D. WALL

/s/ TERRY D. WALL
Terry D. Wall, in his individual capacity

CAROL VANCE WALL

/s/ CAROL VANCE WALL
Carol Vance Wall, in her individual capacity

JOHN BROWN

/s/ JOHN BROWN
Name: John Brown Title: Trustee of the 2005 Trust for the benefit of Stephen Wall and Trustee of the 2005 Trust for the benefit of Douglas Wall

MONTE WALL

/s/ MONTE WALL
Name: Monte Wall, in his individual capacity as “investment advisor” pursuant to the TW 2005 Trust

[Signature Page to Shareholder Agreement]

MICHELE FLEISCHMAN

/s/ MICHELE FLEISCHMAN
Name: Michele Fleischman, in her individual capacity as “investment advisor” pursuant to the TW 2005 Trust

DOUGLAS WALL

/s/ DOUGLAS WALL
Name: Douglas Wall, in his individual capacity

STEPHEN WALL

/s/ STEPHEN WALL
Name: Stephen Wall, in his individual capacity

J.P. MORGAN TRUST COMPANY OF DELAWARE,
TRUSTEE OF THE TW 2005 TRUST

By:	/s/ KATHLEEN WOOD
Name: Kathleen Wood Title: Vice President

[Signature Page to Shareholder Agreement]

ANNEX C

OPINION OF JPMORGAN SECURITIES

July 23, 2008

The Board of Directors
Vital Signs, Inc.
20 Campus Road
Totowa, New Jersey 07512

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value (the “Company Common Stock”), of Vital Signs, Inc. (the “Company”), of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly-owned subsidiary of General Electric Company (the “Acquiror”). Pursuant to the Agreement and Plan of Merger, dated as of July 23, 2008 (the “Agreement”), among the Company, the Acquiror and its subsidiary, Tonic Acquisition Corp, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury by the Company or owned by any subsidiary of the Company or by the Acquiror or any of its subsidiaries, will be converted into the right to receive $74.50 per share in cash (the “Consideration”).

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material

C-1

governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be received by the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included (i) acting as financial advisor to the Acquiror in the September 2006 sale of GE Advanced Materials to Apollo Management L.P.; (ii) acting as financial advisor to GE Commercial Finance Inc. in the October 2006 acquisitions of ASL Auto Service-Leasing GmbH, Diskont und Kredit AG and Disko Leasing GmbH from KG Allgemeine Leasing GmbH & Co.; (iii) acting as financial advisor to GE Commercial Finance Inc. in the March 2008 acquisition of Interbanca SpA from Banco Santander SA; (iv) acting as financial advisor to NBC Universal Inc. in the October 2007 acquisition of Oxygen Media LLC; and (v) acting as lead or joint lead manager or bookrunner for 89 issuances of debt securities, convertible debt securities, syndicated loans and asset-backed debt securities for the Acquiror or its affiliates. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities Inc. This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/ J.P. Morgan Securities Inc.

C-2

SPECIAL MEETING OF SHAREHOLDERS OF

VITAL SIGNS, INC.

October 29, 2008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

00030000000000000000 4	102908

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
	1. Approval of the Agreement and Plan of Merger, dated as of July 23, 2008, by and among General Electric Company, Tonic Acquisition Corp and Vital Signs, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2. The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board is not currently aware of any such business.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SPECIAL MEETING OF SHAREHOLDERS OF

VITAL SIGNS, INC.

October 29, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
- OR -

TELEPHONE - Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.

- OR -

COMPANY NUMBER
ACCOUNT NUMBER
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

- OR -
IN PERSON - You may vote your shares in person by attending the Special Meeting.

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

00030000000000000000 4	102908

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
	1. Approval of the Agreement and Plan of Merger, dated as of July 23, 2008, by and among General Electric Company, Tonic Acquisition Corp and Vital Signs, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐
2. The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof. The Board is not currently aware of any such business.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.



PROXY

VITAL SIGNS, INC.

THIS PROXY FOR HOLDERS OF COMMON STOCK IS SOLICITED BY

THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON OCTOBER 29, 2008

The undersigned, acknowledging receipt of Vital Signs, Inc.’s (the “Company”) proxy materials and revoking all prior proxies, hereby appoint(s) Mark D. Mishler and Jay Sturm, and each of them, with full power of substitution, as proxies, to represent and to vote, as designated herein, all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders of the Company to be held at the offices of the Company’s counsel, Lowenstein Sandler PC, 65 Livingston Avenue, Roseland, New Jersey on Wednesday, October 29, 2008 beginning at 10:00 A.M., local time, and at any adjournment or postponement thereof.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

This Proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1. Attendance of the undersigned at the meeting, or any adjournment or postponement thereof, will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing before it is exercised or affirmatively indicates his or her intent to vote in person.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)	14475